Exhibit 10.1
EXECUTION COPY
LOAN NO. OWL-160418-01

LOAN AGREEMENT
Dated as of June 15, 2016

Between
ARC NYC1140SIXTH, LLC,
as Borrower

and
LADDER CAPITAL FINANCE I LLC, a Delaware limited liability company, for itself to the extent of its interest and on behalf of Series TRS of Ladder Capital Finance I LLC, and SERIES TRS OF LADDER CAPITAL FINANCE I LLC, a Delaware series of Ladder Capital Finance I LLC, as Lender

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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SCHEDULES

Schedule I	-	Definitions
Schedule II	-	Rent Roll
Schedule III	-	Single Purpose Provisions
Schedule IV	-	Organizational Chart
Schedule V	-	Required Repairs
Schedule VI	-	Secondary Market Transaction Information
Schedule VII	-	List of Leases
Schedule VIII	-	List of Service Contracts and Agreements
Schedule IX	-	List of Licenses, Permits and Approvals
Schedule X	-	Management Agreement
Schedule XI	-	Tax Bills
Schedule XII	-	[Intentionally Omitted]
Schedule XIII	-	Free Rent Schedule
Schedule XIV	-	Security Deposit LCs
Schedule XV		O&M Plan
Schedule XVI	-	Leasing Matters

EXHIBITS

Exhibit A	-	Ground Lease
Exhibit B	-	Form of Tenant Direction Letter
Exhibit C	-	Current Annual Budget

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of June 15, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between LADDER CAPITAL FINANCE I LLC, a Delaware limited liability company, for itself to the extent of its interest and on behalf of Series TRS of Ladder Capital Finance I LLC, and SERIES TRS OF LADDER CAPITAL FINANCE I LLC, a Delaware series of Ladder Capital Finance I LLC, each having an address at 345 Park Avenue, 8th Floor, New York, New York 10154 (together with its successors and assigns, “Lender”) and ARC NYC1140SIXTH, LLC, a Delaware limited liability company, having an address at c/o AR Global, 405 Park Avenue, 14th Floor, New York, New York 10022 (together with its successors and permitted assigns, “Borrower”).
W I T N E S S E T H :
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of the Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

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ARTICLE 1: DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1
    Definitions. For all purposes of this Agreement, except as otherwise expressly provided herein, all capitalized terms used in this Agreement shall have the respective meanings set forth on Schedule I attached hereto.
Section 1.2
    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement and the word “including” shall mean “including but not limited to”. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2:
     THE LOAN
Section 2.1
    The Loan.
2.1.1
    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
2.1.2
    The Note. The Loan shall be evidenced by that certain Consolidated, Amended and Restated Promissory Note of even date herewith in the stated principal amount of Ninety-Nine Million and No/100 Dollars ($99,000,000.00) executed by Borrower and payable to the order of Lender (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.
2.1.3
    Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property, (b) pay and discharge any existing loans, if any, relating to Borrower’s interest in the Property, (c) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (d) make initial deposits of the Reserve Funds, (e) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and (f) fund any working capital requirements of the Property, as approved by Lender. Any excess proceeds may be used for any lawful purpose.
Section 2.2
    Interest Rate.

2.2.1
    Interest Rate. Subject to the further provisions of this Agreement, including, without limitation, Sections 2.2.2 and 2.2.4 hereof, the Outstanding Principal Balance shall bear interest throughout the Term at the Interest Rate.
2.2.2
    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, overdue interest in respect of the Loan, shall, at Lender’s election, accrue interest at the Default Rate, calculated from the date of the Event of Default. Interest at the Default Rate shall be paid immediately upon demand, which demand may be made as frequently as Lender shall elect.
2.2.3
    Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Period immediately prior to such Monthly Payment Date.
2.2.4
    Usury Savings. The Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by any Legal Requirements, be amortized, prorated, allocated and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3
    Loan Payments; Term of Loan.
2.3.1
    Loan Payments Generally.
(a)
    Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through and including the next succeeding fifth (5th) day of a calendar month, whether such fifth (5th) day shall occur in the calendar month in which the Closing Date occurs or in the month immediately succeeding the month in which the Closing Date occurs (unless the Closing Date is the sixth (6th) day of a calendar month, in which case no such separate payment of interest shall be due). Each interest accrual period (the “Interest Period”) thereafter shall commence on the sixth (6th) day of each calendar month during the Term and shall end on and include the fifth (5th) day of the next occurring calendar month.
(b)
    On each Monthly Payment Date throughout the Term, Borrower shall make a payment to Lender monthly in arrears of interest accruing on the Outstanding Principal Balance during each Interest Period (each such payment, a “Monthly Debt Service Payment”), which payments shall be applied to accrued and unpaid interest.
(c)
    Lender shall have the right from time to time prior to a Securitization of the entire Loan, in its sole discretion, upon not less than thirty (30) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day which is not more than five (5) days earlier nor more than ten (10) days later than the sixth (6th) day of each calendar month; provided, however, that if Lender shall have elected to change the Monthly Payment Date as aforesaid, Lender shall have the option, but not the obligation, to adjust the Interest Period correspondingly.
2.3.2
    Payment on Maturity Date. The Loan shall mature on the Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, the Yield Maintenance Premium, if any, and all other amounts due under the Loan Documents.
2.3.3
    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by any Legal Requirements, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents.
2.3.4
    Method and Place of Payment.
(a)
    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or at such other place as Lender shall from time to time designate, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b)
    Whenever any payment to be made under any Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.
(c)
    All payments required to be made by Borrower under the Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.4
    Prepayments.
2.4.1
    Voluntary Prepayments.
(a)
    Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Stated Maturity Date. Subject to Section 2.4.3 hereof, on the Prepayment Lockout Expiration Date, and on any Business Day thereafter, Borrower may, at its option and upon not less than thirty (30) days prior notice to Lender, prepay the Outstanding Principal Balance in whole only with payment of the Yield Maintenance Premium; provided, however, that, payment of the Yield Maintenance Premium shall not be required if the prepayment occurs on or after the Open Prepayment Date. A notice of prepayment made under this Sections 2.4.1(a) or 2.4.1(b) may be revoked by Borrower if written notice of such revocation is delivered by Borrower to Lender on or before the date that is five (5) Business Days prior to the prepayment date set forth in the notice of prepayment. If Borrower delivers to Lender notice of prepayment and subsequently revokes such notice prior to prepayment, Borrower shall promptly reimburse Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including any reasonable attorneys’ fees) due to such revoked notice or otherwise in connection with the anticipated prepayment.
(b)
    On the Prepayment Lockout Expiration Date and on any Business Day thereafter, Borrower may, at Borrower’s option and upon not less than twenty (20) days prior notice to Lender, prepay the Outstanding Principal Balance in part in connection with (x) payment of a DSCR Remedial Payment Amount to effect a Cash Sweep Event Cure under clause (iii) of the definition of “Cash Sweep Event Cure” which amount Lender shall apply to the Outstanding Principal Balance or (y) payment of a DSCR Remedial RF Payment Amount to effect a cure of a Reserve Funds Trigger Period under clause (iii) of the definition of “Reserve Funds Trigger Period” which amount Lender shall apply to the Outstanding Principal Balance. Any such prepayment pursuant to this Section 2.4.1(b) shall include the payment of the Yield Maintenance Premium; provided, however, that, payment of the Yield Maintenance Premium shall not be required if the prepayment occurs on or after the Open Prepayment Date.

(c)
    Any prepayment received by Lender under this Section 2.4.1 shall be accompanied by (a) all interest which would have accrued on the principal amount prepaid through, but not including, the next occurring Monthly Payment Date (or, if such prepayment occurs on a Monthly Payment Date, through, but not including, such Monthly Payment Date), (b) all other sums then due and payable under the Loan Documents, (c) the Yield Maintenance Premium, if any, and (d) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such prepayment.
2.4.2
    Mandatory Prepayments. On the next occurring Monthly Payment Date following the date on which Lender actually receives a distribution of Net Proceeds, if Lender does not make such Net Proceeds available to Borrower for a Restoration, Lender shall, at its option, apply such Net Proceeds to the prepayment of the Outstanding Principal Balance; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt in any order, proportion and priority as Lender may determine in its sole and absolute discretion. Any prepayment received by Lender under this Section 2.4.2 shall be (a) subject to Section 2.4.3 hereof and (b) accompanied by (i) all interest which would have accrued on the principal amount prepaid through, but not including, such Monthly Payment Date, (ii) all other sums then due and payable under the Loan Documents, and (iii) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such prepayment. Provided that no Event of Default shall have occurred and be continuing, no Yield Maintenance Premium or other prepayment premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2.
In the event that Lender applies the Net Proceeds to the prepayment of the Outstanding Principal Balance and such application shall result in a reduction of the Outstanding Principal Balance in an amount greater than sixty percent (60%) of the Loan, then, subject to Section 2.4.3 hereof, Borrower may, at its option and upon not less than sixty (60) days prior notice to Lender, prepay the remaining Outstanding Principal Balance (such remaining Outstanding Principal Balance after application of the Net Proceeds to the Debt hereinafter, the “Remaining Principal Amount”) in whole only with payment of the Yield Maintenance Premium (which Yield Maintenance Premium, for the avoidance of doubt, shall be due only with respect to the Remaining Principal Amount); provided, however, payment of the Yield Maintenance Premium with respect to the Remaining Principal Amount shall not be required if the prepayment occurs on or after the Open Prepayment Date. Any prepayment received by Lender pursuant to the foregoing shall be accompanied by (a) all interest which would have accrued on the principal amount prepaid through, but not including, the next occurring Monthly Payment Date (or, if such prepayment occurs on a Monthly Payment Date, through, but not including, such Monthly Payment Date), (b) all other sums then due and payable under the Loan Documents, (c) the Yield Maintenance Premium, if any is applicable, and (d) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such prepayment.
2.4.3
    Prepayments After Default. If, after the occurrence and during the continuance of an Event of Default, prepayment of all or any part of the Debt is tendered by Borrower (which tender may be rejected by Lender to the extent permitted by applicable Legal Requirements) or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be deemed (a) to have been made on the next occurring Monthly Payment Date and such prepayment shall be applied first to the Monthly Debt Service Payment due on such date and (b) to be a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof, and Borrower shall pay, in addition to the Debt, or portion thereof then being prepaid or satisfied, (i) the Yield Maintenance Premium on the Outstanding Principal Balance, or portion thereof then being prepaid or satisfied, as of the date such prepayment is deemed to have been paid to Lender (provided, however, no Yield Maintenance Premium or other prepayment fee or penalty shall be required to be paid in connection with a prepayment made on or after the Open Prepayment Date), (ii) all interest which would have accrued on the principal amount prepaid through, but not including, such Monthly Payment Date, (iii) if such prepayment occurs prior to the final sale of the Loan in a Secondary Market Transaction, Hedge Losses, (iv) all other sums then due and payable under the Loan Documents, and (v) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with such prepayment.
Section 2.5
    Intentionally Omitted.
Section 2.6
    Intentionally Omitted.
Section 2.7
    REMIC Test on Property Release. Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan is included in a REMIC Trust and (a) any portion of the Property is sought to be released from the Lien of the Mortgage, whether in connection with a Casualty or Condemnation or otherwise (but not including a release of the Property upon the full payment of the Loan), and (b) immediately after any such release the ratio of the unpaid principal balance of the Loan to the value of the remaining Property (but, in the case of a Casualty or Condemnation, taking into account any proposed Restoration of the remaining Property) is greater than one hundred twenty-five percent (125%) (based solely on real property and excluding any personal property or going concern value) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust, it being understood that Lender shall not require a new or updated appraisal to make such determination so long as there is another commercially reasonable valuation method available to Lender, which may include a buyer’s purchase price in the case of a contemporaneous arm’s length sale and assumption of the Loan or a broker’s price opinion so long as such method is a commercially reasonable valuation method permitted to a REMIC Trust, as determined in Lender’s sole discretion), the Outstanding Principal Balance must first be paid down by a “qualified amount” as such term is defined in Internal Revenue Service Revenue Procedure 2010-30, as the same may be modified, supplemented, superseded or amended from time to time (regardless of whether Borrower or Lender actually receive or are entitled to receive any related Net Proceeds in the case of a Casualty or Condemnation), unless Lender receives an opinion of counsel that, if the foregoing prepayment is not made, the applicable REMIC Trust will neither fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to any tax, in either case, as a result of such release. If and to the extent the release is in connection with a Casualty or Condemnation, and if

Borrower shall have otherwise satisfied each of the conditions to release of Net Proceeds as set forth in Section 5.3, only such amount of the Net Proceeds then held or controlled by Lender, if any, in excess of the “qualified amount” required to pay down the principal balance of the Loan may be released for purposes of Restoration or released as otherwise expressly provided in Section 5.3. Any prepayment made under this Section 2.7 shall be accompanied by payment of the Yield Maintenance Premium, except that (i) so long as no Event of Default shall have occurred and be continuing, no Yield Maintenance Premium or other prepayment fee or penalty shall be due in connection with any such prepayment made by reason of a release in connection with a Casualty or Condemnation and (ii) no Yield Maintenance Premium or other prepayment fee or penalty shall be due in connection with any such prepayment made on or after the Open Prepayment Date. Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with confirming compliance with or enforcing the terms and provisions of this Section 2.7.
ARTICLE 3:
     REPRESENTATIONS AND WARRANTIES
Section 3.1
    Borrower Representations. Borrower represents and warrants to Lender that:
3.1.5
    Organization. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect, and Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents by it, and has the power and authority to execute, deliver and perform under the Loan Documents and all the transactions contemplated by the Loan Documents.
3.1.6
    Proceedings. The Loan Documents have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.1.7
    No Conflicts. The execution and delivery of the Loan Documents by Borrower and the performance of its Obligations under the Loan Documents will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.8
    Litigation. (a) There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, Guarantor or any Affiliated Manager in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
(b) To Borrower’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Property in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
3.1.9
    Agreements. Borrower is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have a Material Adverse Effect. Borrower (1) is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it is bound (other than agreements and instruments by which only the Property is bound, which such agreements and instruments are addressed in clause (2) below), which would reasonably be expected to have a Material Adverse Effect and (2) to Borrower’s knowledge, is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument by which the Property is bound, which would reasonably be expected to have a Material Adverse Effect.
3.1.10
    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower.
3.1.11
    Title. Borrower has good, marketable and insurable leasehold title to the real property comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected Lien on Borrower’s interest in the Property, subject only to Permitted Encumbrances, and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases) in which a security interest can be perfected by filing the Mortgage and/or a financing statement, all in accordance with the terms thereof, in each case subject only to the Permitted Encumbrances. There are no mechanics’, materialman’s or other similar Liens or claims which have been filed for work, labor or materials affecting the Property which are or may become Liens prior to, or equal or coordinate with, the Lien of the Mortgage.
3.1.12
    No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. Compliance by Borrower with the provisions hereof will not involve any Prohibited Transaction. None of Guarantor, Borrower or any ERISA Affiliate has any liability (contingent or otherwise) with respect to any arrangement or plan for employees covered by Title IV of ERISA, and no “Reportable Event” as defined in ERISA has occurred and is now continuing with respect to any such plan. The performance by Borrower of its obligations under the Loan Documents and Borrower’s conducting of its operations do not violate any provisions of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA or otherwise subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement, and (b) none of Borrower, Guarantor or ERISA Affiliate is as of the date hereof, or has been at any time within the six (6) years preceding the date hereof, an employer required to contribute to or an entity otherwise having any liability (contingent or otherwise) under Title IV with respect to any pension plan covered by Title IV of ERISA, including any Multiemployer Plan or Multiple Employer Plan; and none of Borrower, Guarantor or any ERISA Affiliate has any actual or contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed to Lender in writing. For purposes of this Section 3.1.8, Borrower shall be entitled to assume that no source of funds used to make the Loan constitutes “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
3.1.13
    Compliance. To Borrower’s knowledge, (i) except as otherwise disclosed in writing to Lender in the zoning reports prepared by The Planning & Zoning Resource Corporation, dated June 8, 2016 (the “Zoning Report”), the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including parking, building and zoning and land use laws, ordinances, regulations and codes and (ii) the Property is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority affecting the Property, the violation of which would reasonably be expected to have a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority affecting Borrower (but not the Property), the violation of which would reasonably be expected to have a Material Adverse Effect. There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission which may give any Governmental Authority the right to cause Borrower to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. Except as otherwise disclosed to Lender in the Zoning Report, in the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto existing as of the date hereof and without the necessity of obtaining any variances or special permits. No legal proceedings are pending or, to the knowledge of Borrower, threatened with respect to the zoning of the Property. Neither the zoning nor any other right to construct, use or operate the Property is in any way dependent upon or related to any property other than the Property. The use being made of the Property is in conformity with the temporary or permanent certificates of occupancy issued for the Property and all other restrictions, covenants and conditions affecting the Property.
3.1.14
    Financial Information. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and, to Borrower’s knowledge, the Property (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of the Property as of the date of such reports, and (c) have been prepared in accordance with GAAP (or such other sound accounting principles, consistently applied and reasonably approved by Lender) throughout the periods covered. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in said financial statements.
3.1.15
    Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
3.1.16
    Easements; Utilities and Public Access. All covenants, restrictions or agreements of record relating to the construction, operation or use of the Property and all easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained, are described in the Title Insurance Policy and, to Borrower’s knowledge, are in full force and effect without default by any party thereunder. To Borrower’s knowledge, there are no covenants, restrictions or agreements of record relating to the construction, operation or use of the Property not described in the Title Insurance Policy. The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are, to Borrower’s knowledge, located in the public right-of-way abutting the Property, and all such utilities are connected so as to serve the Property without passing over other property absent a valid easement. All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.
3.1.17
    Separate Lots. To Borrower’s knowledge, the Property is comprised of one or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of the Property.

3.1.18
    Taxes and Assessments. All Taxes and governmental assessments owing in respect of the Property have been paid or an escrow of funds in an amount sufficient to cover such payments has been established hereunder. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
3.1.19
    Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to applicable bankruptcy, insolvency or similar laws affecting creditor’s rights and principles of equity), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
3.1.20
    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
3.1.21
    Insurance. Borrower has obtained and delivered, or has caused to be obtained and delivered, to Lender certificates evidencing all of the Policies, with all premiums paid as they become due, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims are pending with respect to the Property under any of the Policies and, to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
3.1.22
    Licenses. True, correct and complete copies of all licenses, permits and approvals, including without limitation, temporary certificates of occupancy required by any Governmental Authority for the use, occupancy and operation of the Property in the manner in which the Property is currently being used, occupied and operated, a list of which is annexed hereto as Schedule IX, have been provided to Lender prior to the date hereof and all such licenses, permits and approvals have been obtained and are in full force and effect.
3.1.23
    Flood Zone. None of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.
3.1.24
    Physical Condition. To Borrower’s knowledge, except as set forth in a physical condition report prepared by Nova Consulting Group, Inc., dated March 22, 2016, a copy of which has been delivered to Lender, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
3.1.25
    Boundaries. Except as shown on the Survey, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances affecting the Property encroach upon any of the Improvements, so as to affect the value or marketability of the Property, except those which are insured against by the Title Insurance Policy or are Permitted Encumbrances with respect to the Property.
3.1.26
    Leases. Borrower represents and warrants to Lender with respect to the Leases that (a) the rent roll attached hereto as Schedule II (the “Rent Roll”) is true, complete and correct and the Property is not subject to any Leases other than the Leases described in Schedule II, (b) true, correct and complete copies of all Leases, a list of which is annexed hereto as Schedule VII, have been provided to Lender prior to the date hereof and (1) all such Leases are in full force and effect and (2) to Borrower’s knowledge, except as set forth on Schedule XVI, there are no defaults thereunder by either party, and Borrower has not received any notice of termination with respect to any such Leases, (c) the copies of the Leases delivered to Lender are true and complete, and, to Borrower’s knowledge, there are no oral agreements with respect thereto, (d) to Borrower’s knowledge, except as set forth on the Rent Roll, no Rent (excluding security deposits) has been paid more than one month in advance of its due date, (e) to Borrower’s knowledge, except as set forth on the Rent Roll, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant, (g) the Tenants under the Leases have accepted possession and are in occupancy of, and are open for business and conducting normal business operations at, all of their respective demised premises, and are paying full, unabated rent under the Leases, (h) Borrower has delivered to Lender a true, correct and complete list of all security deposits made by Tenants at the Property which have not been applied (including accrued interest thereon), all of which are held by Borrower in accordance with the terms of the applicable Lease and applicable Legal Requirements, (i) to Borrower’s knowledge, each Tenant under a Major Lease is free from bankruptcy or reorganization proceedings, (j) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower or Guarantor, (k) to Borrower’s knowledge, no Tenant under any Lease is in default under the terms and conditions of such Lease, (l) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, except as has been previously disclosed to Lender in writing, and no such fees or commissions will become due and payable in the future in connection with the Leases, including by reason of any extension of such Lease or expansion of the space leased thereunder, except as has previously been disclosed to Lender in writing, (m) Borrower has not assigned or pledged any of the Leases, the rents thereunder or any interest therein except to Lender, (n) to Borrower’s knowledge, except as expressly provided in the applicable Lease, no Tenant has a right to expand the premises demised under its Lease, (o) to Borrower’s knowledge, no Tenant or other Person has any option, right of first refusal or offer or any other similar right to purchase all or any portion of, or interest in, the Property, (p) no Tenant has the right to terminate its Lease prior to the expiration of the stated term thereof except, to the extent contained in the applicable Lease, in the event of the destruction or condemnation of substantially all of the Property or as otherwise set forth on Schedule XVI hereto, and (q) to Borrower’s knowledge, except as set forth on Schedule VII hereto no Tenant has assigned its Lease or sublet all or any portion of the premises demised thereby.
3.1.27
    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgage, have been paid or are being paid simultaneously herewith.
3.1.28
    Single Purpose. Borrower hereby represents and warrants to, and covenants with, Lender that since Borrower’s creation, as of the date hereof and until such time as the Obligations shall be paid and performed in full, Borrower has complied with, is in compliance with, and shall comply with the requirements set forth on Schedule III attached hereto.
3.1.29
    Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns (if any) properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit. Attached hereto as Schedule XI are true, correct and complete copies of the most recent real estate tax bills for the Property.
3.1.30
    Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and immediately following the making of the Loan, will be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).
3.1.31
    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulations T, U or X or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the Loan Documents.
3.1.32
    Organizational Chart. The organizational chart attached as Schedule IV hereto, relating to Borrower and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof. No Person other than those Persons shown on Schedule IV have any ownership interest in, or right of Control, directly or indirectly, Borrower or Guarantor.
3.1.33
    Organizational Status. Borrower’s exact legal name is: ARC NYC1140 SIXTH, LLC. Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which Borrower is organized is: Delaware. Borrower’s Tax I.D. number is 80-0967273 and Borrower’s Organizational I.D. number is 5992475.
3.1.34
    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
3.1.35
    No Casualty. To Borrower’s knowledge, the Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
3.1.36
    Purchase Options. Neither the Property nor any part thereof or interest therein are subject to any purchase options, rights of first refusal or offer to purchase or other similar rights in favor of third parties.

3.1.37
    FIRPTA. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
3.1.38
    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.
3.1.39
    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
3.1.40
    Use of Property. The Property consists solely of an office building with retail bank space and a restaurant and related operations and is used for no other purpose.
3.1.41
    Fiscal Year. Each fiscal year of Borrower commences on January 1.
3.1.42
    No Other Financing. Borrower has not borrowed any funds which have not heretofore been repaid in full, except for the Loan.
3.1.43
    Contracts.
(a)
    True, correct and complete copies of all service contracts and/or agreements relating to the Property, a list of which is annexed hereto as Schedule VIII, have been provided to Lender prior to the date hereof. Borrower has not entered into, and is not bound by, any service contract and/or agreement relating to the Property which continues in existence, except those listed in Schedule VIII hereto.
(b)
    Each of the Major Contracts is in full force and effect, there are no monetary or other material defaults by Borrower thereunder and, to the knowledge of Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrower, Manager or any other Person acting on Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute.
(c)
    No Major Contract has as a party an Affiliate of Borrower. All fees and other compensation for services previously performed under the Management Agreement have been paid in full.

3.1.44
    Full and Accurate Disclosure; No Change in Facts. All information submitted by or on behalf of Borrower, Guarantor and their respective Affiliates to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms of the Loan Documents is true, correct and complete in all material respects. No statement of fact made by Borrower or any Affiliate of Borrower in any of the Loan Documents or in any written statement or document furnished by or on behalf of Borrower in connection with the Loan or pursuant to the Loan Documents, including, without limitation, any documentation submitted to Lender in connection with or pursuant to the Term Sheet, knowingly contains any untrue statement of a material fact or knowingly omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which could reasonably be expected to have a Material Adverse Effect, other than with regard to market risk inherent in projecting future operations, and there has been no material adverse change in any condition, fact or circumstance that would make any of the information or statements of fact referenced above inaccurate, incomplete or otherwise misleading in any material respect or that otherwise could reasonably be expected to have a Material Adverse Effect.
3.1.45
    Other Obligations and Liabilities. Borrower has no liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
3.1.46
    Ground Lease. Borrower hereby represents and warrants to Lender the following with respect to the Ground Lease:
(a)
    Recording; Modification. The Ground Lease has been recorded. There have not been amendments or modifications to the terms of the Ground Lease since its recordation, with the exception of written instruments which have been recorded. Attached hereto as Exhibit A-2 is a true, correct and complete copy of the Ground Lease.
(b)
    No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, or of equal priority with, the Mortgage other than Ground Lessor’s related fee interest.
(c)
    [Intentionally Omitted].
(d)
    Default. As of the date hereof, the Ground Lease is in full force and effect and, to Borrower’s knowledge, no default has occurred under the Ground Lease and there is no existing condition which, but for the passage of time and/or the giving of notice, could result in a default under the terms of the Ground Lease. All rents, additional rents and other sums due and payable under the

Ground Lease have been paid in full. Neither Borrower nor Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.
3.1.47
    Intentionally Omitted.
3.1.48
    Bankruptcy Filings. No petition in bankruptcy or insolvency has ever been filed or is pending against Borrower, Guarantor or any of their respective shareholders, partners, members or non-member managers that, directly or indirectly, own twenty percent (20%) or more of the legal, beneficial or economic interests in Borrower or Guarantor or are in Control of Borrower or Guarantor, and none of Borrower, Guarantor or any of their respective shareholders, partners, members or non-member managers that, directly or indirectly, own twenty percent (20%) or more of the legal, beneficial or economic interests in Borrower or Guarantor or are in Control of Borrower or Guarantor, has ever made an assignment for the benefit of creditors or taken advantage of any insolvency laws. None of Borrower, Guarantor or any of their respective shareholders, partners, members or non-member managers that, directly or indirectly, own twenty percent (20%) or more of the legal, beneficial or economic interests in Borrower or Guarantor or are in Control of Borrower or Guarantor, is contemplating either the filing of a petition under any federal, state, local or foreign bankruptcy or insolvency laws or the liquidation of all or a material portion of Borrower’s or Guarantor’s or such shareholder’s, partner’s, member’s or non-member manager’s assets or properties, and none of Borrower, Guarantor or any of their respective shareholders, partners, members or non-member managers that, directly or indirectly, own twenty percent (20%) or more of the legal, beneficial or economic interests in Borrower or Guarantor or are in Control of Borrower or Guarantor, has any knowledge of any Person contemplating the filing of any such petition against Borrower, Guarantor or any of their respective shareholders, partners, members or non-member managers that, directly or indirectly, own twenty percent (20%) or more of the legal, beneficial or economic interests in Borrower or Guarantor or are in Control of Borrower or Guarantor. Notwithstanding anything herein to the contrary, Borrower does not make any representation or warranty herein with respect to any shareholder of ARCNYC REIT (x) that is not an Affiliate of Borrower and/or Guarantor and (y) owns less than twenty percent (20%) direct and/or indirect interest in ARCNYC REIT.
3.1.49
    Intentionally Omitted.
3.1.50
    Management Agreement. The Management Agreement, a true, correct and complete copy of which is attached hereto as Schedule X, is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder.
3.1.51
    Equipment Leases. To Borrower’s knowledge, Borrower has identified all Material Equipment Leases and Borrower has delivered to Lender correct and complete copies of any existing Material Equipment Leases affecting the Property.

3.1.52
    Collective Bargaining Agreement. (a) The Collective Bargaining Agreement is in full force and effect and, to Borrower’s knowledge, there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder. To Borrower’s knowledge, except for the Collective Bargaining Agreement, there are no other collective bargaining agreements affecting the Property. Borrower has not violated in any material respects any applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Authorities. To Borrower’s knowledge, there are no outstanding obligations with respect to pending pension obligations. Borrower has complied in all respects with its obligations pursuant to Section 14.1(b) of the Agreement of Purchase and Sale. Borrower is not a direct party to the Collective Bargaining Agreement and, in connection with the acquisition of the Property by Borrower, Manager has assumed the Collective Bargaining Agreement pursuant to the terms of the Purchase and Sale Agreement.
    (b)     Notwithstanding anything to the contrary set forth in the Agreement of Purchase and Sale, the Union Agreement (as defined therein) is the same as the Collective Bargaining Agreement and any reference to the Union Agreement under the Agreement of Purchase and Sale is a reference to the Collective Bargaining Agreement.
3.1.53
    Security Deposits.
(a)
    Except as set forth on Schedule XIV attached hereto, Borrower is in possession of the original Existing Security Deposit LCs (copies of which Borrower has provided to Lender prior to the date hereof in accordance with the terms hereof);
(b)
    Each of the Existing Security Deposits LCs are in full force, other than with respect to Villa Pizza LLC.
(c)
    The information set forth on Schedule XIV attached hereto is true and correct in all material respects.
3.1.54
    Fish Tank Incident Related Representations. To Borrower’s knowledge, (i) all work required to be performed at the Property as a result of the “Fish Tank Incident” has been fully completed and, to the extent such work involved a Tenant space, has been accepted by the applicable Tenant, and (ii) any and all sums required to be paid in connection with such work have been paid in full. Borrower has no outstanding obligations for the performance of work, payment of any sums or otherwise in connection with the Fish Tank Incident.

3.1.55
    [Intentionally Omitted.]
3.1.56
    [Intentionally Omitted.]
Section 3.2
    Survival of Representations; Reliance.
The representations and warranties set forth in Section 3.1 shall survive until the Obligations have been paid and performed in full. All representations, warranties, covenants and agreements made in this Agreement or the other Loan Documents by Borrower or Guarantor shall be deemed to have been relied upon by Lender regardless of any investigation made by or on behalf of Lender either prior to or following the date hereof.
ARTICLE 4:
     BORROWER COVENANTS
Section 4.1
    Borrower Affirmative Covenants. Borrower hereby covenants and agrees with Lender that throughout the Term:
4.1.5
    Payment and Performance of Obligations. Borrower shall pay and otherwise perform the Obligations in accordance with the terms of this Agreement and the other Loan Documents.
4.1.6
    Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses and permits and comply with all Legal Requirements applicable to it and the Property including, without limitation, completing all applications necessary to cause final issuance of all such licenses, permits and similar certificates in the name of Borrower or Manager. There shall never be committed by Borrower, and Borrower shall use commercially reasonable efforts to prevent any other Person in occupancy of or involved with the operation or use of the Property from committing, any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Loan Documents. Borrower covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents.
4.1.7
    Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied, assessed or imposed as the same become due and payable, and shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower need not pay directly Taxes nor furnish such receipts for payment of Taxes to the extent that funds to pay for such Taxes have been deposited into the Tax Account pursuant to Section 6.3 hereof). Borrower shall not permit or suffer, and shall promptly discharge, any Lien or charge against the Property other than Permitted Encumbrances, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (a) no Event of Default shall have occurred and be continuing; (b) such proceeding shall not be prohibited by the provisions of any other instrument to which Borrower or the Property is subject and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (c) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost as a result of such proceeding; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of the applicable Taxes or Other Charges being contested from the Property; and (f) except to the extent funds allocable to such Taxes and Other Charges are already deposited with Lender pursuant to Section 6.3 of this Agreement and provided such deposits are not designated for future payment of Taxes and Other Charges, Borrower shall deposit with Lender cash or other security as may be required in the proceeding, or as may otherwise be reasonably requested by Lender, to ensure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established.
4.1.8
    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to its knowledge, threatened against Borrower, Guarantor or Manager which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
4.1.9
    Access to Property. Borrower shall permit agents, representatives, consultants and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given orally). In connection with any inspection undertaken in accordance with the foregoing sentence, Lender or its agents, representatives, consultants and employees, as part of such inspection, may take soil, air, water, building material and other samples from the Property, subject to the rights of Tenants under Leases, if any.
4.1.10
    Further Assurances; Supplemental Mortgage Affidavits. Borrower shall, at Borrower’s sole cost and expense:
(a)
    execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations, as Lender may reasonably require; and
(b)
    do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender shall reasonably require from time to time.
4.1.11
    Financial Reporting.
(a)
    Borrower shall keep and maintain or shall cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice (which may be given orally) to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any actual, out-of-pocket costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
(b)
    Borrower shall furnish Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements certified by Borrower (and, if required by Lender in its sole discretion, audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender (it hereby being agreed by Lender that, for the purposes of this clause (b), any one of the Specified Accountants shall be deemed acceptable to Lender), in which event Borrower shall have not less than one-hundred twenty (120) days from such notice from Lender to deliver such audited statements), prepared in accordance with GAAP covering the Property, including statements of income and expense and cash flow for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth Gross Revenue, Operating Expenses, Capital Expenditures, Net Operating Income and Net Cash Flow for the Property. Borrower’s annual financial statements shall be accompanied by (i) a current rent roll for the Property and (ii) an Officer’s Certificate of the Chief Financial Officer of Borrower certifying (A) that such annual financial statement is true, correct, accurate and complete and fairly presents the financial condition and the results of operations of Borrower and the Property and (B) whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. For the avoidance of doubt, the parties hereto herby acknowledge and agree that, the first fiscal year for which the required annual financial statements are to be delivered to Lender in accordance with the foregoing shall be the Fiscal Year ending in December 31, 2016.

(c)
    Borrower shall furnish to Lender the financial statements Guarantor is required to provide to Lender pursuant to Section 5.2 of the Guaranty.
(d)
    Borrower shall furnish Lender on or before the sixtieth (60th) day after the end of each calendar quarter (except for the fourth (4th) calendar quarter, but only to the extent that all items required to be provided by Borrower to Lender as part of the financial reporting for such fourth (4th) calendar quarter (which are more specifically set forth below) are included in the annual financial statements Borrower is required to deliver to Lender for the applicable Fiscal Year) throughout the Term, the following items, accompanied by an Officer’s Certificate of the Chief Financial Officer of Borrower certifying (i) that such items attached to such certificate are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property, and (ii) whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or an Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same:
(i)
    quarterly and year-to-date statements of income and expense and cash flow for such quarter with respect to the Property, with a balance sheet for such quarter for Borrower, prepared in accordance with GAAP;
(ii)
    a comparison of the budgeted income and expenses as set forth in the Annual Budget or Approved Annual Budget, as applicable, and the actual income and expenses for such quarter and year to date for the Property, together with a detailed explanation of any variances of (x) more than ten percent (10%) between budgeted and actual amounts in respect of any single line item in such Annual Budget or Approved Annual Budget, as applicable, and (y) more than five percent (5%) between budgeted and actual amounts in respect of aggregate income or expenses, as the case may be, covered in such Annual Budget or Approved Annual Budget, as applicable, in each case, for such quarter and year to date;
(iii)
    a calculation reflecting the Debt Service Coverage Ratio as of the last day of such quarter, for such quarter and the last four (4) quarters; and
(iv)
    a current rent roll for the Property.
(e)
    Borrower shall furnish Lender on or before the forty-fifth (45th) day after the end of each calendar month the following items, accompanied by an Officer’s Certificate of the Chief Financial Officer of Borrower certifying that such items attached to such certificate are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower and the Property:

(i)
    until the occurrence of a Securitization of the entire Loan, monthly and year-to-date statements of income and expense and cash flow for such month with respect to the Property, with a balance sheet for such month for Borrower, prepared in accordance with GAAP;
(ii)
    until the occurrence of a Securitization of the entire Loan, a comparison of the budgeted income and expenses as set forth in the Annual Budget or Approved Annual Budget, as applicable, and the actual income and expenses for such month and year to date for the Property, together with a detailed explanation of any variances of (x) more than ten percent (10%) between budgeted and actual amounts in respect of any single line item in such Annual Budget or Approved Annual Budget, as applicable, and (y) more than five percent (5%) between budgeted and actual amounts in respect of aggregate income or expenses, as the case may be, covered in such Annual Budget or Approved Annual Budget, as applicable, taken as a whole, in each case, for such month and year to date; and
(iii)
    until the occurrence of a Securitization of the entire Loan, a current rent roll for the Property.
(iv)
    any notice received from a Tenant threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by Borrower from Tenants during the subject month.
(f)
    Borrower shall submit to Lender by December 1 of each year the Annual Budget for the succeeding Fiscal Year. During the continuance of a Cash Sweep Event Period, Lender shall have the right, subject to Section 4.1.7(h) below, to approve each Annual Budget (which approval shall not be unreasonably withheld or delayed so long as no Event of Default is continuing) and Annual Budgets approved by or deemed approved by Lender shall hereinafter be referred to as an “Approved Annual Budget”; provided, however, that if Borrower shall have not delivered to Lender within five (5) Business Days of the occurrence of a Cash Sweep Event, an updated Annual Budget for Lender’s review and approval, Lender shall review the last Annual Budget delivered pursuant to the first sentence of this Section 4.1.7(f). In the event that Borrower seeks reimbursement from the Operating Expense Funds held by Lender pursuant to Section 6.8 for an extraordinary operating expense or extraordinary capital expenditure that was not set forth in the Annual Budget or Approved Annual Budget, as applicable, then in effect (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Upon the occurrence and during the continuance of a Cash Sweep Event Period, until such time that any Annual Budget has been approved by Lender, the previous Approved Annual Budget shall apply for all purposes hereunder, except in connection with Lender’s determination of Adjusted Operating Expenses for purposes of calculating Underwritten Net Cash Flow; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Other Charges, Insurance Premiums and utility charges, and all other expenses shall be adjusted by the CPI. It is hereby acknowledged and agreed that the 2016 Annual Budget approved by Lender in connection with the closing of the Loan and attached hereto as Exhibit C shall, for purposes hereof, be deemed to constitute an Approved Annual Budget).
(g)
    Borrower shall furnish to Lender, within five (5) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.
(h)
    Whenever Lender’s approval is required pursuant to the provisions of Section 4.1.7(f), Lender shall use good faith efforts to approve or disapprove within ten (10) Business Days after Lender’s receipt of Borrowers’ written request for such approval (which such request shall include all required information and documentation relating thereto in which to approve or disapprove such matter). Such request shall contain a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL UNDER THE LOAN BY LADDER CAPITAL FINANCE I LLC, FOR ITSELF TO THE EXTENT OF ITS INTEREST AND ON BEHALF OF SERIES TRS OF LADDER CAPITAL FINANCE I LLC, AND SERIES TRS OF LADDER CAPITAL FINANCE I LLC, SECURED BY THE LEASEHOLD INTEREST IN 1140 AVENUE OF THE AMERICAS. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED APPROVED”. If Lender fails to approve or disapprove such request within ten (10) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR APPROVAL UNDER THE LOAN BY LADDER CAPITAL FINANCE I LLC, FOR ITSELF TO THE EXTENT OF ITS INTEREST AND ON BEHALF OF SERIES TRS OF LADDER CAPITAL FINANCE I LLC, AND SERIES TRS OF LADDER CAPITAL FINANCE I LLC, SECURED BY THE LEASEHOLD INTEREST IN 1140 AVENUE OF THE AMERICAS. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GRANTED”, Lender shall be deemed to have approved such matter if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period.
4.1.12
    Title to the Property. Borrower shall warrant and defend the validity and priority of the Liens of the Mortgage and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to the Permitted Encumbrances.

4.1.13
    Estoppel Statement.
(a)
    Each party hereunder shall, within ten (10) Business Days following a request of the other party hereto, furnish a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance of the Note, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, and (iv) in the case of a statement furnished by Borrower, any offsets or defenses to the payment and performance of the Obligations.
(b)
    Borrower shall deliver to Lender, upon request, an estoppel certificate from each Tenant under any Lease in form and substance reasonably satisfactory to Lender (provided that Borrower shall only be required to use commercially reasonable efforts to obtain an estoppel certificate from any Tenant not required to provide an estoppel certificate under its Lease); provided that such certificate may be in the form required under such Lease; and provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
(c)
    Borrower shall deliver to Lender, upon request, an estoppel certificate from Ground Lessor in form and substance reasonably satisfactory to Lender; provided that such certificate may be in the form required under such Lease; and provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.
4.1.14
    Leases.
(a)
    All Leases and all renewals, extensions, amendments, assignments and subleases and modifications (other than assignments or subleases expressly permitted under any Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower) of Leases executed after the date hereof shall (i) provide for economic terms, including rental rates, comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) have a term of not less than three (3) years (unless Lender approves in writing a shorter term) and not more than fifteen (15) years, including extensions and renewals (unless Lender approves in writing a longer term), (iv) provide that such Lease is subordinate to the Mortgage and the Assignment of Leases and that the Tenant thereunder shall attorn to Lender and any purchaser at a foreclosure sale, (v) be to Tenants that are creditworthy (or to Tenant’s whose obligations under the Lease are guaranteed by a creditworthy entity pursuant to (1) an absolute, unconditional and irrevocable lease guaranty or (2) a “good guy” guaranty, which such “good guy” guaranty shall be in a form that is customarily accepted by a prudent landlord for similar properties in midtown Manhattan), (vi) [intentionally omitted], (vii) not be to an Affiliate of Borrower, Guarantor or Affiliated Manager (if any), (viii) [intentionally omitted], (ix) comply with the terms of the Ground Lease, and (x) not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property), or any other terms which would materially adversely affect Lender’s rights under the

Loan Documents. Further, all Major Leases and all renewals, amendments and modifications thereof and waivers thereunder (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower) executed after the date hereof shall be subject to Lender’s prior written approval. Lender shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement to Tenants under any future Major Lease approved by Lender promptly upon request, with such commercially reasonable changes as may be requested by such Tenants, and which are reasonably acceptable to Lender. Borrower shall pay Lender’s reasonable out-of-pocket costs and expenses in connection with any such subordination, non-disturbance and attornment agreement, including, without limitation, reasonable legal fees and expenses.
(b)
    Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrower shall not terminate or accept a surrender of a Lease without Lender’s prior written approval (other than (I) specified termination options expressly permitted under any Lease pursuant to a unilateral right of the Tenant thereunder to terminate the applicable Lease as of a specific date certain not requiring the consent of Borrower or (II) a termination of a Lease by Borrower following an event of default (beyond all applicable notice and cure periods) by the applicable Tenant under such Lease, but only to the extent that, (1) the applicable Lease expressly grants Borrower the right to terminate such Lease following a Tenant’s default (beyond all applicable notice and cure periods) thereunder, (2) such termination is in accordance with prudent and customary leasing practices under Leases for similar properties in midtown Manhattan, and (3) such termination is not prohibited by the Ground Lease); (iii) shall not collect any of the Rents more than one month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of the lessor unless expressly permitted pursuant to a unilateral right of Tenant thereunder; and (vi) shall promptly furnish to Lender any notice of default or termination received by Borrower from any Tenant, and any notice of default or termination given by Borrower to any Tenant. Borrower further agrees to provide Lender with notice of a Tenant “going dark” under its Lease or a Tenant delivering notice of its intent to “go dark promptly after obtaining knowledge thereof.” Upon request, Borrower shall promptly furnish Lender with executed copies of all Leases and a statement of all Tenant security or other deposits.
(c)
    All security deposits of Tenants, whether held in cash or any other form, shall not be commingled with any other funds of Borrower and, if cash, shall be deposited by Borrower at a separately designated account under Borrower’s control at the Clearing Bank. After the occurrence of a Cash Sweep Event, Borrower shall, upon Lender’s request, if permitted by applicable Legal Requirements, cause all such security deposits (and any interest theretofore earned thereon) to be transferred into the Cash Management Account (which shall then be held by the Cash Management

Bank in a separate Account), which shall be held by the Cash Management Bank and disbursed subject to, and in accordance with, the terms of the Leases. Any bond or other instrument which Borrower is permitted to hold in lieu of cash security deposits under any applicable Legal Requirements (i) shall be maintained in full force and effect in the full amount of such deposits unless replaced by cash deposits as hereinabove described, (ii) shall, if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender), and (iii) shall in all respects comply with any applicable Legal Requirements and otherwise be satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence satisfactory to Lender of Borrower’s compliance with the foregoing.
(d)
    Whenever Lender’s approval is required pursuant to the provisions of this Section 4.1.10, Lender shall use good faith efforts to approve or disapprove such matter within ten (10) Business Days after Lender’s receipt of Borrowers’ written request for such approval (which such request shall include all required information and documentation relating thereto in which to approve or disapprove such matter). Such request shall contain a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL UNDER THE LOAN BY LADDER CAPITAL FINANCE I LLC, FOR ITSELF TO THE EXTENT OF ITS INTEREST AND ON BEHALF OF SERIES TRS OF LADDER CAPITAL FINANCE I LLC, AND SERIES TRS OF LADDER CAPITAL FINANCE I LLC, SECURED BY THE LEASEHOLD INTEREST IN 1140 AVENUE OF THE AMERICAS. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED APPROVED”. If Lender fails to approve or disapprove such request within ten (10) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR APPROVAL UNDER THE LOAN BY LADDER CAPITAL FINANCE I LLC, FOR ITSELF TO THE EXTENT OF ITS INTEREST AND ON BEHALF OF SERIES TRS OF LADDER CAPITAL FINANCE I LLC, AND SERIES TRS OF LADDER CAPITAL FINANCE I LLC, SECURED BY THE LEASEHOLD INTEREST IN 1140 AVENUE OF THE AMERICAS. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GRANTED”, Lender shall be deemed to have approved such matter if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period.
4.1.15
    Alterations. Lender’s prior written approval shall be required in connection with the following (unless expressly permitted pursuant to a unilateral right of the Tenant under the Lease not requiring the consent of Borrower): (a) any alterations to any Improvements (i) that could reasonably be expected to have a Material Adverse Effect, (ii) that could materially adversely affect any structural component or the exterior of any Improvements or any utility or HVAC system at the Property, or (iii) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold or (b) any alteration to any

Improvements during the continuance of an Event of Default (any of the foregoing, a “Material Alteration”). If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s Obligations under the Loan Documents any of the following: (1) cash, (2) a Letter of Credit, (3) U.S. Obligations, or (4) other securities reasonably acceptable to Lender, provided that, to the extent applicable after a Securitization, Lender shall have received a Rating Agency Confirmation as to the form and issuer of same (items 1 through 4 above, the “Alteration Security”). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold. Upon substantial completion of any Material Alteration, (I) Borrower shall provide evidence satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements, (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens, and (iii) all material licenses and permits necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued and (II) upon Lender’s receipt and approval of all evidence required to be delivered to Lender in accordance with clause (I) above, the Alteration Security with respect to the applicable Material Alteration that has been substantially completed shall be promptly returned to Borrower by Lender.
4.1.16
    Approval of Major Contracts. Borrower shall be required to obtain Lender’s prior written approval of any and all Major Contracts affecting the Property, which approval may be granted or withheld in Lender’s reasonable discretion.
(a)
    Whenever Lender’s approval is required pursuant to the provisions of this Section 4.1.12, Lender shall use good faith efforts to approve or disapprove such matter within ten (10) Business Days after Lender’s receipt of Borrowers’ written request for such approval (which such request shall include all required information and documentation relating thereto in which to approve or disapprove such matter). Such request shall contain a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “FIRST NOTICE: THIS IS A REQUEST FOR APPROVAL UNDER THE LOAN BY LADDER CAPITAL FINANCE I LLC, FOR ITSELF TO THE EXTENT OF ITS INTEREST AND ON BEHALF OF SERIES TRS OF LADDER CAPITAL FINANCE I LLC, AND SERIES TRS OF LADDER CAPITAL FINANCE I LLC, SECURED BY THE LEASEHOLD INTEREST IN 1140 AVENUE OF THE AMERICAS. FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS MAY RESULT IN THE REQUEST BEING DEEMED APPROVED”. If Lender fails to approve or disapprove such request within ten (10) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters stating “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR APPROVAL UNDER THE LOAN BY LADDER CAPITAL FINANCE I LLC, FOR ITSELF TO THE EXTENT OF ITS INTEREST AND ON BEHALF OF SERIES

TRS OF LADDER CAPITAL FINANCE I LLC, AND SERIES TRS OF LADDER CAPITAL FINANCE I LLC, SECURED BY THE LEASEHOLD INTEREST IN 1140 AVENUE OF THE AMERICAS. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GRANTED”, Lender shall be deemed to have approved such matter if Lender fails to respond to such second written request before the expiration of such five (5) Business Day period.
4.1.17
    After Acquired Property. Subject to the Permitted Encumbrances, Borrower shall grant to Lender a first lien security interest, in and to all equipment and other personal property owned by Borrower, whether or not used in the construction, maintenance and/or operation of the Improvements, immediately upon acquisition of same or any part of same.
4.1.18
    Patriot Act. Borrower shall comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. Lender shall have the right to audit Borrower’s compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrower and/or the Property, including those relating to money laundering and terrorism. In the event that Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause Borrower to comply therewith and any and all costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgage and the other Loan Documents and shall be immediately due and payable.
4.1.19
    Special Purpose. Borrower shall at all times comply with the requirements set forth on Schedule III attached hereto and shall not take or permit any action that would result in Borrower not being in compliance with the representations, warranties and covenants set forth in Section 3.1.24 and Schedule III attached hereto.
4.1.20
    Ground Lease.
(a)
    Borrower shall (i) pay all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the Ground Lease as and when such rent or other charge is payable, (ii) diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed, (iii) promptly notify Lender of the giving of any written notice by the lessor under the Ground Lease to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed and deliver to Lender a true copy of each such notice, and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the Ground

Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt.
(b)
    Borrower shall not, without the prior written consent of Lender, (i) surrender the leasehold estate created by the Ground Lease or (ii) terminate or cancel the Ground Lease or modify, change, supplement, alter or amend, or waive any of the terms or provisions of, the Ground Lease, in any material respect, and Borrower hereby assigns to Lender, as further security for the payment and performance of the Obligations and for the performance and observance of the terms, covenants and conditions of the Loan Documents, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend, or waive any of the terms or provisions of, the Ground Lease in any material respect and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of, or waiver of any of the terms or provisions of, the Ground Lease in any material respect without the prior written consent of Lender shall be void and of no force and effect.
(c)
    If Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, then, during the continuance of any such default, without limiting the generality of the other provisions of the Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder, Lender shall have the right, but shall be under no obligation, upon prior written notice to Borrower, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Borrower or by any party on behalf of Borrower. Lender hereby agrees to use commercially reasonable efforts to consult with Borrower on a non-binding basis prior to Lender exercising Lender’s rights set forth in this clause (c). If Lender shall make any payment or perform any act or take action in accordance with the preceding sentence, Lender shall notify Borrower of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of Tenants, subtenants and other occupants under the Leases or of parties to any REA, Lender and any Person designated as Lender’s agent by Lender shall have, and are hereby granted, the right to enter upon the Property at any reasonable time, on reasonable notice (which may be given orally) and from time to time for the purpose of taking any such action. Lender may pay and expend such sums of money as Lender reasonably deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Ground Lease. Borrower hereby agrees to pay to Lender within five (5) days after demand, all such sums so paid and expended by Lender, together with interest thereon from the day of such payment at the Default Rate. All sums so paid and expended by Lender and the interest thereon shall be secured by the Mortgage. If the lessor under the Ground Lease shall deliver to Lender a copy of any notice of default sent by said lessor to Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon.
(d)
    [Intentionally Omitted.]
(e)
    Borrower shall not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent of Lender shall have been first had and obtained, which consent shall not unreasonably be withheld.
(f)
    Each Lease hereafter entered into by Borrower shall provide that (i) in the event of the termination of the Ground Lease, the Lease shall not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Mortgage, the Lease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the Lease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the Property on such foreclosure, as the case may be. Notwithstanding the foregoing, to the extent a Tenant requires a subordination, non-disturbance and attornment agreement as a condition to such Tenant’s execution of a Lease containing the provisions set forth in clause (i) through (iii) above, Lender shall execute and deliver its standard form of subordination, non-disturbance and attornment agreement (“SNDA”) to such Tenant promptly upon request and, the foregoing shall be subject to such SNDA. In the event that any portion of the Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Property.
(g)
    Borrower shall not appoint or designate or permit the appointment or designation of an “insurance depositary”, “Insurance Depositary” or “The Award Depositary” (as such terms are used in the Ground Lease) under the terms of the Ground Lease without the prior written consent of Lender, and in no event shall any such appointment be made if such appointee is not an Eligible Institution.
(h)
    In the event there is any reduction in the amount of insurance proceeds or condemnation awards made available to Borrower as a result of the payment of any insurance proceeds or condemnation awards to Ground Lessor or to any mortgagee of Ground Lessor’s fee interest in the Property (such amount, the “Ground Lease Proceeds Deficiency”), then Borrower shall, within thirty (30) days written notice from Lender of such amount, deposit with Lender in immediately available funds an amount equal to the Ground Lease Proceeds Deficiency, which amount shall be held by Lender as Net Proceeds in accordance with the terms herein. Notwithstanding the foregoing, with respect to condemnation awards only, the determination of the Ground Lease Proceeds Deficiency amount shall not include any condemnation awards paid to Ground Lessor which are solely related to Ground Lessor’s ownership of the fee interest in the Property (as opposed to any condemnation awards related to Borrower’s leasehold interest in the Property which are required by the terms of the Ground Lease to be delivered to Ground Lessor or any fee mortgagee of Ground Lessor’s interest in the Property) (the “Ground Lessor Award Amount”) and Borrower’s obligations to deposit the Ground Lease Proceeds Deficiency shall not include the Ground Lessor Award Amount and the Ground Lease Proceeds Deficiency shall not include the Ground Lessor Award Amount.
4.1.21
    Major Contracts. Borrower shall promptly (i) diligently perform and observe in all material respects all of the terms, covenants and conditions to be performed and observed by it under each Major Contract to which it is a party, and do all things commercially reasonable and necessary to preserve and keep unimpaired its rights thereunder, (ii) notify Lender of any material notice of default (beyond applicable notice and cure periods) given by any party under any Major Contract and deliver to Lender a true copy of each such notice, and (iii) enforce in all material respects the performance and observance of all of the material terms, covenants and conditions required to be performed and/or observed by the other party to each Major Contract and to which Borrower is a party.
4.1.22
    O&M Program. Borrower hereby represents and warrants that attached hereto as Schedule XV is a true and complete copy of that certain Operations and Maintenance Plan for Asbestos-Containing Materials, dated April 22, 2016, prepared by Nova Consulting Group, Inc.(the “O&M Program”), and Borrower has, as of the date hereof, complied in all respects with the O&M Program. Borrower hereby covenants and agrees that, during the Term, Borrower shall comply in all respects with the terms and conditions of the O&M Program.
4.1.23
    Cure of Violations. Borrower shall promptly cure and use commercially reasonable efforts to remove of record all building and permit violations affecting the Property.
4.1.24
    Collective Bargaining Agreement. Borrower shall, to the extent Borrower has any direct obligations under the Collective Bargaining Agreement, (i) promptly and diligently perform and observe in all material respects all of the terms, covenants and conditions to be performed and observed by it under the Collective Bargaining Agreement, and do all things commercially reasonable and necessary to preserve and keep unimpaired its rights thereunder, (ii) promptly notify Lender of any material notice of default given by any party to Borrower and/or Manager (but, with respect to any material notice of default given to Manager, only to the extent Borrower has been provided a copy of such notice) under the Collective Bargaining Agreement relating to the Property and deliver to Lender a true copy of each such material notice, and (iii) promptly enforce in all material respects the performance and observance of all of the terms, covenants and conditions required to be performed and/or observed by the other party to the Collective Bargaining Agreement relating to the Property, to the extent Borrower has a right to enforce the same pursuant to the terms of the Collective Bargaining Agreement.

4.1.25
    Security Deposits.
(a)
    Upon the occurrence and during the continuance of an Event of Default, Borrower shall, upon three (3) Business Days request from Lender, deliver to Lender all Security Deposits, including, without limitation, all Security Deposit LCs, which Borrower then holds for Lender to hold in accordance with this Agreement and the terms of the applicable Lease and applicable Legal Requirements. In addition, promptly following Borrower’s receipt of any Security Deposit on or after the occurrence and during the continuance of an Event of Default, Borrower shall deliver the same to Lender to hold as aforesaid. Lender shall retain custody of any such Security Deposits delivered to Lender pursuant to this Section 4.1.21(a) until such time as all Debt is paid in full (other than through judicial or nonjudicial foreclosure of the Security Instrument or deed in lieu thereof), except to the extent that (i) any applicable Tenant is entitled to the return of all or a portion of its Security Deposit under the terms of its Lease or applicable Legal Requirements (or in the case of a Security Deposit LC, a reduction in the amount thereof) or (ii) any Security Deposit LC may be reduced to cash pursuant to the terms of the applicable Lease (in which event Lender shall cooperate, at Borrower’s cost and expense, with Borrower to cause the same to timely occur). If the landlord or lessor under a Lease is entitled to draw on a Security Deposit LC held by Lender, Lender will cooperate, at Borrower’s cost and expense, with Borrower to effectuate the same and any monies drawn shall, subject to the terms of the applicable Lease, be applied in accordance with Section 4.1.21(b) below. Subject to the express terms of the applicable Lease, Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonable withheld, conditioned or delayed), draw upon, amend, modify or terminate any Security Deposit LC if such action may result in a Material Adverse Effect.
(b)
    Upon the occurrence of any drawing by Borrower upon any Security Deposit LC (other than to convert the same to a cash security deposit pursuant to the terms of the applicable Lease (i.e., not as the result of the exercise of any remedies of Borrower, as landlord, under the applicable Lease)), Borrower shall deliver the applicable letter of credit proceeds (the “LC Proceeds”) to Lender and such LC Proceeds shall be placed by Lender in a separate reserve account with Lender (the “LC Proceeds Reserve”), to be held by Lender in accordance with the applicable Lease (to the extent applicable thereto) and applicable Legal Requirements and, subject to the foregoing, shall be disbursed by Lender, upon the request of Borrower, provided no Event of Default has occurred and is continuing, for tenant improvement costs and leasing commission costs in accordance with the disbursement conditions set forth in Section 6.6.2 as if such LC Proceeds were Rollover Funds specifically designated for the premises previously subject to the applicable Security Deposit LC.
(c)
    If Lender acquires title to the Property and succeeds to the interest of Borrower, as landlord under the any Lease, then the landlord’s interest in the Security Deposits shall be and remain the sole property of Lender and shall be applied by Lender to such purposes as Lender shall determine in its sole and absolute discretion, subject in all cases to the terms of the applicable Leases.

(d)
    Borrower shall use commercially reasonable efforts to transfer into the name of Borrower each Security Deposit LC.
4.1.26
    Permanent certificate of Occupancy. Borrower (a) shall maintain (or cause to be maintained, including using commercially reasonable efforts to enforce all of Borrower’s rights as landlord under the Leases) a current and valid temporary certificates of occupancy (each such temporary certificates of occupancy, a “TCO”) at all times until a new, valid, permanent certificate of occupancy is issued for the Property (the “New PCO”), (b) shall use commercially reasonable efforts to diligently complete, or cause the completion of, all requirements set forth in any TCO, and any other applicable requirements of the Department of Buildings of the City of New York, in order to diligently cause a New PCO to be issued for the Property and (c) shall renew any TCO prior to its expiration and promptly deliver the renewal TCO to Lender.
Section 4.2
    Borrower Negative Covenants. Borrower covenants and agrees with Lender that throughout the Term:
4.2.4
    Due on Sale and Encumbrance; Change of Control; Transfers of Interests. Except for Permitted Encumbrances, or to the extent permitted pursuant to Article 8 hereof, neither Borrower nor any other Restricted Party shall, without the prior written consent of Lender (a) sell, transfer, convey, mortgage, grant, bargain, encumber, pledge, assign, alienate, lease (except to Tenants under Leases that are not in violation of Section 4.1.10 hereof), grant any option with respect to or grant any other interest in the Property or any part thereof or interest therein (other than options to lease space pursuant to Leases that are in compliance with Section 4.1.10), including any legal, beneficial, economic or voting interest in Borrower or any other Restricted Party, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise or (b) permit or suffer any change in Control of such Restricted Party to occur (each of (a) and (b), a “Transfer”). A Transfer within the meaning of this Section 4.2.1 shall be deemed to include (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof or interest therein for a price to be paid in installments; (ii) an agreement by Borrower for the leasing of all or a substantial part of the Property for any purpose other than the actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if Borrower or any other Restricted Party is a corporation, the voluntary or involuntary sale, conveyance or transfer of such corporation’s stock (or the stock of any corporation directly or indirectly Controlling such corporation by operation of law or otherwise) or the creation or issuance of new stock such that such corporation’s stock shall be vested in a party or parties who are not now stockholders; (iv) if Borrower or any other Restricted Party is a limited or general partnership, joint venture or limited liability company, the change, removal, resignation or addition of a general partner, managing partner, limited partner, joint venturer, member or non-member manager, the voluntary or involuntary sale, conveyance or transfer of the partnership interest of any general partner, managing partner or limited partner, the creation or issuance of new partnership interests, the voluntary or involuntary sale, conveyance or transfer of the interest of any joint venturer, member or non-member manager or the creation or issuance of new membership interests or interests in any non-member manager; and (v) if Borrower or any other Restricted Party is a trust or nominee trust, the voluntary or involuntary sale, conveyance or transfer of the legal or beneficial interest in such trust or nominee trust or the creation or issuance of new legal or beneficial interests.
4.2.5
    Liens. Borrower shall not create, incur, assume or permit to exist any Lien on any direct or indirect interest in Borrower or any portion of the Property except for (a) Permitted Encumbrances, or (b) Transfers, in the case of this clause (b), to the extent permitted pursuant to Article 8.
4.2.6
    Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents, or (d) cause, permit or suffer Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take any action, as a result of which Borrower would be dissolved, wound up or liquidated in whole or in part or (ii) amend, modify, waive or terminate the limited liability company agreement of Borrower, in any manner prohibited by the covenants contained on Schedule III, in each case without obtaining the prior written consent of Lender.
4.2.7
    Change in Use. Borrower shall not change the current use of the Property in any material respect.
4.2.8
    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than the termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
4.2.9
    Intentionally Omitted.
4.2.10
    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use (as opposed to a “legal non conforming use”) under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). The parties hereto hereby acknowledge that as of the Closing Date (and solely based on the Zoning Report) the use of the Property is legal conforming and the Improvements are legal non-conforming.

4.2.11
    Intentionally Omitted.
4.2.12
    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property and (b) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
4.2.13
    Principal Place of Business. Borrower shall not change its principal place of business from the address set forth on the first page of this Agreement without first giving Lender thirty (30) days prior written notice.
4.2.14
    Change of Name, Identity or Structure. Borrower shall not change Borrower’s name, identity (including its trade name or names) or, if not an individual, Borrower’s corporate, partnership or limited liability structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. Prior to or contemporaneously with the effective date of any such change, Borrower shall take all action reasonably required by Lender, including, without limitation, executing (if necessary) and delivering to Lender any financing statement or financing statement change in order to establish or maintain the validity, perfection and priority of the lien and security interest granted herein and in the other Loan Documents. Borrower shall promptly notify Lender in writing of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower shall promptly notify Lender in writing of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.
4.2.15
    Intentionally Omitted.
4.2.16
    ERISA.
(a)
    For purposes of this Section 4.2.13, Borrowers shall be entitled to assume that no source of funds used to make the Loan constitutes “plan assets” within the meaning of Section 3(42) of ERISA.
(b)
    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Loan

Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.
(c)
    Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:
(i)
    Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R §2510.3-101(b)(2);
(ii)
    Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or
(iii)
    Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R §2510.3-101(c) or (e).
4.2.17
    Compliance with Restrictive Covenants, Etc. Borrower shall not modify, amend, supplement, waive or release in any material respect any (i) easements, (ii) covenants, restrictions or agreements of record relating to the construction, operation or use of the Property, or (iii) other Permitted Encumbrances, or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
4.2.18
    Embargoed Person.
(a)
    At all times, throughout the Term, including after giving effect to any Transfers, (i) none of the funds or other assets of Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (PATRIOT Act) of 2001 and any Executive Orders or regulations promulgated thereunder, each as may be amended from time to time, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loan made by Lender would be in violation of law, (ii) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law, and (iii) none of the funds of Borrower or Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loan would be in violation of law. With respect to Persons owning less than twenty percent (20%) direct and/or indirect interests in Guarantor, Lender acknowledges that Borrower has relied and will rely exclusively on its transfer agent and/or U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by all applicable legal requirements and regulations in making the foregoing covenants. Furthermore, Borrower makes no covenant under this Section 4.2.15(a) with respect to indirect owners of Borrower and/or Guarantor whose indirect ownership derives from a direct and/or indirect ownership in ARCNYC REIT so long as ARCNYC REIT is listed on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange.
(b)
    Neither Borrower nor, to Borrower’s knowledge, any owner of a direct or indirect interest in Borrower (i) is listed on any Government Lists, (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of the Office of Foreign Assets Control (“OFAC”) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (1) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (2) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, or (3) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Government Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”. With respect to Persons owning less than twenty percent (20%) direct and/or indirect interests in Guarantor, Lender acknowledges that Borrower has relied and will rely exclusively on its transfer agent and/or U.S. broker-dealer network to implement the normal and customary investor screening practices mandated by all applicable legal requirements and regulations in making the foregoing covenants. Furthermore, Borrower makes no covenant under this Section 4.2.15(b) with respect to indirect owners of Borrower and/or Guarantor whose indirect ownership derives from a direct and/or indirect ownership in ARCNYC

REIT so long as ARCNYC REIT is listed on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange.
4.2.19
    Collective Bargaining Agreement. Borrower shall not, to the extent Borrower has any direct obligations or rights under the Collective Bargaining Agreement, (i) terminate, supplement, amend or modify the Collective Bargaining Agreement, except to the extent required by applicable Legal Requirements, or consent to the termination, amendment or modification of the Collective Bargaining Agreement or (ii) enter into any collective bargaining agreement with respect to the Property, in each case, without Lender’s prior written consent.
4.2.20
    Matters Concerning Leases. Borrower shall not enter any new Lease that would violate any exclusive use or other restrictions contained in any existing Leases, or amend or modify any existing Lease to permit any use or occupancy that would violate any exclusive use or other restrictions contained in any existing Lease.
ARTICLE 5:
     INSURANCE, CASUALTY AND CONDEMNATION
Section 5.1
    Insurance.
5.1.21
    Insurance Policies.
(a)
    Unless otherwise agreed to by Lender in its sole and absolute discretion, Borrower, at its sole cost and expense, shall obtain (or cause to be obtained) and maintain during the entire Term, or cause to be maintained, insurance policies for Borrower and the Property providing at least the following coverages:
(i)
    property insurance against loss or damage by fire, wind (including named storms), lightning and such other perils as are included in a standard “all risk” or “special form” policy, including riot and civil commotion, vandalism, terrorist acts (as defined by the then current TRIPA, provided that TRIPA continues to cover foreign and domestic terrorist acts), malicious mischief, burglary and theft, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost” of the Property, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) waiving depreciation. The Full Replacement Cost must be adjusted annually to reflect increased value due to inflation. If this is not provided, Inflation Guard Coverage shall be required; (B) written on a no co-insurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, personal property at the Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000.00 (except for deductibles for windstorm and earthquake coverage, which deductibles may be up to five percent (5%) of the total insurable value of the Property set forth in the Policy); and (D) containing “Ordinance or Law Coverage” if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, including coverage for Loss to the Undamaged Portion, Demolition Costs and Increased Cost of Construction, all in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus such greater amount as Lender shall require; and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and the estimated PML exceeds 20%, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
(ii)
    commercial general liability insurance, including a broad form comprehensive general liability endorsement and coverages against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form and containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00), with a combined limit per policy year, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000.00) applying “per location” if the policy covers more than one location; (B) to continue at not less than the aforesaid limit until required to be changed by Lender by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available;
(iii)
    rental loss and/or business income interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above, subsections (iv) (if applicable), subsection (vi), subsection (ix) and Section 5.1.1(h) below; (C) containing an extended period of indemnity endorsement which provides the continued loss of income shall be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected Gross Revenue from the Property for a period of eighteen (18) months from the date of the Casualty. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the Gross Revenue from the Property for the succeeding eighteen (18) month period. Subject to Section 5.2.3(b), all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the Obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its Obligations to pay the Debt on the respective dates of payment provided for in the Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)
    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability insurance coverage forms do not otherwise apply, coverage all in form and substance and with limits, terms and conditions acceptable to Lender including (A) commercial general liability and umbrella insurance covering claims related to the construction, repairs or alterations being made which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required in this Section 5.1.1(a); and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form, including coverage for one hundred percent (100%) of the total insurable costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (iii), (vi), (x) and Section 5.1.1(h), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)
    workers’ compensation, subject to the statutory limits of the State in which the Property is located, and employer’s liability insurance with limits which are required from time to time by Lender in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(vi)
    boiler and machinery/equipment breakdown insurance in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance Policy required under subsection (i) above (if applicable);
(vii)
    umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) and, if applicable, the Policies required in subsection (v) above and (viii) below;
(viii)
    commercial auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, with limits which are reasonably required from time to time by Lender (if applicable); and

(ix)
    upon sixty (60) days’ notice, such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.
(b)
    All insurance provided for in Section 5.1.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) and shall be subject to the reasonable approval of Lender as to form and substance including deductibles, loss payees and insureds. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies (and, upon the written request of Lender, certification letters from Borrower and Borrower’s insurance broker attesting to the accuracy of the certificates of insurance regarding the amounts of insurance, perils insured and applicable deductibles) accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
(c)
    Any blanket insurance Policy shall be subject to Lender’s approval, which shall not be unreasonably withheld, and shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a). Lender shall have determined based on a review of the schedule of locations and values that the amount of such coverage is sufficient in light of the other risks and properties insured under the blanket policy. To the extent the Policy covers more than one location within a one thousand foot radius of the Property (the “Radius”), the limits of such Policy must be sufficient to maintain coverage as set forth in this Section 5.1.1(c) for the Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis.
(d)
    All Policies of insurance provided for or contemplated by Section 5.1.1(a) shall name Borrower as a named insured and, in the case of liability coverages (except for the Policies referenced in Sections 5.1.1(a)(v) and (viii)) shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property insurance coverages, including but not limited to boiler and machinery, terrorism, flood and earthquake insurance, shall contain a standard non-contributing mortgagee/lender’s loss payable clause in favor of Lender providing that the loss thereunder shall be payable to Lender. Additionally, if Borrower obtains property insurance coverage in addition to or in excess of that required by Section 5.1.1(a)(i), then such insurance policies shall also contain a standard non-contributing mortgagee/lender’s loss payable clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
(e)
    All property insurance Policies provided for in Section 5.1.1(a) shall:
(i)
    provide that no act or negligence of Borrower or any other insured under the Policy, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)
    provide that the Policy shall not be canceled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of Insurance Premiums and, if obtainable by Borrower using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice; and
(iii)
    not contain any provision that would make Lender liable for any Insurance Premiums thereon or subject to any assessments thereunder, except that Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums pursuant to the mortgagee clause required herein.
(f)
    If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, or Borrower shall fail to deliver certificates of insurance and, if requested by Lender, other documentation evidencing the Policies, evidence of payment and any other information required by Section 5.1.1(b), no less than ten (10) days prior to the expiration date of any Policies, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Mortgage and shall bear interest at the Default Rate. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies.
(g)
    In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Obligations, all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
(h)
    If any of the all risk/special form property, rental loss and/or business interruption, commercial general liability or umbrella Policies include any exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts”, Borrower shall obtain and maintain terrorism coverage to cover such exclusion(s) from a carrier which otherwise satisfies the rating criteria specified in Section 5.1.2 (a “Qualified Carrier”) or, in the event that such terrorism coverage is not available from a Qualified Carrier, Borrower shall obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage; provided, however, if the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program

Reauthorization Act of 2015 (as the same may be further modified, amended, or extended), or a similar or subsequent statute is not in effect, then, Borrower shall be required to carry terrorism insurance throughout the Term as required by the this sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two (2) times the amount of the Insurance Premiums that are payable at such time in respect of the property and rental loss and/or business income insurance required hereunder (without giving effect to the cost of terrorism components of such property and rental loss and/or business income insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount.
5.1.22
    Insurance Company. All Policies required pursuant to Section 5.1.1(a) (a) shall be issued by companies authorized to do business in the State with a financial strength and claims paying ability rating of “A” or better by S&P; (b) shall, with respect to the property, rental loss and/or business interruption, commercial general liability and umbrella Policies, contain a waiver of subrogation against Lender; (c) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest including endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies; and (d) shall be satisfactory in form and substance to Lender and shall be approved by Lender (which such approval shall not unreasonable withheld, conditioned or delayed) as to amounts, form, risk coverage, deductibles, loss payees and insureds. Evidence of coverage shall be delivered to Lender, at 345 Park Avenue, 8th Floor, New York, New York 10154, Attention: Kelly Porcella, with respect to all renewal Policies and within thirty (30) days after the effective date thereof with respect to all renewal Policies; provided, however, if copies of the current Policies are not available on the date of request, Borrower shall deliver to Lender documentation acceptable to Lender evidencing such Policies within five (5) days of receipt of a request thereof and shall deliver to Lender complete copies of such Policies within ten (10) days after such Policies are available. Borrower shall pay the Insurance Premiums annually in advance as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower shall not be required to pay such Insurance Premiums nor furnish such evidence of payment to Lender in the event that the amounts required to pay such Insurance Premiums have been deposited into the Insurance Account pursuant to Section 6.4 hereof). In addition to the insurance coverages described in Section 5.1.1(a) above, Borrower shall obtain such other insurance as may from time to time be reasonably required by Lender in order to protect its interests. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like.
Section 5.2
    Casualty and Condemnation.
5.2.1
    Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such

Casualty to Lender and shall promptly commence and diligently prosecute to completion the repair and restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, regardless of whether Insurance Proceeds are available or made available, it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, submit proof of loss if not submitted promptly by Borrower. In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing, and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and adjust such claim only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any such adjustments; provided, however, if Borrower fails to settle and adjust such claim within sixty (60) days after the Casualty, Lender shall have the right to settle and adjust such claim at Borrower’s cost and without Borrower’s consent (provided that if Borrower has commenced the settlement and adjustment of such claim within the sixty (60) day period after the Casualty and thereafter diligently pursued the same, Lender shall not exercise such right to settle and adjust the claim until one hundred eighty (180) days after the Casualty so long as during the entirety of such period no Event of Default shall have occurred and be continuing and Borrower shall continue to diligently pursue the settlement and adjustment of such claim). Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.
5.2.2
    Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold, Borrower may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a Condemnation where the amount of the taking exceeds the Restoration Threshold or if an Event of Default then exists, Borrower may settle and compromise the Condemnation only with the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed) and Lender shall have the opportunity to participate, at Borrower’s cost, in any litigation and settlement discussions in respect thereof and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by any Governmental Authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property, regardless of whether an Award is available or made available, and otherwise comply with the provisions of Section 5.3. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
5.2.3
    Casualty Proceeds.
(a)
    Subject to Section 5.2.3(b), payments received on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii) above shall be deposited directly into the Casualty and Condemnation Account. Notwithstanding the last sentence of Section 5.1.1(a)(iii) above, and provided that no Event of Default shall have occurred and be continuing, proceeds received by Lender on account of business or rental interruption or other loss of income insurance specified in Section 5.1.1(a)(iii) above shall be deposited by Lender into the Cash Management Account (in installments relating to the relevant period) to the extent such proceeds (or a portion thereof) reflect a replacement for lost Rents for the relevant period, as determined by Lender in good faith, and such proceeds shall be applied by Lender in accordance with Section 6.11 hereof. All other such proceeds not reflecting a replacement for lost Rents shall be held by Lender and disbursed in accordance with Section 5.3 hereof.
(b)
    Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrower proposes be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrower, such payment shall not be treated as business or rental interruption Insurance Proceeds unless Borrower has demonstrated to Lender’s satisfaction that the remaining Net Proceeds that will be received from the property insurance carriers are sufficient to pay one hundred percent (100%) of the cost of fully restoring the Improvements or, if such Net Proceeds are to be applied repay the Loan in accordance with the terms hereof, that such remaining Net Proceeds will be sufficient to pay off the Debt in full.
Section 5.3
    Delivery of Net Proceeds.
5.3.1
    Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to the Property and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and be continuing, and that the condition in Section 2.7 hereof has been satisfied, the Net Proceeds will be disbursed by Lender to Borrower. Promptly after receipt of the Net Proceeds, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and may be retained by Borrower pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held for the benefit of Lender and shall be segregated from other funds of Borrower to be used to pay for the cost of Restoration in accordance with the terms hereof.
5.3.2
    Major Casualty or Condemnation.
(c)
    If a Casualty or Condemnation has occurred to the Property and the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available to Borrower for the Restoration, provided that each of the following conditions precedent are satisfied:
(i)
    no Event of Default shall have occurred and be continuing;
(ii)
    (A) in the event the Net Proceeds consists of Insurance Proceeds received in connection with a Casualty, then (1) less than twenty-five percent (25%) of the total floor area of the Improvements at the Property has been damaged, destroyed or rendered unusable as a result of such Casualty and (2) Legal Requirements permit the restoration of the damaged, destroyed or unusable Improvements at the Property to substantially the same configuration and occupancy that existed immediately preceding such Casualty or (B) in the event the Net Proceeds are an Award received in connection with a Condemnation, then less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property;
(iii)
    [intentionally omitted];
(iv)
    the Ground Lease and the Management Agreement shall remain in full force and effect during and after completion of the Restoration, notwithstanding the occurrence of such Casualty or Condemnation;
(v)
    intentionally omitted;
(vi)
    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs (or such later date if Borrower is continuously, diligently and in good faith pursuing such commencement (but in no event no later than one-hundred eighty (180) days after such Casualty or Condemnation, as applicable)) and shall diligently pursue the same to satisfactory completion;

(vii)
    Lender shall be reasonably satisfied that any operating deficits and all payments of principal and interest due and payable under the Note during the period of Restoration will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower;
(viii)
    Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date six (6) months prior to the Stated Maturity Date, (B) the earliest date required for such completion under the terms of any Lease, (C) such time as may be required under applicable Legal Requirements in order to repair and restore the Property to substantially the condition it was in immediately prior to such Casualty or Condemnation, or as otherwise reasonably approved by Lender, as applicable, or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii), without giving effect to any extended period of indemnity endorsement in respect of such coverage;
(ix)
    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;
(x)
    the Restoration shall be done and completed by Borrower in a commercially reasonable and diligent fashion and in compliance with all applicable Legal Requirements;
(xi)
    such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the related Improvements;
(xii)
    Borrower shall deliver to Lender a signed, detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender in its reasonable discretion;
(xiii)
    the Net Proceeds, together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration;
(xiv)
    the Debt Service Coverage Ratio, after giving effect to the Restoration, shall not be less than 1.50 to 1.00;
(xv)
     the Loan to Value Ratio, after giving effect to the Restoration, shall not be greater than sixty percent (60)%; and

(xvi)
    the condition set forth in Section 2.7 hereof shall have been satisfied.
(d)
    The Net Proceeds shall be paid directly to Lender for deposit into the Casualty and Condemnation Account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Obligations. The Net Proceeds shall be disbursed by Lender from the Casualty and Condemnation Account to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (i) all requirements set forth in Section 5.3.2(a) have been satisfied, (ii) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (iii) there exist no notices of pendency, stop orders, mechanics’ or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property arising out of the Restoration which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
(e)
    All plans and specifications required in connection with the Restoration shall be subject to the prior written approval of Lender (not to be unreasonably withheld, conditioned or delayed) and an independent architect selected by Lender (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the Property shall be at least equal in value and general utility to the Property prior to the Casualty or Condemnation, as applicable; it being understood, however, that Borrower shall not be obligated to restore the Property to the precise condition of the Property prior to such Casualty or Condemnation, as applicable, provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty or Condemnation, as applicable. Borrower shall restore all Improvements such that when they are substantially restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to the approval of Lender (not to be unreasonably withheld, conditioned or delayed) and the Casualty Consultant. All reasonable, out-of-pocket costs and expenses incurred by Lender in connection with recovering, holding and advancing the Net Proceeds for the Restoration, including reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
(f)
    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term

“Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Article 5 and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender shall release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which (i) the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, (ii) the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and (iii) Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the Lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(g)
    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(h)
    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender (for deposit into the Casualty and Condemnation Account) before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be deposited by Lender into the Casualty and Condemnation Account and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Obligations.
(i)
    Provided no Event of Default shall have occurred and be continuing, the excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited into the Cash Management Account to be applied in accordance with Section 6.11.1; provided, however, the amount of such excess so deposited in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower with the balance being applied to the Debt in the manner provided for in subsection 5.3.2(h).
(j)
    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower (or deposited in the Cash Management Account) as excess Net Proceeds pursuant to Section 5.3.2(g) may be retained and applied by Lender toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper; provided, however, that if an Event of Default is not continuing, then no Yield Maintenance Premium or other prepayment premium or penalty shall be payable with respect to the application of Net Proceeds in accordance with this Section 5.3.2(h).
ARTICLE 6:
     CASH MANAGEMENT AND RESERVE FUNDS
Section 6.1
    Cash Management Arrangements. Borrower shall cause all Rents and other Gross Revenue (other than payments received on account of the business interruption insurance specified in Subsection 5.1.1(a)(iii), which shall be governed by Section 5.2.3) to be transmitted by Tenants of the Property directly into a trust account (the “Clearing Account”) established and maintained by Borrower at a local bank selected by Borrower and reasonably approved by Lender (the “Clearing Bank”) as more fully described in and pursuant to the Clearing Account Agreement. Without in any way limiting the foregoing, from and after the date hereof, Borrower shall notify and advise each Tenant under each Lease (whether such Lease is presently effective or executed after the date hereof) to send directly to the Clearing Account all payments of Rent pursuant to an instruction letter in the form of Exhibit B attached hereto (a “Tenant Direction Letter”). On the Closing Date, Borrower shall deliver or cause to be delivered a Tenant Direction Letter to each Tenant under each presently effective Lease.
Funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an Eligible Account at the Cash Management Bank controlled by Lender (the “Cash Management Account”) and applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Cash Management Account may be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. As an alternative to establishing each Account required pursuant to the terms of this Agreement as a separate Eligible Account, Lender may also establish or cause to be established subaccounts of the Cash Management Account or the other Accounts described herein which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) whereupon all provisions of this Agreement referring to (i) any Account shall be deemed to apply instead to the corresponding subaccount and (ii) to the Accounts generally shall be deemed to apply instead to the Cash Management Account or any other Account described herein. The Clearing Account, the Cash Management Account and all other Accounts shall be under the sole control and dominion of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts. In the event of a resignation by Clearing Bank, Borrower shall, promptly after receipt of notice of such resignation, designate a successor to Clearing Bank, which successor shall be subject to the reasonable approval of Lender, and shall cause the execution of a replacement Clearing Account Agreement in form and substance satisfactory to Lender and deliver Tenant Direction Letters to all Tenants in accordance with the terms and provisions of this Section 6.1.
Section 6.2
    Required Repairs Funds.
6.2.3
    Deposit of Required Repairs Funds. Borrower shall perform the repairs and other work at the Property as set forth on Schedule V attached hereto (such repairs and other work hereinafter referred to as “Required Repairs”) and shall complete each of the Required Repairs on or before the respective deadline for each repair as set forth on Schedule V. On the Closing Date, Borrower shall deposit or cause to be deposited with or on behalf of Lender the amount, if any, set forth on such Schedule V to perform the Required Repairs (the “Required Repairs Funds”), which Required Repairs Funds shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Required Repairs Account”). Lender’s decision of whether or not to collect Required Repairs Funds in connection with any particular Required Repairs shall not reduce Borrower’s obligation to complete such Required Repair.
6.2.4
    Release of Required Repairs Funds.
(a)
    Lender shall, or shall direct Servicer to, disburse the Required Repairs Funds to Borrower out of the Required Repairs Account upon satisfaction by Borrower of each of the Reserve Disbursement Conditions with respect to each such disbursement. Lender shall not be required to disburse Required Repairs Funds more frequently than once each calendar month, and each disbursement of Required Repairs Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Required Repairs Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Upon Borrower’s completion of all Required Repairs in accordance with this Section 6.2, Lender shall, or shall direct Servicer to, deposit any remaining Required Repairs Funds held in the Required Repairs Account into the Cash Management Account to be applied in accordance with Section 6.11.1. Any Required Repairs Funds remaining in the Required Repairs Account after the Obligations have been paid in full shall be returned to Borrower.
(b)
    Nothing in this Section 6.2.2 shall (i) make Lender responsible for performing or completing any Required Repairs; (ii) require Lender to expend funds in addition to the Required Repairs Funds to complete any Required Repairs; (iii) obligate Lender to proceed with any Required Repairs; or (iv) obligate Lender to demand from Borrower additional sums to complete any Required Repairs.

(c)
    Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Required Repairs and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Required Repairs. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 6.2.2(c)).
(d)
    If a disbursement of Required Repairs Funds will exceed $25,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Required Repairs Funds in order to verify completion of the Required Repairs for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of Required Repairs Funds. Borrower shall pay the actual and reasonable out-of-pocket expenses of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(e)
    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk insurance, public liability insurance and other insurance to the extent required under applicable law in connection with the Required Repairs. All such policies shall be in form and amount satisfactory to Lender.
Section 6.3
    Tax Funds.
6.3.1
    Deposits of Tax Funds. Borrower shall deposit or cause to be deposited with or on behalf of Lender (a) on the Closing Date, the amount of Three Hundred Forty Two Thousand One Hundred Twenty-Two and 83/100 Dollars ($342,122.83) and (b) on each Monthly Payment Date, an amount equal to one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates, which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Tax Account”). Amounts deposited from time to time into the Tax Account pursuant to this Section 6.3.1 are referred to herein as the “Tax Funds”. If at any time, Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower in writing of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives written notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit with or on behalf of Lender, such amount within two (2) Business Days after its receipt of such notice.

6.3.2
    Release of Tax Funds. Provided no Event of Default shall have occurred and be continuing, Lender shall, or shall direct Servicer to, apply the Tax Funds, if any, in the Tax Account to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, or shall direct Servicer to, deposit such excess (as determined by Lender in its reasonable discretion) into the Cash Management Account to be applied in accordance with Section 6.11.1 or credit such excess against future payments to be made to the Tax Funds, such election to be made by Lender in its reasonable discretion. Any Tax Funds remaining in the Tax Account after the Obligations have been paid in full shall be promptly returned to Borrower.
Section 6.4
    Insurance Funds.
6.4.1
    Deposits of Insurance Funds. Subject to Section 6.4.3, Borrower shall deposit or cause to be deposited with or on behalf of Lender (a) on the Closing Date, the amount of $0 Dollars and (b) on each Monthly Payment Date, an amount equal to one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies, which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Insurance Account”). Amounts deposited from time to time into the Insurance Account pursuant to this Section 6.4.1 are referred to herein as the “Insurance Funds”. If at any time, Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower in writing of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided that if Borrower receives written notice of any deficiency after the date that is thirty (30) days prior to expiration of the Policies, Borrower will deposit with or on behalf of Lender, such amount within two (2) Business Days after its receipt of such notice.
6.4.2
    Release of Insurance Funds. Provided no Event of Default shall have occurred and be continuing, Lender shall, or shall direct Servicer to, apply the Insurance Funds, if any, in the Insurance Account to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If at any time the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, or shall direct Servicer to, deposit such excess (as determined by Lender in its reasonable discretion) into the Cash Management Account to be applied in accordance with Section 6.11.1 or credit such excess against future payments to be made to the Insurance Funds, such election to be made by

Lender in its reasonable discretion. Any Insurance Funds remaining in the Insurance Account after the Obligations have been paid in full shall be promptly returned to Borrower.
6.4.3
    Blanket Insurance. Lender shall suspend Borrower’s obligations under this Section 6.4 to the extent that Lender is reasonably satisfied, based on evidence provided by Borrower from time to time, that all of the Property is covered by a blanket insurance program that provides insurance meeting the requirements of this Agreement and Lender’s other customary requirements for blanket insurance programs, and that the premiums under such blanket insurance program are being paid when due. Borrower shall, no less than ten (10) days prior to the annual expiration date of any such blanket insurance program, provide evidence of the renewal of such program together with such additional evidence as Lender may demand from time to time.
Section 6.5
    Capital Expenditure Funds.
6.5.1
    Deposits of Capital Expenditure Funds. Borrower shall deposit or cause to be deposited with or on behalf of Lender on each Monthly Payment Date during a Reserve Funds Trigger Period, the amount of Five Thousand One Hundred Forty Nine and 65/100 Dollars ($5,149.65) for Capital Expenditures Work, which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Capital Expenditure Account”). Amounts deposited from time to time into the Capital Expenditure Account pursuant to this Section 6.5.1 are referred to herein as the “Capital Expenditure Funds”.
6.5.2
    Release of Capital Expenditure Funds.
(a)
    Lender shall, or shall direct Servicer to, disburse the Capital Expenditure Funds to Borrower out of the Capital Expenditure Account provided (i) such disbursement is for Capital Expenditures incurred in connection with an Approved Capital Expenditure and (ii) Borrower shall have satisfied each of the Reserve Disbursement Conditions with respect to each such disbursement. For the avoidance of doubt, in the event a Reserve Funds Trigger Period ends, any Capital Expenditure Funds then on deposit in the Capital Expenditure Account shall continue to be made available to Borrower for Approved Capital Expenditures in accordance with this Section 6.5.2. Lender shall not be required to disburse Capital Expenditure Funds more frequently than once each calendar month, and each disbursement of Capital Expenditure Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Capital Expenditure Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Lender shall not be obligated to make disbursements of Capital Expenditure Funds to reimburse Borrower for the costs of routine maintenance to the Property, replacements of inventory or for costs which are to be reimbursed from the Required Repairs Funds or Rollover Funds. Any Capital Expenditure Funds remaining after the Obligations have been paid in full shall be promptly returned to Borrower.

(b)
    Nothing in this Section 6.5.2 shall (i) make Lender responsible for performing or completing any Capital Expenditures Work; (ii) require Lender to expend funds in addition to the Capital Expenditure Funds to complete any Capital Expenditures Work; (iii) obligate Lender to proceed with any Capital Expenditures Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Capital Expenditures Work.
(c)
    Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Capital Expenditures Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Capital Expenditures Work. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in Section 6.5.2(d).
(d)
    If a disbursement of Capital Expenditure Funds will exceed $25,000.00, Lender may require an inspection of the Property at Borrower’s expense prior to making a disbursement of Capital Expenditure Funds in order to verify completion of the Capital Expenditures Work for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and may require a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of Capital Expenditure Funds. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
(e)
    In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, public liability insurance and other insurance to the extent required under applicable law in connection with Capital Expenditures Work. All such policies shall be in form and amount satisfactory to Lender.
Section 6.6
    Rollover Funds/Free Rent Funds.
6.6.1
    Deposits of Rollover Funds.
(f)
    Borrower shall deposit or cause to be deposited with or on behalf of Lender (i) on the Closing Date, the amount of Nine Hundred Sixty One Thousand One Hundred Sixteen and 00/100 Dollars ($961,116.00) for tenant improvements and leasing commissions pursuant to any Lease in effect as of the date hereof, and (ii) on each Monthly Payment Date during a Reserve Funds Trigger Period, an amount equal to Forty Six Thousand Three Hundred Seven and 04/100 Dollars ($46,307.04), for tenant improvements and leasing commissions that may be incurred following the date hereof pursuant to Leases, or modifications or amendments to Leases, entered into after the date hereof in accordance with Section 4.1.10 of this Agreement, which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Rollover Account”). Amounts deposited from time to time into the Rollover Account pursuant to this Section 6.6.1 are referred to herein as the “Rollover Funds”.
(g)
    In addition to the required deposit set forth in subsection (a) above, the following items shall be deposited into the Rollover Account and held as Rollover Funds and shall be disbursed and released as set forth in Section 6.6.2 below, and Borrower shall advise Lender at the time of receipt thereof of the nature of such receipt so that Lender shall have sufficient time to instruct the Cash Management Bank to deposit and hold such amounts in the Rollover Account pursuant to this Agreement and the Cash Management Agreement: all sums paid with respect to (A) a modification of any Lease or otherwise paid in connection with Borrower taking any action under any Lease (e.g., granting a consent) or waiving any provision thereof (but only to the extent that such modification or action taken under the applicable Lease (i) reduces the amount of rent payable, or space demised, under the applicable Lease, (ii) grants the applicable Tenant a right to rent abatement, (iii) reduces the term of the applicable Lease or (iv) releases or discharges the applicable Tenant under any Lease from any obligation thereunder), (B) any settlement of claims of Borrower against third parties in connection with any Lease, (C) any default, rejection, termination, surrender or cancellation of any Lease (including in any Bankruptcy Action), lease buy out and surrender payments from any Tenant (including any forfeited security deposit or payment relating to unamortized tenant improvements and/or leasing commissions) (collectively, “Lease Termination Payments”), and (D) any holdover rents or use and occupancy fees from any Tenant or former Tenant (to the extent not being paid for use and occupancy or holdover rent). In the event that any Lease Termination Payment is required pursuant to the terms of the Ground Lease to be delivered to the lessor under the Ground Lease, then Borrower shall (in addition to delivering the applicable Lease Termination Payment to the lessor under the Ground Lease) deposit an amount equal to the amount of such Lease Termination Payment into the Rollover Account.
6.6.2
    Release of Rollover Funds. Lender shall, or shall direct Servicer to, disburse the Rollover Funds to Borrower out of the Rollover Account provided (a) such disbursement is for an Approved Leasing Expense, (b) if the requested disbursement is for the payment or reimbursement of Approved Leasing Expenses associated with a Major Lease, Lender shall have reviewed and approved such Major Lease (or deemed to have approved such Major Lease pursuant to the terms of this Agreement), and (c) Borrower shall have satisfied each of the Reserve Disbursement Conditions with respect to each such disbursement. For the avoidance of doubt, in the event a Reserve Funds Trigger Period ends, any Rollover Funds then on deposit in the Rollover Account shall continue to be made available to Borrower for Approved Leasing Expenses in accordance with this Section 6.6.2. Lender shall not be required to disburse Rollover Funds more frequently than once each calendar month, and each disbursement of Rollover Funds must be in an amount not less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Rollover Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Any Rollover Funds remaining after the Obligations have been paid in full shall be promptly returned to Borrower.

6.6.3
    Deposits of Free Rent Funds. Borrower shall deposit or cause to be deposited with or on behalf of Lender on the Closing Date, the amount of Seven Hundred Twelve Thousand Two Hundred Sixty Six and 25/100 Dollars ($712,266.25), as replacement for Rent during the period that any free rent periods or rent abatements are in effect under any Lease, which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Free Rent Account”). Amounts deposited from time to time into the Free Rent Account pursuant to this Section 6.6.1 are referred to herein as the “Free Rent Funds”.
6.6.4
    Release of Free Rent Funds. So long as no Event of Default is then continuing and Lender’s access to such funds is not impaired, Lender shall, or shall direct Servicer to, disburse the Free Rent Funds to the Clearing Account as set forth on Schedule XIII attached hereto.
Section 6.7
    Ground Rent Funds.
6.7.1
    Deposits of Ground Rent Funds. Borrower shall deposit or cause to be deposited with or on behalf of Lender (a) on the Closing Date, the amount of One Hundred Sixteen Thousand Sixteen and No/100 Dollars ($116,016.00) and (b) on each Monthly Payment Date, an amount equal to the Ground Rent that will be payable under the Ground Lease for the month immediately following the month in which such Monthly Payment Date occurs, which amounts shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Ground Rent Account”). Amounts deposited from time to time into the Ground Rent Account pursuant to this Section 6.7.1 are referred to herein as the “Ground Rent Funds”. Such deposit may be increased from time to time by Lender in such amount as Lender shall deem to be necessary in its reasonable discretion to reflect any increases in the Ground Rent.
6.7.2
    Release of Ground Rent Funds. Provided no Event of Default shall have occurred and be continuing, Lender shall, or shall direct Servicer to, apply the Ground Rent Funds to payments of Ground Rent. In making any payment relating to Ground Rent, Lender may do so according to any bill or statement given by Ground Lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If at any time the amount of the Ground Rent Funds shall exceed the amounts due for Ground Rent, Lender shall, or shall direct Servicer to, deposit such excess (as determined by Lender in its reasonable discretion) into the Cash Management Account to be applied in accordance with Section 6.11.1 or credit such excess against future payments to be made to the Ground Rent Funds, such election to be made by Lender in its reasonable discretion. Any Ground Rent Funds remaining after the Obligations have been paid in full shall be promptly returned to Borrower.
Section 6.8
    Operating Expenses. On each Monthly Payment Date, an amount sufficient to pay monthly Approved Operating Expenses at the Property in accordance with the Annual Budget or Approved Annual Budget, as applicable, (together with additional funds, if any, for monthly Approved

Operating Expenses not set forth in the Annual Budget or Approved Annual Budget, as applicable, as requested by Borrower pursuant to the definition of Approved Operating Expenses, as well as monthly Extraordinary Expenses requested by Borrower and approved by Lender in accordance with the terms hereof) (but without duplication for any expenses to be funded with amounts deposited to the other Reserve Funds) shall be transferred by or at the direction of Lender into an Account established to hold such funds (the “Operating Expense Account”) to the extent there are amounts remaining in the Cash Management Account after deposits for items (a) through (g) of Section 6.11.1. Amounts deposited from time to time into the Operating Expense Account pursuant to this Section 6.8 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default shall have occurred and be continuing, Lender shall, or shall direct Servicer to, disburse Operating Expense Funds to Borrower out of the Operating Expense Account promptly following each Monthly Payment Date for the payment of Approved Operating Expenses at the Property and any Extraordinary Expenses requested by Borrower and approved by Lender in accordance with the terms hereof in each case for the applicable monthly period.
Section 6.9
    Excess Cash Flow Funds. During the continuance of a Cash Sweep Event Period, all Excess Cash Flow together with any DSCR Remedial Payments and DSCR Remedial RF Payment Amount, as applicable, made to Lender for deposit to the Excess Cash Flow Account in lieu of being paid to the Lender for application to the Outstanding Principal Balance, Yield Maintenance Premium, and other interest and fees due Lender under the Loan shall be transferred by the Cash Management Bank into an Account established to hold such funds (the “Excess Cash Flow Account”) and held as additional security for the Loan. Amounts deposited from time to time into the Excess Cash Flow Account pursuant to this Section 6.9 are referred to herein as the “Excess Cash Flow Funds”. Provided no Event of Default shall have occurred and be continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account upon the occurrence of a Cash Sweep Event Cure shall be deposited into the Cash Management Account to be applied in accordance with Section 6.11.1, unless payment of such funds to Borrower would cause the occurrence of a Cash Sweep DSCR Trigger Event that had been cured by Borrower’s deposit of a DSCR Remedial Payment Amount or DSCR Remedial RF Payment Amount, as applicable, to the Excess Cash Flow Account.
Section 6.10
    Security Interest in Reserve Funds; Reserve Funds Generally.
6.10.1
    Grant of Security Interest. Borrower hereby pledges, assigns and grants a security interest to Lender, as security for the payment and performance of the Obligations, in all of Borrower’s right, title and interest in and to the Clearing Account, and the Cash Management Account, any other Account, any and all monies, checks, notes, bonds, money orders, letters of credit, other instruments and other investment property now or hereafter deposited or held in the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Lender. The Reserve Funds shall not constitute a trust fund and may be commingled with other monies held by Lender.
6.10.2
    Interest on Certain Reserve Funds; Income Taxes. All Reserve Funds may be invested in

Permitted Investments as directed by Lender in accordance with the terms of the Cash Management Agreement. Borrower acknowledges and agrees that the availability of and return on certain Permitted Investments depends, in part, upon the availability of Permitted Investments to the Cash Management Bank, the size of the balance of the applicable Reserve Funds and/or the frequency of deposits into and withdrawals from the Reserve Funds and that certain Permitted Investments may be or become unavailable from time to time with respect to the Reserve Funds for a variety of reasons, including, without limitation, any of the foregoing factors. Borrower acknowledges and agrees that the interest or income received on the Reserve Funds may not be the highest return available on cash-based investments and further acknowledges and agrees that none of Lender, any Servicer of the Loan, the Cash Management Bank or any of their respective agents or representatives shall be obligated to seek the highest return available on cash-based investments and none of Lender, any Servicer of the Loan, the Cash Management Bank or any of their respective agents or representatives shall be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall deposit with Lender an amount equal to any actual losses sustained on the investment of any funds constituting the Reserve Funds within two (2) Business Days of Lender’s notice. All earnings or interest on each of the Reserve Funds (other than the Tax Funds and the Insurance Funds) shall be and become part of the respective Reserve Fund and shall be disbursed as provided in the paragraph(s) of this Agreement applicable to each such Reserve Fund. All earnings and interest on the Tax Funds and the Insurance Funds shall be the sole property of and paid to Lender. Borrower shall report on its federal, state, commonwealth, district and local income tax returns all interest or income accrued on the Reserve Funds (other than the Tax Funds and the Insurance Funds).
6.10.3
    Prohibition Against Further Encumbrance. Borrower shall not, without the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or permit any Lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
Section 6.11
    Property Cash Flow Allocation.
6.11.1
    Order of Priority of Funds in Cash Management Account. Subject to the other provisions of the Loan Documents, on each Monthly Payment Date during the Term, except during the continuance of an Event of Default, all funds deposited into the Cash Management Account during the immediately preceding Interest Period shall be applied on such Monthly Payment Date in the following order of priority: (a) First, to make the required payments of Ground Rent Funds into the Ground Rent Account as required under Section 6.7; (b) then, to make the required payments of Tax Funds into the Tax Account as required under Section 6.3; (c) then, to make the required payments of Insurance Funds into the Insurance Account as required under Section 6.4; (d) then, funds sufficient to pay the Monthly Debt Service Payment into an Account established for such purpose; (e) then, to make the required payments of Capital Expenditure Funds into the Capital Expenditure Account as required under Section 6.5; (f) then, to make the required payments of

Rollover Funds into the Rollover Account as required under Section 6.6; (g) then, funds sufficient to pay any interest accruing at the Default Rate, late payment charges and all other amounts, other than those described under other clauses of this Section 6.11.1, then due to Lender and/or any Indemnified Party under the Loan Documents into an Account established for such purpose; (h) then, to make the required payments of Operating Expense Funds into the Operating Expense Account as required under Section 6.8; (i) then, during the continuance of a Cash Sweep Event Period, all amounts remaining in the Cash Management Account after deposits for items (a) through (h) above (the “Excess Cash Flow”) into the Excess Cash Flow Account as required under Section 6.9; and (k) lastly, provided no Cash Sweep Event Period shall then be in effect, payments to, or as directed by, Borrower of all Excess Cash Flow.
6.11.2
    Failure to Make Payments. The failure of Borrower to make all of the payments required under clauses (a) through (g) of Section 6.11.1 in full on each Monthly Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Cash Management Account for such payments, and an Event of Default is not otherwise in existence, the failure by the Cash Management Bank, Lender or Servicer to allocate such funds into the appropriate Accounts or to make the required payments from such Accounts shall not constitute an Event of Default. The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to the Loan Documents.
6.11.3
    Application After Event of Default. Notwithstanding anything to the contrary contained in Section 6.11.1, upon the occurrence and during the continuance of an Event of Default, Lender shall be under no obligation to release or disburse any of the Reserve Funds and may, at its option, withdraw the Reserve Funds and any other funds of Borrower then in the possession of Lender, Servicer or the Cash Management Bank (including any Gross Revenue) and apply such funds to the items for which the Reserve Funds were established or to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
ARTICLE 7:
     PROPERTY MANAGEMENT
Section 7.1
    The Management Agreement.
Borrower hereby agrees that the fee paid to Manager in compensation for Manager’s services conducted in connection with the management of the Property shall not exceed three percent (3.00%) of Gross Revenue. Borrower shall (a) cause Manager to manage the Property in accordance with the Management Agreement, (b) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed and observed, (c) promptly notify Lender of any default (after any applicable notice and cure period set forth in the Management Agreement) under the Management Agreement of which it is aware, (d) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, estimate, report and each material notice received by it under the Management Agreement, and (e) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed (after any applicable notice and cure period set forth in the Management Agreement), then, without limiting Lender’s other rights or remedies under the Loan Documents, and without waiving or releasing Borrower from any of its Obligations hereunder or under the Management Agreement, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed.
Section 7.2
    Prohibition Against Termination or Modification of Management Agreement.
    Borrower shall not, without the prior written consent of Lender, (a) surrender, terminate, cancel, modify, renew or extend the Management Agreement (other than a renewal or extension provided for in the Management Agreement); provided, that so long as no Event of Default shall have occurred and be continuing or would occur as a result of such replacement, Borrower may replace Manager with a Qualified Manager pursuant to a Replacement Management Agreement, (b) enter into any new or other agreement relating to the management or operation of the Property with Manager or any other Person, (c) consent to the assignment by Manager of its interest under the Management Agreement (to the extent Borrower has a right to consent to such assignment pursuant to the terms of the Management Agreement), (d) permit or suffer any Transfer of the ownership, management or Control of an Affiliated Manager to occur, or (e) waive or release any of its rights and remedies under the Management Agreement in any material respect.
Section 7.3
    Expiration or Termination of Management Agreement.
7.3.4
    Expiration or Manager Termination. In the event that the Management Agreement expires or is surrendered, terminated or canceled (without limiting any obligation of Borrower to obtain Lender’s consent to any surrender, termination, cancellation, modification, renewal or extension of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall enter into a Replacement Management Agreement with a Qualified Manager contemporaneously with such expiration, surrender, termination or cancellation.
7.3.5
    Intentionally Omitted.
7.3.6
    Lender’s Right to Require Replacement of Management Agreement. Lender shall have the right to require Borrower to replace Manager with a Qualified Manager chosen by Borrower which is not an Affiliate of Borrower or Guarantor to manage the Property pursuant to a Replacement

Management Agreement upon the occurrence of any one or more of the following events: (a) at any time following the occurrence of an Event of Default, (b) if at any time the Debt Service Coverage Ratio falls below 1.25 to 1.00, (c) if Manager shall be in default under the Management Agreement, in any material respect, beyond any applicable notice and cure period, (d) if Manager shall become insolvent or a debtor in any Bankruptcy Action, or (e) if at any time Manager has engaged in gross negligence, fraud or willful misconduct.
7.3.7
    Intentionally Omitted.
7.3.8
    Actions Following Event of Default. Upon the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Lender.
7.3.9
    Assignment of Management Agreement. If at any time Lender consents to the appointment of a new manager and/or the execution of a management agreement under this Agreement, such manager and Borrower shall, as a condition of Lender’s consent, execute an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or in such other form and substance reasonably satisfactory to Lender).
ARTICLE 8:
     TRANSFERS
Section 8.1
    Permitted Transfer of the Property. Borrower shall have the right to unlimited Transfers of the Property to one or more Permitted Transferees as part of a single transaction and have such Permitted Transferee assume the Loan provided that the following conditions precedent are satisfied: (a) Lender shall have received a notice from Borrower of such proposed Transfer not less than thirty (30) days prior to the proposed date of Transfer; (b) no Default or Event of Default shall have occurred and be continuing or shall occur solely as a result of such Transfer; (c) unless the Permitted Transferee is a Permitted Title Holder, Lender shall have received a Rating Agency Confirmation as to the conveyance of the Property to, and the assumption of the Loan by, such Permitted Transferee and the replacement and release of Guarantor as contemplated in clause (h) below; (d) Lender shall have received an agreement, in form and substance reasonably acceptable to Lender, pursuant to which Permitted Transferee has assumed all of Borrower’s obligations under the Loan Documents; (e) Borrower shall have paid to Lender an assumption fee equal to one-half of one percent (0.5%) of the Outstanding Principal Balance for the first Transfer and assumption and one percent (1%) of the Outstanding Principal Balance for each subsequent Transfer and assumption; (f) Lender shall have received such agreements, certificates, legal opinions and other documentation as may be reasonably requested by Lender (which such agreements, certificates, legal opinions and other documents shall be, to the extent applicable, in form and substance the same as those delivered to Lender in connection with the closing of the Loan), including, without limitation, a title insurance endorsement confirming the Lien of the Mortgage as a valid first lien on the Property subject to

Permitted Encumbrances; (g) unless the Permitted Transferee is a Permitted Title Holder, the Permitted Transferee or such Transferee’s Principals shall have sufficient experience in the ownership and management of properties similar in the type of location, size, class, use, operation and value as the Property, (h) the Permitted Transferee shall enter into a Replacement Management Agreement with a Qualified Property Manager, (i)(1) one or more Satisfactory Replacement Guarantors shall (A) have assumed all obligations of Guarantor under the Guaranty and Environmental Indemnity for events or conditions occurring subsequent to the Transfer or (B) have executed and delivered to Lender a replacement guaranty and a replacement environmental indemnity in each case in form and substance substantially the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender, for liabilities arising from any circumstance, condition, action or event first occurring after the effective date of such substitution, (2) if required by Lender or the Rating Agencies, Borrower shall have delivered to Lender an opinion from counsel, and in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion stating, among other things, (A) that the Guaranty and the Environmental Indemnity (or the replacement guaranty and environmental indemnity, as the case may be) are enforceable against such Satisfactory Replacement Guarantor in accordance with their terms and (B) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to tax as a result of such replacement and release of the Guarantor, (3) if required by Lender or the Rating Agencies, Borrower shall have delivered to Lender a new Insolvency Opinion, and (4) Lender and the Rating Agencies shall have received such other documentation and information as may be reasonably requested by Lender or requested by the Rating Agencies in connection with such replacement and release of Guarantor, including, without limitation, a spousal consent in form and substance acceptable to Lender, as and to the extent applicable; and (j) such Transfer, assumption and replacement and release shall not be prohibited under the Ground Lease and/or Borrower shall have obtained any consents required from Ground Lessor in connection with such Transfer, assumption and replacement and release and delivered the same to Lender. Upon the closing of a Transfer and assumption and the satisfaction of all of the above requirements, the named Guarantor herein shall be released from any further liability under the Guaranty and the Environmental Indemnity for acts that arise from and after the date of such Transfer and assumption and the approved substitute guarantor(s) shall be the “Guarantor” for all purposes of this Agreement.
Section 8.2
    Permitted Transfers of Interest in Restricted Parties. Subject to the terms and provisions of Article 7 and this Article 8, the following Transfers in Restricted Parties shall be permitted hereunder without the approval of Lender:
(e)
    Except in connection with any Transfers which are permitted pursuant to Section 8.2(b) and Section 8.2(c) below, one Transfer or a series of Transfers of the direct or indirect ownership interests in any Restricted Party provided that (i) no Event of Default shall have occurred and be continuing (excluding any Transfer or series of Transfers of less than five percent (5%) direct or indirect interest in Borrower) or would occur as a result of such Transfer, (ii) such Transfer shall not cause a change in Control of Borrower or Guarantor, (iii) the Property shall continue to be managed by Manager pursuant to the Management Agreement or by a Qualified Manager pursuant to a Replacement Management Agreement, (iv) after giving effect to such Transfer, (A) Guarantor shall continue to own, directly or indirectly, at least fifty-one percent (51%) of all legal, beneficial and economic interests in Borrower, and shall continue to Control Borrower and (B) ARCNYC REIT shall continue to own, directly or indirectly, at least fifty-one percent (51%) of all legal, beneficial and economic interests in Guarantor and shall continue to Control each of Guarantor and Borrower, (v) in connection with any Transfer subject to the requirements of Section 8.2(d), Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer and the organizational documents of the transferee and its constituent parties reasonably required by Lender not less than ten (10) Business Days prior to the date of such Transfer; provided, however, in connection with any single Transfer of less than twenty percent (20%) of direct or indirect interests in any Restricted Party permitted under this Section 8.2(a), such notice and accompanying documentation may be delivered not more than ten (10) days after the date of such Transfer and provided further that Borrower shall have the right to revoke such notice provided that Borrower shall reimburse Lender on demand for the reasonable actual costs and expenses incurred by Lender in connection with any such revocation, (vi) Borrower shall continue to comply with the single purpose entity requirements set forth in Section 4.1.15 and Schedule III herein, and (vii) such Transfer shall not be prohibited under the Ground Lease and/or Borrower shall have obtained any consents required from Ground Lessor in connection with such Transfer, assumption and replacement and release and delivered the same to Lender
(f)
    Notwithstanding anything to the contrary in Section 8.2(a), but subject to Section 8.2(c) below, one Transfer or a series of Transfers of direct or indirect ownership interests in Guarantor provided that (i) no Event of Default shall have occurred and be continuing (excluding any Transfer or series of Transfers of less than five percent (5%) direct or indirect interest in Guarantor) or would occur as a result of such Transfer, (ii) the Property shall continue to be managed by Manager pursuant to the Management Agreement or by a Qualified Manager pursuant to a Replacement Management Agreement, (iii) after giving effect to such Transfer, (A) Guarantor (or its permitted successor) shall continue to own, directly or indirectly, at least fifty-one percent (51%) of all legal, beneficial and economic interests in Borrower, and shall continue to Control Borrower and (B) one or more Qualified Equity Holders shall own, directly or indirectly, at least fifty-one percent (51%) of all legal beneficial and economic interests in and shall Control each of Guarantor (or its permitted successor) and Borrower, (iv) in connection with any Transfer subject to the requirements of Section 8.2(d), Borrower shall give Lender notice of such Transfer together with copies of all instruments effecting such Transfer and the organizational documents of the transferee and its constituent parties reasonably required by Lender not less than ten (10) Business Days prior to the date of such Transfer; provided, however, in connection with any single Transfer of less than twenty percent (20%) of direct or indirect interests in Guarantor permitted under this Section 8.2(b), such notice and accompanying documentation may be delivered not more than ten (10) days after the date of such Transfer, (v) Borrower shall continue to comply with the single purpose entity requirements set forth in Section 4.1.15 herein, (vi) Borrower provides, if applicable, a Satisfactory Replacement Guarantor that satisfies the Satisfactory Guarantor Substitution Conditions, (vii) [intentionally omitted], and (viii) such Transfer shall be not be prohibited under the Ground Lease and/or Borrower shall have obtained any consents required from Ground Lessor in connection with such Transfer, assumption and replacement and release and delivered the same to Lender.
(g)
    The sale, transfer or issuance of shares of stock in ARCNYC REIT, provided either (i) such shares of stock are listed on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange or (ii) such shares of stock are sold, transferred or issued in the ordinary course of business through licensed broker dealers in accordance with all applicable legal requirements to third party investors in a manner consistent with previous offerings conducted by ARCNYC REIT. For the avoidance of doubt, any listing of the shares of stock in ARCNYC REIT on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange shall not be a prohibited Transfer hereunder.
(h)
    Notwithstanding anything in this Section 8.2 to the contrary, and without limiting any of the foregoing requirements of this Section 8.2, if after giving effect to any Transfer permitted by this Section 8.2 (other than a Transfer permitted by Section 8.2(c) or other Transfers of securities listed on the New York Stock Exchange, NASDAQ Global Select Market or another nationally recognized stock exchange), (i) twenty percent (20%) or more in the aggregate of the direct or indirect ownership interests (or any class of ownership interests) in Borrower or Guarantor would be owned by a Person (together with its Affiliates) which did not own twenty percent (20%) or more of the direct or indirect ownership interests (or any class of ownership interests) in Borrower or Guarantor, as applicable, on the Closing Date or as a result of other Transfers previously made in accordance with the terms and provisions of this Agreement, or if any change in Control of Borrower or Guarantor occurs, then, as a condition to any such Transfer or change in Control being permitted hereunder, the transferee or Person acquiring Control (together with its Affiliates) shall satisfy the Lender Transfer Requirements prior to the date of such Transfer or change in Control, and/or (ii) forty-nine percent (49%) or more in the aggregate of the direct or indirect ownership interests in Borrower would be owned by a Person (together with its Affiliates) which did not own forty-nine percent (49%) or more of the direct or indirect ownership interests in Borrower on the Closing Date or as a result of other Transfers previously made in accordance with the terms and provisions of this Agreement, then, as a condition to any such Transfer being permitted hereunder, Borrower shall deliver to Lender a new Insolvency Opinion, in each case prior to the date of such Transfer or, in the case of a Transfer triggered by the death or incapacity of an individual, within thirty (30) days after the date of such Transfer.
Section 8.3
    Costs and Expenses. Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender in connection with any Transfer, assumption, and/or replacement of any Guarantor, including, without limitation, after a Securitization, the cost of any Rating Agency Confirmation and all reasonable fees and expenses of Lender’s counsel, and the cost of any required counsel opinions (substantially in the form previously provided to Lender with respect to the then existing Guarantor), including, without limitation, Insolvency Opinions and opinions related to REMIC Trusts or other securitization or tax issues.

Section 8.4
    Compliance with other Covenants. The foregoing provisions of this Article 8 shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or cause the compliance with) the other covenants set forth in this Agreement and the other Loan Documents (including, without limitation, those covenants relating to OFAC and ERISA matters).
ARTICLE 9:
     SALE AND SECURITIZATION OF MORTGAGE
Section 9.1
    Sale of Mortgage and Securitization.
(i)
    Lender shall have the right (i) to sell, assign, pledge or otherwise transfer the Loan or any portion thereof or interest therein to any Person, (ii) to sell participation interests in the Loan to any Person, or (iii) to securitize the Loan or any portion thereof or interest therein in one or more private or public single asset or pooled loan securitizations. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”).
(j)
    If reasonably requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies or applicable Legal Requirements in connection with any Secondary Market Transaction as follows:
(i)
    (A) provide (x) updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Guarantor, ARCNYC REIT, any Affiliate Manager, and any Person owned (directly or indirectly) by, Controlled by or under common Control with, ARCNYC REIT which also owns an interest (direct or indirect) in Borrower (each a “Specified Affiliate”), including, without limitation, the information set forth on Schedule VI attached hereto, (y) information (other than financial information) with respect to any Manager which is not an Affiliated Manager and any Affiliate of Borrower which is not a Specified Affiliate, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each Tenant) relating to the Property, and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the information referred to in clauses (A), (B) and (C) shall hereinafter be referred to collectively as “Updated Information”), together, if customary and reasonably available, with appropriate verification of the Updated Information through letters of auditors, certificates of third party service providers or opinions of counsel reasonably acceptable to Lender and the Rating Agencies;

(ii)
    provide opinions of counsel, which may be relied upon by Lender and the NRSROs, and their respective counsel, agents and representatives, as to bankruptcy non-consolidation, or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Borrower, Guarantor and any Affiliate of Borrower or Guarantor, which counsel and opinions shall be reasonably satisfactory to Lender and satisfactory to the Rating Agencies in their sole discretion;
(iii)
    provide updated (as of the closing date of any Secondary Market Transaction) representations and warranties made in the Loan Documents, as the same may be modified, as necessary, to reflect matters in existence at the time such update is provided);
(iv)
    subject to the limitations in clauses (1) through (5) of Section 9.3, execute modifications and amendments to the Loan Documents and Borrower’s organizational documents as Lender or the Rating Agencies may require;
(v)
    provide access to, and conduct tours of, the Property; and
(vi)
    provide certifications or other evidence of reliance reasonably acceptable to Lender and acceptable to the Rating Agencies with respect to third party reports and other information obtained in connection with the origination of the Loan or any Updated Information.
(k)
    Borrower agrees that (i) Lender may disclose any information relating to the Property, the business operating at the Property, Borrower, Guarantor, any Affiliate of Borrower or Guarantor, Manager or the Loan (including information provided by or on behalf of Borrower or any of its Affiliates to Lender) to any Person (including, but not limited to, investors or prospective investors in the Securities, the NRSROs, investment banking firms, accounting firms, law firms and other third-party advisory and service providers relating to a Securitization) actually or potentially involved in or related to any Secondary Market Transaction or any other Person reasonably requesting such information in connection with a Secondary Market Transaction and (ii) the findings and conclusions of any third-party due diligence report obtained by Lender or other Indemnified Persons may be made publicly available if required, and in the manner prescribed, by applicable Legal Requirements. Except as otherwise provided by applicable law, Lender shall utilize all non public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective Affiliates (provided they shall be notified of the confidential nature of the information); (b) to any lender or financial institution making any portion of the Loan (provided they shall be notified of the confidential nature of the information); (c) as reasonably requested by any assignee, participant, investor in the Loan or other transferee in connection with any contemplated Secondary Market Transaction (provided they shall be notified of the confidential nature of the information); (d) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (e) to Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (f) if an Event of Default exists, to any other Person, to the extent disclosure to such Person is required and/or necessary for Lender to exercise and/or enforce its rights and remedies hereunder or under any of the other Loan Documents; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section 9.1(c) or (y) becomes available to Lender on a nonconfidential basis from a source other than Borrower or any Affiliate thereof.
(l)
    If, at the time a Disclosure Document is being prepared for a Securitization, Lender reasonably determines that Borrower alone or Borrower and one or more Affiliates of Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender, upon request the following financial information:
(i)
    if Lender reasonably determines that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Property and the Related Properties for the most recent fiscal year and interim period if required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or
(ii)
    if Lender reasonably determines that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which may include, if and as required by Regulation AB, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Property for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Property is the Significant Obligor and the Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other Legal Requirements) was acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).
(m)
    Further, if requested by Lender pursuant to a requirement under Regulation AB, Borrower shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any Tenant of the Property if, in connection with a Securitization, Lender expects there to be, as of the cutoff date for such Securitization, a concentration with respect to such Tenant or group of Affiliated Tenants within all of the mortgage loans included or expected to be included in the Securitization such that such Tenant or group of Affiliated Tenants would constitute a Significant Obligor. Borrower shall furnish to Lender, in connection with the preparation of the Disclosure Documents and, if required by Regulation AB, on an ongoing basis, financial data and/or financial statements with respect to such Tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender (and to the extent the same is required under Regulation AB), but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(n)
    If Lender determines that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, are a Significant Obligor, then, to the extent the same is required under Regulation AB, Borrower shall furnish to Lender, upon Lender’s request, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender (and to the extent the same is required under Regulation AB), but only for so long as such entity or entities are a Significant Obligor and either (i) Exchange Act Filings are required to be made under applicable Legal Requirements or (ii) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(o)
    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods (or such later date as required to comply with Regulation AB):
(i)
    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender; and
(ii)
    with respect to ongoing information required under Section 9.1(e) and (f) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrower, in each case if and when requested by Lender.

(p)
    If requested by Lender, Borrower shall provide Lender, promptly, and in any event within three (3) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by Lender.
(q)
    If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrower shall provide Lender, promptly upon request, a list of Tenants (including all affiliates of such Tenants) that in the aggregate (1) occupy ten percent (10%) or more (but less than twenty percent (20%)) of the total floor area of the improvements or represent ten percent (10%) or more (but less than twenty percent (20%)) of aggregate base rent, and (2) occupy twenty percent (20%) or more of the total floor area of the improvements or represent twenty percent (20%) or more of aggregate base rent.
(r)
    All financial statements provided by Borrower pursuant to Section 9.1(d), (e), (f) or (g) shall be prepared in accordance with GAAP (if and to the extent required by Regulation AB), and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall, or necessary in order to satisfy the requirements of such regulations, be audited by independent accountants of Borrower reasonably acceptable to Lender in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.
Section 9.2
    Securitization Indemnification.
(h)
    Borrower understands and agrees that information provided to Lender by Borrower or its agents, counsel and representatives may be included in Disclosure Documents in connection with a Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the NRSROs, investment banking firms, accounting firms, law firms and other third-party advisory and service providers relating to a Securitization.
(i)
    Borrower hereby agrees (i) to indemnify Lender, any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the issuer, sponsor, depositor or seller in connection with a Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in connection with a Securitization, any other issuers, depositors, underwriters, placement agents or initial purchasers of Securities issued in connection with a Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates, and each Person that controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”) for any losses, liabilities, obligations, claims, damages, penalties, actions, judgments, suits, costs and expenses (collectively, the “Liabilities”) to which any Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact, as it relates to Borrower, Borrower Affiliates, the Property (or any portion thereof), any Affiliated Manager, Guarantor or ARCNYC REIT, contained in the information provided to Lender by Borrower, any Affiliate of Borrower or any of their respective agents, counsel or representatives (collectively, the “Covered Disclosure Information”), (B) the omission or alleged omission to state therein a material fact required to be stated in such Covered Disclosure Information or necessary in order to make the statements in such Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and/or (C) a breach of the representations and warranties made by Borrower in Section 3.1.40 of this Agreement and (ii) to reimburse each Indemnified Person for any out-of-pocket legal or other expenses actually incurred by such Indemnified Person in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (i) or (ii) above only to the extent that any such Liability arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission made in reliance upon and in conformity with (x) information furnished by or on behalf of Borrower to Lender (1) in connection with the preparation of the Covered Disclosure Information or (2) in connection with the underwriting or closing of the Loan or (y) any of the reports, statements or other information furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement, including, without limitation, financial statements of Borrower and operating statements and rent rolls with respect to the Property; provided, further, however, Borrower shall have no liability for any information set forth in any third-party reports or any statements or other information made or prepared by third parties not Affiliated with Borrower (unless Borrower has actual knowledge that such information is not true and correct in any material respect).  The indemnification provided for in clauses (B) and (C) above shall be effective whether or not a separate indemnification agreement is executed and delivered by Borrower. Any indemnity set forth in this Section 9.2(b) shall, in all events, be limited to the Covered Disclosure Information and shall only be effective to the extent that Lender accurately states the Covered Disclosure Information in the applicable

Disclosure Document. This indemnity will be in addition to any liability which Borrower may otherwise have.
(j)
    In connection with any Exchange Act Filing or other reports containing comparable information that are required to be made available to holders of the Securities under Regulation AB or other applicable Legal Requirements, Borrower shall (i) indemnify the Indemnified Persons for Liabilities to which any Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon an untrue statement, alleged untrue statement, omission or alleged omission made in reliance upon and in conformity with (x) information furnished by or on behalf of Borrower to Lender (1) in connection with the preparation of the Disclosure Documents or (2) in connection with the underwriting or closing of the Loan or (y) any of the reports, statements or other information furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement, including, without limitation, financial statements of Borrower and operating statements and rent rolls with respect to the Property, and (ii) reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending the Liabilities.
(k)
    Promptly after receipt by an Indemnified Person of notice of a claim or the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against Borrower, notify Borrower in writing of the commencement thereof, but the omission to so notify Borrower will not relieve Borrower from any liability which it may have to any Indemnified Person under this Section 9.2 except to the extent that failure to notify materially prejudices Borrower. In the event that any action is brought against any Indemnified Person, and it notifies Borrower of the commencement thereof, Borrower will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel satisfactory to such Indemnified Person. After notice from Borrower to such Indemnified Person of Borrower’s election to assume the defense of such action with counsel satisfactory to such Indemnified Person, such Indemnified Person shall pay for any reasonable legal or other related expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation; provided, however, if (x) the defendants in any such action include both the Indemnified Person and Borrower and (y) the Indemnified Person shall have reasonably concluded that there are legal defenses available to it and/or other Indemnified Persons that are different from or additional to those available to Borrower that would give rise to an actual or potential conflict of interest or ethical violation were the Indemnified Persons represented by the same counsel as the Borrower, then (1) the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons (provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonable withheld, conditioned or delayed) and (2) Borrower shall be liable for the expenses of any such separate counsel; provided however, Borrower shall only be liable for the expenses of no more than two (2) separate counsels selected by the Indemnified Persons in accordance with the foregoing.

(l)
    In order to provide for just and equitable contribution in circumstances in which any indemnification or reimbursement under this Section 9.2 is for any reason held to be unenforceable as to an Indemnified Person in respect of any Liabilities (or action in respect thereof) referred to herein which would otherwise be indemnifiable under this Section 9.2, Borrower shall contribute to the amount paid or payable by the Indemnified Person as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), gross negligence or willful misconduct shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation, gross negligence or willful misconduct. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(m)
    Without limiting the generality of this Section 9.2, Borrower hereby agrees (i) to indemnify the Indemnified Persons against any Liabilities to which any Indemnified Persons may become subject in connection with any indemnification to the Rating Agencies engaged to rate any Securitization holding all or a portion of the Loan in connection with issuing, monitoring or maintaining the Securities insofar as the Liabilities arise out of or are based upon (A) any untrue statement or alleged untrue statement of any material fact contained in the information provided to Lender or one or more of the NRSROs by Borrower, any Affiliate of Borrower or any of their respective agents, counsel or representatives, and/or (B) the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading and/or (C) a breach of the representations and warranties made by Borrower in Section 3.1.40 of this Agreement and (ii) to reimburse each Indemnified Person for any out-of-pocket legal or other expenses actually incurred by such Indemnified Person in connection with investigating or defending such Liabilities; provided, however, that, other than in connection with information provided by Borrower, any Affiliate of Borrower or any of their respective agents, counsel or representatives directly to one or more of the NRSROs, Borrower will be liable in any such case under clauses (i) or (ii) above only to the extent that any such Liability arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission made in reliance upon and in conformity with (x) information furnished by or on behalf of Borrower to Lender (1) in connection with the issuance, monitoring or maintenance of the Securities or (2) in connection with the underwriting or closing of the Loan or (y) any of the reports, statements or other information furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement, including, without limitation, financial statements of Borrower and operating statements and rent rolls with respect to the Property. This indemnity will be in addition to any liability which Borrower may otherwise have.

(n)
    For the avoidance of doubt, and without limiting the generality of the foregoing, “Indemnified Persons” shall include the initial named Lender hereunder and each other Lender that has held a direct interest in the Loan at any time during the Term, including prior to the occurrence of the act or omission giving rise to the applicable Liabilities.
(o)
    The liabilities and obligations of both Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Obligations.
Section 9.3
    Severance Documentation. Lender shall have the right, at any time (whether prior to or after any Secondary Market Transaction in respect of all or any portion of the Loan), to modify, split and/or sever the Loan (including the Note) one or more times in order to (a) create (i) one or more new loans (including first and second mortgage loans), (ii) one or more new notes (including senior and junior notes (i.e., A/B and A/B/C structure)), (iii) multiple components of the Note or Notes and/or (iv) one or more mezzanine loans (a “New Mezzanine Loan”) (including amending Borrower’s organizational structure and the organizational documents of Borrower and its direct and indirect shareholders, partners, members and non-member managers to provide for one or more mezzanine borrowers), (b) reduce the number of loans, notes and/or components, (c) revise the interest rates of the loans, notes and/or components, (d) allocate and reallocate the principal balances of the loans, notes and/or components, (e) increase or decrease the monthly debt service payments for the loans, notes and/or components, (f) eliminate the multiple loan, note and/or component structure (including the elimination of the related allocations of principal and interest payments) or (g) otherwise achieve the optimum execution for a Secondary Market Transaction; provided, however, that in modifying, splitting and/or severing the Loan as provided above (1) Borrower shall not be required to modify the Stated Maturity Date, (2) the aggregate principal amount of all such loans, notes and/or components shall, on the date created, equal the Outstanding Principal Balance immediately prior to the creation of such loans, notes and/or components, (3) the weighted average interest rate of all such loans, notes and/or components shall, at all times, equal the interest rate applicable to the Loan immediately prior to the creation of such loans, notes and/or components (except that the weighted average interest rate may subsequently increase due to the effect of amortization and/or in connection with prepayments made in accordance with Section 2.4.1(b) hereof or following a Casualty or Condemnation that results in a payment of principal under the Note or component note or an Event of Default), (4) the scheduled debt service payments on all such loans, notes and/or components shall, on the date created, equal the scheduled debt service payments under the Loan immediately prior to the creation of such loans, notes and/or components, and (5) Borrower’s and Guarantor’s obligations and liabilities under the Loan Documents and Lender’s rights and remedies under the Loan Documents shall not be increased in any material respect and Borrower’s and Guarantor’s rights and remedies under the Loan Documents and Lender’s obligations and liabilities under the Loan Documents shall not be decreased in any material respect. At Lender’s election, each note comprising the Loan may be subject to one or more Secondary Market Transactions. Lender shall have the right to modify, split and/or sever the Loan in accordance with this Section 9.3 and, provided that such modification, split and/or severance shall comply with the terms of this Section 9.3, it shall become immediately effective. If requested by Lender, Borrower shall promptly execute an amendment to the Loan Documents reasonably necessary to effect any such modification, split and/or severance including, without limitation, an amendment to the Cash Management Agreement to reflect the newly created loans, notes and/or components, provided that such amendment shall comply with all of the terms of this Section 9.3. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect and modification, split and/or severance as described in this Section 9.3, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power unless Borrower shall fail to execute such documents within five (5) Business Days after Lender’s request. Notwithstanding anything to the contrary set forth herein, Lender’s right to create a New Mezzanine Loan as set forth above shall be subject to the prior approval of Borrower, which approval may be granted or withheld at Borrower’s sole discretion.
Section 9.4
    Secondary Market Transaction Costs. All costs and expenses incurred by Borrower, Guarantor, and their respective Affiliates in connection with Sections 9.1 and 9.3 shall be paid by Borrower. Notwithstanding the foregoing or anything to the contrary set forth herein, Lender hereby agrees to reimburse Borrower for costs and expenses reasonably incurred by Borrower in connection with Sections 9.1 and 9.3 that are in excess of Ten Thousand Dollars ($10,000) in the aggregate, provided that (i) such costs and expenses are actually incurred by Borrower and (ii) Borrower’s demand for such reimbursement is accompanied by invoices or other evidence reasonably satisfactory to Lender of amounts expended by Borrower that are to be reimbursed hereunder.
ARTICLE 10:
     DEFAULTS
Section 10.1
    Events of Default.
(p)
    Each of the following events shall constitute an event of default hereunder (each, an “Event of Default”):
(vii)
    if any monthly installment of principal and/or interest due under the Note or any payment of Reserve Funds due under this Agreement or the payment of the Obligations due on the Maturity Date is not paid when due (provided, however, that if no other Event of Default shall have occurred and be continuing and adequate funds have been allocated pursuant to Section 6.11.1 for payment of any required monthly installment of principal, interest and required deposit of Reserve Funds, the failure by Cash Management Bank to disburse any payments due to Lender and/or allocate such funds to the appropriate Reserve Account in violation of the Loan Documents shall not constitute an Event of Default);
(viii)
    if any other portion of the Obligations (other than as set forth in the foregoing clause (i)) is not paid when due and such non-payment continues for five (5) days following written notice to Borrower that the same is due and payable;
(ix)
    if any of the Taxes or Other Charges are not paid when due (provided, however, that if no other Event of Default shall have occurred and be continuing and adequate funds are on deposit in the Tax Account for payment of any required Taxes or Other Charges then due and payable, the failure by Lender or its agent to cause such payments to be made shall not constitute an Event of Default);
(x)
    if (A) the Policies are not kept in full force and effect or (B) evidence of same is not delivered to Lender as required pursuant to Section 5.1.1(b) hereof within five (5) days after Lender notifies Borrower of such failure, each in accordance with the terms and conditions hereof;
(xi)
    subject to the provisions of Article 8 hereof, if Borrower breaches or permits or suffers a breach of the provisions of Section 4.2.1; provided, however, that any such breach shall not be an Event of Default if such breach (A) is not intentional, (B) shall not have had a Material Adverse Effect, and (C) relates solely to a failure to deliver any notice required to be delivered pursuant to the terms and provisions of Article 8;
(xii)
    if any representation or warranty made by Borrower or Guarantor in any Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document prepared by, or on behalf of, Borrower and furnished to Lender in connection with the Loan shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided, however, that any such breach shall not be an Event of Default if such breach (A) is not intentional, (B) shall not have had a Material Adverse Effect, and (C) can be made true and correct by action of Borrower. In such event, Borrower shall have a period of thirty (30) days following written notice thereof to Borrower to undertake and complete all action necessary to make such representation or warranty, true and correct in all material respects; provided, further, that if the same cannot be cured within such thirty (30) day period, if Borrower commences to take action to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, Borrower shall have such time as is reasonably necessary to effect such cure, but in no event in excess of an additional ninety (90) days; it being understood that Borrower hereby indemnifies and holds Lender harmless from any costs, expenses, damages or losses that Lender may incur or suffer as a result of the permitted cure rights set forth in this clause (vi);
(xiii)
    (A) if Borrower shall make an assignment for the benefit of creditors or (B) upon the declaration by Lender in its sole and absolute discretion that the same constitutes an Event of Default, if Guarantor shall make an assignment for the benefit of creditors;

(xiv)
    (A) if a receiver, liquidator or trustee shall be appointed for Borrower or if Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal, state, local or foreign bankruptcy law, or any similar federal, state, local or foreign law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, upon the same not being discharged, stayed or dismissed within ninety (90) days or (B) upon the declaration by Lender in its sole and absolute discretion that the same constitutes an Event of Default, if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal, state, local or foreign bankruptcy law, or any similar federal, state, local or foreign law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further that, with respect to clause (B) above, no Event of Default shall be deemed to have occurred under clause (viii)(B) above, if the Acceptable Replacement Guarantor Conditions are satisfied on or prior to the expiration of the aforementioned ninety (90) day period in accordance with the terms and conditions of this Agreement;
(xv)
    if Borrower attempts to assign its rights or delegate its duties under any of the Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(xvi)
    if any of the factual assumptions contained in any Insolvency Opinion is or shall become untrue in any material respect; provided, however, such breach shall not constitute an Event of Default in the event that (A) such breach is not intentional, (B) such breach is immaterial, (C) such breach shall be remedied in a timely and expedient manner and in any event within not more than sixty (60) days, and (D) within fifteen (15) Business Days following the request of Lender, but not prior to the date on which such breach shall have been remedied in accordance with the immediately foregoing clause (C), Borrower delivers to Lender a substantive non-consolidation opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
(xvii)
    if Borrower breaches any representation, warranty or covenant contained in Sections 3.1.24 or 4.1.15 hereof or on Schedule III attached hereto; provided, however, such violation or breach shall not constitute an Event of Default in the event that (A) such violation or breach is not intentional, (B) such violation or breach is immaterial, (C) such violation or breach shall be remedied in a timely and expedient manner and in any event within not more than sixty (60) days, and (D) within fifteen (15) Business Days following the request of Lender, but not prior to the date on which such violation or breach shall have been remedied in accordance with the immediately foregoing clause (C), Borrower delivers to Lender a substantive non-consolidation opinion, or a modification of the Insolvency Opinion, to the effect that such breach or violation shall not in any way impair, negate or adversely change the opinions rendered in the Insolvency Opinion, which opinion or modification and any counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
(xviii)
    if Borrower shall be in default beyond any applicable notice and cure period under any mortgage or security agreement covering any part of the Property whether it be superior or junior in Lien to the Mortgage;
(xix)
    subject to Borrower’s right to contest or prosecute the discharge as provided in Section 3.6 of the Mortgage, if the Property becomes subject to any mechanic’s, materialman’s or other Lien except a Lien for Taxes not then due and payable (excluding Liens associated with any so-called property-assessed clean energy or similar loans) and such mechanic’s lien or other Lien is not bonded or removed within ten (10) days after attaching to the Property;
(xx)
    except as permitted herein, the alteration, improvement, demolition or removal of any of the Improvements without the prior written consent of Lender;
(xxi)
    except as otherwise expressly permitted under the terms of the Loan Documents, if, without Lender’s prior written consent (as provided in Section 7.2.1 of this Agreement), (A) the Management Agreement is surrendered, terminated, canceled or modified in any material respect, (B) the ownership, management or Control of an Affiliated Manager is Transferred other than in accordance with the terms hereof, (C) Borrower defaults in any material respect under the Management Agreement beyond the expiration of any applicable notice and/or cure periods thereunder, which default permits Manager to terminate or cancel the Management Agreement or (D) Borrower waives or releases any of its material rights or remedies under the Management Agreement, unless, in each case, Borrower, contemporaneously with such expiration, termination or cancellation, enters into a Replacement Management Agreement with a Qualified Manager in accordance with the applicable terms and conditions of this Agreement;
(xxii)
    subject to a force majeure event, if Borrower ceases to continuously operate the Property or any material portion thereof as an office building for any reason whatsoever (other than temporary cessation in connection with any alteration, repair, renovation or restoration thereof undertaken with the prior written consent of Lender, and cessations of operations on portions of the Property permanently taken by condemnation) and Borrower fails to re-commence such continuous operations within twenty (20) days of such cessation of continuous operations;
(xxiii)
    In the event Guarantor is a natural person, if Borrower fails to replace Guarantor with a Satisfactory Replacement Guarantor upon the death or incapacity of Guarantor in accordance with the terms and provisions of Section 8.3 hereof;
(xxiv)
    if (A) Borrower shall fail in the payment of any rent, additional rent or other charge made payable by the Ground Lease as and when such rent or other charge is payable, after any applicable notice and cure periods, (B) there shall occur any default beyond applicable notice and cure periods by Borrower, as tenant under the Ground Lease, in the observance or performance of any term, covenant or condition of the Ground Lease on the part of Borrower, to be observed or performed, (C) if any one or more of the events referred to in the Ground Lease shall occur which would cause the Ground Lease to terminate without notice or action by the landlord under the Ground Lease or which would entitle the landlord to terminate the Ground Lease and the term thereof by giving notice to Borrower, as tenant thereunder, without cure rights, (D) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated, rejected or canceled for any reason or under any circumstances whatsoever, including, without limitation, in connection with any bankruptcy or insolvency proceedings, or (E) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, amended or waived without the prior written consent of Lender;
(xxv)
    if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xviii) above, (A) for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or (B) for thirty (30) days after the earlier of (1) Borrower’s knowledge thereof and (2) notice to Borrower from Lender, in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period; and provided, further, that Borrower shall have commenced to cure such Default within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such additional time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
(xxvi)
    if Borrower breaches the covenant contained in Sections 4.1.16(h);
(xxvii)
    if there shall be a default under any of the other Loan Documents beyond any applicable notice and/or cure periods contained in such Loan Documents, whether as to Borrower, Guarantor or the Property, or if any other such event shall occur or condition shall exist, and the effect of such event or condition is to accelerate the maturity of any portion of the Obligations (other than any payment due under Section 2.4.2) or to permit Lender to accelerate the maturity of all or any portion of the Obligations; or
(xxviii)
    if at any time the Property fails to either have a validly issued (unexpired) TCO or a New PCO, as applicable.
(q)
    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (ix) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including declaring the Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including all rights or remedies available at law or in equity; and upon and during the continuance of any Event of Default described in clauses (vii), (viii) or (ix) above, the Debt and all other Obligations of Borrower under the Loan Documents, including without limitation, the Yield Maintenance Premium, if applicable, shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.
Section 10.2
    Remedies.
(i)
    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the extent permitted by law, Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Obligations or the Obligations have been paid in full.

(j)
    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of the sums secured by the Mortgage and not previously recovered.
(k)
    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. In such event, Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall only have the right to make or execute any such documents under such power of attorney in connection with Lender’s exercise of its remedies under this Agreement following an acceleration of the Loan. Borrower shall be obligated to pay all costs and expenses incurred in connection with the preparation, execution, recording and filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(l)
    Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents, including, without limitation, the Yield Maintenance Premium, if applicable, in such order, priority and proportions as Lender in its sole discretion shall determine.
Section 10.3
    Lender’s Right to Perform. During the continuation of any Event of Default, if Borrower fails to perform any covenant or obligation contained in the Loan Documents, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided under any of the Loan Documents or releasing Borrower from any covenant or obligation under the Loan

Documents, Lender may, but shall have no obligation to, perform, or cause the performance of, such covenant or obligation, and all out-of-pocket costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrower to Lender upon demand, and if not paid shall be added to the Obligations (and to the extent permitted under applicable laws, secured by the Mortgage and the other Loan Documents) and shall bear interest at the Default Rate. Lender shall have no obligation to send notice to Borrower of any such failure.
Section 10.4
    Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to the Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon. Nothing contained herein or in the other Loan Documents shall be construed to grant Borrower any right to cure an Event of Default and each Event of Default shall continue unless and until the same is waived by Lender in writing in its sole and absolute discretion in accordance with the terms and provisions of the Loan Documents.
ARTICLE 11:
     MISCELLANEOUS
Section 11.1
    Successors and Assigns; Assignments and Participations. Except as expressly permitted under Section 8.1, Borrower may not assign, transfer or delegate its rights or obligations under the Loan Documents without Lender’s prior written consent, and any attempted assignment, transfer or delegation without such consent shall be null and void. Lender may assign, pledge, participate, transfer or delegate, as applicable, to one or more Persons, all or a portion of its rights and obligations under the Loan Documents. The assigning Lender shall have no further obligations under the Loan Documents from and after the date of any such assignment or transfer with respect to matters first arising from and after the date of any such assignment or transfer. In connection with any such assignment, pledge, participation, transfer or delegation, Lender may disclose to the assignee, pledgee, participant, transferee or delegee or proposed assignee, pledgee, participant, transferee or delegee, as the case may be, any information relating to Borrower or any of its Affiliates or to any aspect of the Loan that has been furnished to Lender by or on behalf of Borrower or any of its Affiliates. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 11.2
    Lender’s Discretion. Whenever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove any matter, (b) any arrangement or term is to be satisfactory to Lender, or (c) Lender is given the right to exercise judgment as to a particular matter, arrangement or term, the decision of Lender to approve or disapprove such matter, to decide whether such arrangement or term is satisfactory or not satisfactory or Lender’s exercise of judgment with respect to such matter, arrangement or term shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender and shall be final and conclusive absent manifest error. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove such matter, or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor, which such decision shall be based upon Lender’s reasonable determination of Rating Agency criteria (unless Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement, in which case the discretion afforded to Lender in connection with such independent approval right shall apply instead).
Section 11.3
    Governing Law.
(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND DELIVERED TO LENDER BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING. (I) BORROWER HEREBY ACKNOWLEDGES AND AGREES THAT LENDER SHALL BE

PERMITTED TO SERVE ANY AND ALL LEGAL PROCESS (INCLUDING, WITHOUT LIMITATION, A SUMMONS AND COMPLAINT) WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK UPON BORROWER BY DELIVERING A COPY OF SUCH PROCESS DOCUMENTATION BY CERTIFIED MAIL OR BY A NATIONALLY RECOGNIZED COURIER SERVICE ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH BELOW AND (II) BORROWER HEREBY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS AS SET FORTH ABOVE AND AGREES THAT PERSONAL SERVICE OF PROCESS IN ACCORDANCE WITH THE FOREGOING PROVISIONS SHALL HAVE THE SAME FORCE AND EFFECT AS IF SERVED PERSONALLY UPON BORROWER.
ARC NYC1140SIXTH, LLC
C/O AR GLOBAL
405 PARK AVENUE
NEW YORK, NEW YORK 10022

NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTIONS. FURTHER, BORROWER ACKNOWLEDGES AND AGREES THAT BORROWER SHALL NOT CONTEST THE VALIDITY OR LEGALITY OF SERVICE OF PROCESS UPON BORROWER IN ACCORDANCE WITH THE FOREGOING IN ANY LEGAL PROCEEDING.

Section 11.4
    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of any Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 11.5
    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under any Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6
    Notices.
(a)
    All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (i) three (3) days after the date such Notice is mailed, if sent by registered or certified mail, (ii) on the date of delivery by hand, if delivered during business hours on a Business Day (otherwise on the next Business Day), and (iii) on the next Business Day, if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	Series TRS of Ladder Capital Finance I LLC 345 Park Avenue, 8th Floor New York, New York 10154 Attention: Kelly Porcella
with a copy to	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Michael Barker, Esq.
and with a copy to:	Wells Fargo Bank National Association Commercial Mortgage Servicing MAC D1086-120 550 South Tryon Street, 14th Floor Charlotte, North Carolina 28202 Attention: Asset Management
If to Borrower:	c/o American Realty Capital New York City REIT, Inc. 405 Park Avenue New York, New York 10022 Attention: Chief Executive Officer
with a copy to:	c/o American Realty Capital New York City REIT, Inc. 405 Park Avenue New York, New York 10022 Attention: General Counsel
and with a copy to:	Arnold & Porter LLP 399 Park Avenue New York, New York 10022 Attention: John J. Busillo, Esq.

(b)
    Any party may change the address to which any such Notice is to be delivered, by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer and Lender hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Lender.
Section 11.7
    Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
Section 11.8
    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 11.9
    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under any Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 11.10
    Preferences. Following the occurrence and during the continuation of an Event of Default or in connection with any bankruptcy proceedings, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, federal, state, local or foreign law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 11.11
    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which the Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which the Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 11.12
    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under the Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 11.13
    Expenses; Indemnity.
(i)
    Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all actual, reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in the Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) unless otherwise specified herein, Lender’s ongoing performance of and compliance with all agreements and covenants contained in the Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to the Loan Documents and any other documents or matters requested by Borrower or Guarantor; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to the Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, the Loan Documents, the Property or any other security given for the Loan; (vi) enforcing any Obligations of or collecting any payments due from Borrower or Guarantor under the Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any Bankruptcy Action; and (vii) protecting Lender’s interest in the Property or any other security given for the Loan; provided, however, Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction. Any costs due and payable to Lender may be paid, at Lender’s election in its sole discretion upon prior notice to Borrower unless an Event of Default has occurred and is continuing, in which case such prior notice shall not be required, from any amounts in the Cash Management Account.
(j)
    Borrower shall indemnify, defend and hold harmless the Lender Indemnified Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any Lender Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Lender Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender Indemnified Party in any manner relating to or arising out of (i) any default or breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, the Loan Documents; (ii) the use or intended use of the proceeds of the Loan in violation of this Agreement or the other Loan Documents; (iii) [intentionally omitted]; (iv) ownership of the Mortgage, the Property or any interest therein, or receipt of any Rents; (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about the Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of the Property; (viii) any failure of the Property to comply with any Legal Requirement; (ix) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving the Property or any part thereof, or any liability asserted against such Lender Indemnified Party with respect thereto; and (x) the claims of any lessee of any portion of the Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to the Lender Indemnified Parties hereunder to the extent that such Indemnified Liabilities arise (i) from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnified Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction or (ii) after a foreclosure or Lender’s acceptance of a deed in lieu of foreclosure in respect of all or any portion of the Property securing the Loan (as to the Property or portion thereof so foreclosed), so long as such Indemnified Liabilities do not result from (x) any act or circumstance occurring prior to such foreclosure or Lender’s acceptance of a deed in lieu of foreclosure, as applicable, or (y) any act of Borrower or any of its agents, Affiliates or employees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnified Parties. The provisions of Section 11.13(a) and this Section 11.13(b) shall survive any payment or prepayment of the Loan and any foreclosure or satisfaction of the Mortgage.

(k)
    Subject to Section 9.4 hereof, Borrower hereby agrees to pay for or, if Borrower’s fails to pay, to reimburse Lender for, any fees imposed, and costs and expenses incurred, by any Rating Agency in connection with any Rating Agency review of the Loan or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of the Loan Documents, and Lender shall be entitled to require payment of such fees, costs and expenses as a condition precedent to obtaining any such consent, approval, waiver or confirmation.
Section 11.14
    Schedules Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 11.15
    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims and defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 11.16
    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)
    Borrower and Lender intend that the relationships created under the Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
(b)
    The Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in the Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan (and disburse Reserve Funds) hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan (or make any disbursement of Reserve Funds) in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
Section 11.17
    Intentionally Omitted.

Section 11.18
    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s members or partners, as applicable, and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Obligations without any prior or different resort for collection or of the right of Lender to the payment of the Obligations out of the net proceeds of the Property in preference to every other claimant whatsoever.
Section 11.19
    Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
Section 11.20
    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 11.21
    Brokers and Financial Advisors.
(a)
    Borrower hereby represents that, except for HFF, Inc. (“Broker”), it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower will pay Broker a commission pursuant to a separate agreement. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Obligations. For the avoidance of doubt, the indemnity set forth in this Section 11.21 shall inure to the benefit of each Lender that has held an interest in the Loan at any time during the Term, including the initial named Lender hereunder.
(b)
    Lender may pay additional compensation, fees, commissions or other payments to Broker relating to the origination, sale and/or securitization of the Loan, in addition to any other compensation, fees, commissions or other payments which may be paid by Borrower or any other party directly to Broker. Borrower hereby acknowledges and agrees that (i) the payment of any such compensation, fees, commissions or other payments are in addition to any other compensation, fees, commissions or other payments which may be paid by Borrower or any other party directly to Broker, (ii) the payment of any such compensation, fees, commissions or other payments may create a potential conflict of interest for Broker in its relationship with Borrower, and Lender is not responsible for any recommendation, services or advice given to Borrower by Broker, and (iii) no fiduciary or other special relationship exists or will exist between Borrower and Lender other than as lender and borrower. Borrower (A) acknowledges that (1) such compensation, fees, commissions or other payments may include a direct, one-time payment of an origination or similar fee, certain payments based on volume and/or size of referrals, profit-sharing payments and/or an ongoing financial interest in the Loan (including by acting as sub-servicer for the Loan) and (2) Borrower has had an opportunity to discuss the specifics of any compensation, fees, commissions or other payments with Broker to the extent Borrower deemed necessary and Borrower has independently determined to proceed with the Loan and (B) consents to any such arrangement and the payment by Lender to Broker of any such compensation, fees, commissions or other payments.
Section 11.22
    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Gross Revenue, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Gross Revenue and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or Guarantor (whose liability shall be determined in accordance with the terms and conditions of the Guaranty) in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section 11.22 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage (in which event such deficiency judgment shall be used solely to realize on such collateral) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(i)
    [intentionally omitted];
(ii)
    intentional physical waste unless such waste was due to the fact that (A) funds specifically identified to pay charges which would have prevented such waste were, at the time in question, available in the Required Repairs Account and Lender failed to pay (or make such funds available to pay) such charges unless Lender is restricted in any manner from making such funds available as a result of a legal impediment caused by Borrower or any Affiliate of Borrower or (B) Gross Revenue received during the period in question is insufficient to pay all of Borrower’s Operating Expenses for the time period in question (including such relevant costs relating to the Property) with respect to the Property or, after the occurrence and during the continuance of an Event of Default, the intentional removal or disposal of any portion of the Property in violation of the Loan Documents;
(iii)
    the misappropriation or conversion by Borrower or on behalf of Borrower of any of the following in violation of the terms of this Agreement: (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Gross Revenue (including security deposits, advance deposits or any other deposits);
(iv)
    any security deposits (including any Security Deposit LCs), advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or deed in lieu thereof, except to the extent any such deposits were applied in accordance with the terms and provisions of the applicable Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or deed in lieu thereof;
(v)
    the failure to pay charges (including charges for labor or materials) that can create

Liens on any portion of the Property (except to the extent (i) sufficient Reserve Funds allocable to such charges were on deposit and the same were not disbursed by Lender therefor in violation of the terms and conditions of the Loan Documents, (ii) such charges are the subject of a bona fide dispute in which Borrower is contesting the amount or the validity thereof in accordance with the terms of this Agreement, or (iii) Gross Revenue is insufficient to pay the same; provided, however, the exceptions set forth in clauses (i) through (iii) of this Section 11.22(v) shall not apply to the extent that such charges were incurred by Borrower in violation of this Agreement (including a violation of Borrower’s obligation to obtain any required Lender consent);
(vi)
    the failure to (A) pay Taxes or (B) obtain and maintain the fully paid for Policies in accordance with Section 5.1 hereof, provided that Borrower shall not be liable to the extent (i) Gross Revenue from the Property is insufficient to pay the same or (ii) funds to pay for Taxes or Insurance Premiums, as applicable, are available in the Tax Account or the Insurance Account, as applicable, and Lender failed to pay the same;
(vii)
    following (A) any Casualty or Condemnation, any increased costs of any Restoration required to comply with applicable Legal Requirements, including, without limitation, applicable building and zoning codes, and (B) any Casualty, failure of the Improvements to be legally permitted to be restored to the same value, same size (including, without limitation, net rentable square footage) and same character as prior to the Casualty;
(viii)
    the failure by Borrower to satisfy in full its indemnification obligations pursuant to and in accordance with the terms and provisions of Section 9.2 hereof;
(ix)
    failure to pay rent, additional rent or any other amounts due and payable under the Ground Lease; provided that Borrower shall not be liable to the extent (i) Gross Revenue from the Property is insufficient to pay the same or (ii) funds to pay such amounts are available in the Ground Rent Account and Lender failed to pay the same;
(x)
    [intentionally omitted];
(xi)
    the Ground Lease Proceeds Deficiency, if any (subject to the terms of Section 4.1.16(h) hereof);
(xii)
    Borrower fails to comply with any representation, warranty or covenant set forth in Sections 3.1.24 or 4.1.15 or Schedule III attached hereto beyond all applicable notice and cure periods;

(xiii)
    in connection with the Loan or the Property (including, without limitation, any Lease), Borrower, Guarantor, any Affiliate of Borrower or Guarantor or any of their respective agents or representatives engages in any action constituting fraud, willful or intentional misrepresentation, gross negligence or willful misconduct;
(xiv)
    [Intentionally Omitted];
(xv)
    [Intentionally Omitted]; or
(xvi)
    If the Ground Lease is (x) amended, modified or changed in any manner or (y) any of the terms or provisions of the Ground Lease are waived by Borrower, in each case, in violation of the Loan Documents.
Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents and (B) the Obligations shall be fully recourse to Borrower in the event that any of the following occur:
(1) intentionally omitted;
(2) intentionally omitted;
(3)     Borrower fails to comply with any representation, warranty or covenant set forth in Sections 3.1.24 or 4.1.15 or Schedule III attached hereto and a court of competent jurisdiction orders a substantive consolidation of Borrower based, in whole or in part, on such failure;
(4)     Borrower grants a voluntary Lien (other than a Lien resulting from the failure to pay charges for labor or materials or a Lien related to an easement or restrictive covenant that benefits the Property or the operation of the business contemplated thereon) encumbering the Property or any portion thereof or interest therein in violation of the Loan Documents;

(5)     Borrower fails to obtain Lender’s prior written consent to any Transfer (including, without limitation, any change in Control), except to the extent expressly permitted by the Loan Documents;

(6)     Borrower files a voluntary petition under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law;
(7)     an Affiliate, officer, director or representative which Controls, directly or indirectly, Borrower files, or joins in the filing of, an involuntary petition against Borrower under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law, solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person or colludes with or otherwise assists such Person in connection with the filing of such involuntary petition;
(8)     Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law, solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower from any Person or colludes with or otherwise assists such Person in connection with the foregoing;
(9)     any Affiliate, officer, director or representative which Controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property (other than at the request of Lender);
(10)     Borrower makes an assignment for the benefit of creditors (other than to Lender at Lender’s request), or admits, in writing or in any legal proceeding (other than to Lender at Lender’s request), its insolvency or inability to pay its debts as they become due; or
(11)     Borrower, Guarantor or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Mortgage, the Guaranty or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind or asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan, which a court of competent jurisdiction determines, pursuant to a final, non-appealable judgment, to have been frivolous, brought in bad faith or wholly without basis in fact or law, other than for mandatory or affirmative defenses;
(12)     [Intentionally Omitted]
(13)     If (x) the Ground Lease is terminated, canceled or otherwise ceases to exist as a result of any intentional or voluntary action of Borrower,

Guarantor or any affiliate thereof, which such intentional or voluntary action is taken without Lender’s prior written consent (each, an “Intentional Act”) or (y) any default occurs under the Ground Lease within the thirty-five (35) days following the Closing Date; provided, however, Borrower shall have no liability with respect to this clause (y) in the event Ground Lessor delivers notice of such default to Lender and affords Lender an opportunity to cure such default pursuant to the terms of the Ground Lease; or
(14)     If the Ground Lease is terminated, canceled or otherwise ceases to exist for any reason whatsoever (other than an Intentional Act) or the Ground Lease is rejected in connection with any bankruptcy or insolvency proceedings, in each case, without Lender’s prior written consent (each such event, a “Cancellation Event”); provided, however, this clause 14 shall not apply to the extent that, following any Cancellation Event, (A) Ground Lessor gives prompt notice to Lender of the termination of the Ground Lease as required pursuant to Section 10 of the Ground Lease Amendment, (B) Ground Lessor has agreed to enter into a new lease for the premises demised under the Ground Lease on substantially the same (or better) terms as the Ground Lease (the “New Lease”) with Lender (or its designee), (C) Borrower shall have paid or, at Lender’s election, reimbursed Lender, for any and all costs and expenses incurred by Lender in connection with, as a result of, or as a condition for, Ground Lessor entering into the New Lease following a Cancellation Event, and (D) Lender, in its sole and absolute discretion, has elected not to enter into the New Lease. The foregoing shall in no event be construed to restrict or impair Lender from electing to enter into the New Lease or any new lease for the premises demised under the Ground Lease, in its sole and absolute discretion, following a Cancellation Event or otherwise.
Section 11.23
    Prior Agreements. The Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including the Term Sheet, are superseded by the terms of the Loan Documents.
Section 11.24
    Servicer.
(a)
    At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer and trustee, together with its agents, designees or nominees, collectively, “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under the Loan Documents to the Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement and/or other agreement providing for the servicing of one or more mortgage loans

(collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees and any other initial costs relating to or arising under the Servicing Agreement; provided, however, that Borrower shall not be responsible for payment of scheduled monthly servicing fees due to Servicer under the Servicing Agreement. In addition, Borrower shall pay (i) any fees and expenses of Servicer (including, without limitation, out-of-pocket attorneys’ fees and disbursements) in connection with any release of the Property or a portion thereof, any prepayment, defeasance, transfer, assumption, amendment or modification of the Loan, any documents or other matters requested by Borrower or Guarantor, any special servicing or workout of the Loan or enforcement of the Loan Documents, including, without limitation, any advances made by Servicer and interest on such advances, any liquidation fees in connection with the exercise of any or all remedies permitted under this Agreement and (ii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that a Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); provided, however, that Borrower shall not be responsible for payment of any fees or expenses required to be borne by, and not reimbursable to, Servicer. Without limiting the generality of the foregoing, Servicer shall be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Lender is entitled thereto pursuant to the terms of the Loan Documents. Borrower’s obligations under this Section 11.24 are secured by the Mortgage. Lender hereby confirms that, notwithstanding anything to the contrary contained herein, (i) Borrower shall only be required to communicate with a single Servicer and a single special servicer (or their respective sub-servicers) in order to obtain any necessary approvals, consents and waivers in accordance with the terms hereof and notices required from, or to be delivered to Lender pursuant to this Agreement or the other Loan Documents (it being understood that such Servicer and special servicer (or their respective sub-servicers) may need to consult with other Persons that hold direct or indirect interests in the Loan and/or with Rating Agencies rating the Securities) and (ii) Borrower shall be entitled to rely solely on the approval, consent, waiver or other confirmation provided by such Servicer or special servicer (or their respective sub-servicer) regarding any matter for which Lender’s approval, consent waiver or other confirmation is required pursuant to the terms of this Agreement or any other Loan Documents.
(b)
    Upon notice thereof from Lender, Servicer shall have the right to exercise all rights of Lender and enforce all obligations of Borrower and Guarantor under the Loan Documents.
(c)
    Provided Borrower shall have received notice from Lender of Servicer’s address, Borrower shall deliver, and cause to be delivered, to Servicer duplicate originals of all notices and other documents and instruments which Borrower and/or Guarantor deliver to Lender pursuant to the Loan Documents. No delivery of any such notices or other documents shall be of any force or effect unless delivered to Lender and Servicer as provided in this Section 11.24(c).
Section 11.25
    Joint and Several Liability. If more than one Person has executed any of the Loan Documents as “Borrower,” the representations, covenants, warranties and obligations of all such Persons under such Loan Documents shall be joint and several.

Section 11.26
    Creation of Security Interest. Notwithstanding any other provision set forth in the Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under any of the Loan Documents (including, without limitation, payments owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or to secure a borrowing by Lender or its Affiliates from any Person that purchases or funds financial assets.
Section 11.27
    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
Section 11.28
    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by Legal Requirements, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in accordance with Legal Requirements, in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
Section 11.29
    Intentionally Omitted.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

LENDER:
LADDER CAPITAL FINANCE I LLC,
a Delaware limited liability company,
for itself to the extent of its interest and on behalf of
Series TRS of Ladder Capital Finance I LLC

By: /s/ Mark Ableman
Name: Mark Ableman
Title: Managing Director

SERIES TRS OF LADDER CAPITAL FINANCE I LLC,
a Delaware series of Ladder Capital Finance I LLC,
a Delaware limited liability company

By: /s/ Mark Ableman
Name: Mark Ableman
Title: Managing Director

[Signature Page to Loan Agreement]

BORROWER: ARC NYC1140SIXTH, LLC, a Delaware limited liability company By: /s/ Michael A. Happel Name: Michael A. Happel Title: President, Chief Executive Officer and Secretary

[Signature Page to Loan Agreement]

SCHEDULE I

DEFINITIONS
“Acceptable Replacement Guarantor” shall mean a replacement guarantor (A) (1) that owns at least twenty percent (20%) direct and/or indirect ownership interest in Borrower, and (2) that has a Net Worth (as defined in the Guaranty) of $175,000,000.00 and Liquidity (as defined in the Guaranty) of $7,500,000.00 and (B) for which Lender has received search results reasonably acceptable to Lender (including results for credit, negative news, OFAC, litigation, judgment, lien, bankruptcy and such other searches as may reasonably be required by Lender).
“Acceptable Replacement Guarantor Substitution Conditions” shall mean all of the following conditions:  (a) an Acceptable Replacement Guarantor (i) assumes the obligations of Guarantor under the Guaranty and the Environmental Indemnity or (ii) executes and delivers to Lender a replacement guaranty and a replacement environmental indemnity, in each case in form and substance substantially the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender, for liabilities arising from any circumstance, condition, action or event whether or not occurring prior to or after the effective date of such substitution; (b) concurrently with such assumption or execution and delivery (i) such Acceptable Replacement Guarantor (if an individual natural married person) delivers to Lender a spousal consent in form and substance acceptable to Lender, as and to the extent applicable, and (ii) each of Borrower, the remaining Guarantor, if any, and such Acceptable Replacement Guarantor, as applicable, affirms each of their respective obligations under the Loan Documents; (c) if (A) reasonably required by Lender or (B) required by the Rating Agencies, Borrower delivers to Lender an opinion from counsel in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies stating, among other things, (i) that the Guaranty and the Environmental Indemnity (or the replacement guaranty and environmental indemnity, as the case may be) are enforceable against such Acceptable Replacement Guarantor in accordance with their terms and (ii) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to tax as a result of such Substitution; (d) if required by Lender or the Rating Agencies and an Insolvency Opinion has previously been delivered in connection with the Loan, Borrower delivers to Lender a new Insolvency Opinion and (e) if such Acceptable Replacement Guarantor does not Control Borrower, then such Acceptable Replacement Guarantor shall have delivered to Lender evidence reasonably acceptable to Lender that such Acceptable Replacement Guarantor has entered into an enforceable agreement (the “Replacement Guarantor Agreement”) with the Person then in Control of Borrower indemnifying such Acceptable Replacement Guarantor with respect to any costs, expenses, damages, losses, obligations or liabilities of such Acceptable Replacement Guarantor pursuant to the replacement guaranty and environmental indemnity (collectively, “Liabilities”) (provided, however, the Replacement Guarantor Agreement shall not be required to include any indemnification obligations of the Person then in Control of Borrower for any Liabilities of Acceptable Replacement Guarantor that arise solely as a result of the Acceptable Replacement Guarantor’s actions, inactions and/or omissions).

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“Account” shall mean an Eligible Account at the Cash Management Bank controlled by Lender.
“Act” shall have the meaning set forth in clause (bb)(viii) of Schedule III attached hereto.
“Adjusted Operating Expenses” shall mean, as of any date of determination by Lender, the greater of (i) actual Operating Expenses incurred during the preceding twelve (12) month period and (ii) the Operating Expenses provided for in the then-effective Approved Annual Budget for the twelve (12) month period to which such Approved Annual Budget relates, in each case using the greater of (a) assumed management fees of three percent (3%) of Gross Revenue and (b) actual management fees incurred or to be incurred, as applicable; provided, however, if an Annual Budget is subject to Lender’s approval under Section 4.1.7(f) hereto and such approval has not occurred under Section 4.1.7(f) for the applicable period in which such date of determination occurs, then Borrower may continue to operate the Property pursuant to the previously Approved Annual Budget or, if an Approved Annual Budget was not required for such immediately preceding year, the Operating Expenses for the immediately preceding year, until such Annual Budget is approved in accordance herewith, in each case, as adjusted pursuant to the penultimate sentence of Section 4.1.7(f).
“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, (iii) is a director or executive officer of such Person or of an Affiliate of such Person, and/or (iv) is the spouse, issue or parent of such Person.
“Affiliated Manager” shall mean any Manager that is an Affiliate of Borrower or Guarantor.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“Agreement of Purchase and Sale” shall meant that certain Agreement of Purchase and Sale dated March 18, 2016 between BPGL Holdings LLC and Borrower (as the amended).
“ALTA” shall mean American Land Title Association, or any successor thereto.
“Alteration Threshold” shall mean one percent (1%) of the Outstanding Principal Balance.
“Annual Budget” shall mean the operating and capital budget for the Property setting forth, on a month-by-month basis, in reasonable detail, each line item of Borrower’s good faith estimate of anticipated Gross Revenue, Operating Expenses and Capital Expenditures for the applicable Fiscal Year.
“Appraisal” shall mean an appraisal of the Property prepared not more than ninety (90) days prior to the relevant date with respect to which an appraisal shall be required hereunder by a member of the American Institute of Real Estate Appraisers reasonably selected by Lender, which appraisal shall (i) meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery,

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and Enforcement Act of 1989, as amended (FIRREA), (ii) be prepared on as “as is” basis, and (iii) otherwise be in form and substance reasonably satisfactory to Lender.
“Approved Annual Budget” shall have the meaning set forth in Section 4.1.7(e).
“Approved Capital Expenditures” shall mean Capital Expenditures incurred by Borrower and either (i) included in the Annual Budget or Approved Annual Budget, as applicable, or (ii) approved by Lender, which approval shall not be unreasonably withheld or delayed.
“Approved Leasing Expenses” shall mean actual out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses (i) are (a) specifically approved by Lender in its reasonable discretion in connection with approving the applicable Lease, (b) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received and reasonably approved a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection therewith, or (c) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed, and (ii) are substantiated by executed Lease documents and brokerage agreements.
“Approved Operating Expenses” shall mean Operating Expenses incurred by Borrower which (i) are included in the Annual Budget or Approved Annual Budget, as applicable, for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to the Property, or (iii) are for property management fees exclusive of any fees that are in the nature of incentive management fees or other premiums payable to Manager under the Management Agreement, such amounts not to exceed three percent (3)% of the monthly Gross Revenue.
“ARCNYC REIT” shall mean American Realty Capital New York City REIT, Inc., a Maryland corporation.
“Assignment of Leases” shall mean that certain Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Borrower, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Action” shall mean with respect to any Person (i) such Person filing a voluntary petition under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy

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Code or any other federal, state, local or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal, state, local or foreign bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Borrower” shall have the meaning set forth in the Recitals to this Agreement.
“Broker” shall have the meaning set forth in Section 11.21(a).
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of Servicer are located.
“Cancellation Event” shall have the meaning set forth in Section 11.22.
“Capital Expenditure Account” shall have the meaning set forth in Section 6.5.1.
“Capital Expenditure Funds” shall have the meaning set forth in Section 6.5.1.
“Capital Expenditures” shall mean, for any period, the amounts expended for items required to be capitalized under GAAP (including expenditures for replacements, building improvements, major repairs, alterations, tenant improvements and leasing commissions).
“Capital Expenditures Work” shall mean any labor performed or materials installed in connection with any Capital Expenditure (other than Required Repairs or tenant improvements to be funded with Required Repairs Funds or Rollover Funds, respectively).
“Cash Management Account” shall have the meaning set forth in Section 6.1.
“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, among Borrower, Lender and the Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Cash Management Bank” shall mean Wells Fargo Bank, N.A. and any successor Eligible Institution thereto under the Cash Management Agreement in effect from time to time.

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“Cash Sweep DSCR Trigger Event” shall mean that, as of any date of determination by Lender, the Debt Service Coverage Ratio is less than 1.40 to 1.00.
“Cash Sweep Event” shall mean the occurrence of:

(i)	an Event of Default;
(ii)
    any event of default (i.e., beyond all applicable notice and cure periods) by Borrower under the Management Agreement; or

(iii)	a Cash Sweep DSCR Trigger Event.
“Cash Sweep Event Cure” shall mean:

(i)
if the Cash Sweep Event is caused solely by the occurrence of clause (i) in the definition of “Cash Sweep Event,” the date on which a cure of the Event of Default which gave rise to such Cash Sweep Event is accepted by Lender in its sole and absolute discretion; provided that no such cure shall be deemed to have been accepted by Lender unless and until such Event of Default is waived in writing by Lender in its sole and absolute discretion in accordance with the terms and provisions of the Loan Documents;

(ii)
if the Cash Sweep Event is caused solely by the occurrence of clause (ii) in the definition of “Cash Sweep Event,” (a) the date on which the event of default under the Management Agreement has been cured to Lender’s reasonable satisfaction, or (b) the date on which Borrower has entered into a Replacement Management Agreement with a Qualified Manager in accordance with the terms of this Agreement;

(iii)
if the Cash Sweep Event is caused solely by the occurrence of clause (iii) in the definition of “Cash Sweep Event,” the date on which the Debt Service Coverage Ratio is at least 1.42 to 1.00 for two (2) consecutive quarters (or a shorter period approved by Lender, in its sole and absolute discretion), which may be achieved (x) at any time Underwritten Net Cash Flow shall have increased to achieve such DSCR threshold, (y) prior to the Prepayment Lockout Expiration Date, the date on which Borrower shall have delivered a Letter of Credit in the notional amount of the applicable DSCR Remedial Payment Amount or a cash deposit of such amount to the Excess Cash Flow Account, and (z) at any time on or after the Prepayment Lockout Expiration Date, after payment of immediately available federal funds in the

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amount of such DSCR Remedial Payment Amount to Lender for application in accordance with the terms of Section 2.4.1(b) of this Agreement;
provided that each Cash Sweep Event Cure set forth above shall be subject to the following conditions: (1) after giving effect to such Cash Sweep Event Cure, no other Cash Sweep Event shall have occurred and remain outstanding, (2) Borrower shall have notified Lender in writing of its election to cure the applicable Cash Sweep Event, and (3) Borrower shall have paid all of Lender’s reasonable costs and expenses incurred in connection with such Cash Sweep Event Cure (including reasonable attorneys’ fees and expenses).
“Cash Sweep Event Period” shall mean any period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (i) the Monthly Payment Date following the occurrence of the applicable Cash Sweep Event Cure or (ii) the payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents, including the Yield Maintenance Premium, if applicable, in accordance with the terms and provisions of the Loan Documents.
“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
“Casualty and Condemnation Account” shall have the meaning set forth in the Cash Management Agreement.
“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c).
“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d).
“City National Lease” shall mean that Lease agreement entered into between City National Bank, a national banking association, as tenant (“City National Tenant”) and BPGL Holdings LLC, as landlord, dated as of March 19, 2012, together with any amendments thereto.
“City National Tenant” shall have the meaning set forth in the definition of “City National Lease” above.
“Clearing Account” shall have the meaning set forth in Section 6.1.
“Clearing Account Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof, by and among Borrower, Lender and the Clearing Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time or, if the context requires, a replacement clearing account agreement executed in accordance with the terms and provisions of this Agreement.
“Clearing Bank” shall have the meaning set forth in Section 6.1.
“Closing Date” shall mean the date of the funding of the Loan.

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“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Collective Bargaining Agreement” shall mean, collectively, (i) that certain 2015 Engineer Agreement between Realty Advisory Board on Labor Relations, Incorporated (“RAB”) and Local 94-94A-94B International Union of Operating Engineers AFL-CIO (“Union”), effective January 1, 2015 to December 31, 2018 and (ii) that certain Stipulation of Agreement between RAB and Union, dated as of December 31, 2014, as each may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement.
“Control” as to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities or other beneficial interests, by contract or otherwise, and the terms “controlled” or “controlling” shall have a correlative meaning.
“Controlling Person” as to any Person, shall mean any other Person that Controls such Person.
“CPI” shall mean the Consumer Price Index, as published by the United States Department of Labor, Bureau of Labor Statistics for the region in which the Property is located or any substitute index hereafter adopted by the United States Department of Labor.
“Debt” shall mean the Outstanding Principal Balance together with all interest accrued and unpaid thereon and all other sums (including the Yield Maintenance Premium, if applicable) due to Lender in respect of the Loan under the Loan Documents.
“Debt Service” shall mean, with respect to any particular period of time, the aggregate amount of scheduled interest payments due and payable under the Note and this Agreement.
“Debt Service Coverage Ratio” shall mean a ratio, as determined by Lender, in which, as of any date of determination by Lender:
(i)    the numerator is the Underwritten Net Cash Flow, and
(ii)    the denominator is the Debt Service due and payable during the succeeding twelve (12) month period.

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“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) five percent (5%) above the Interest Rate.
“Disclosure Document” shall mean, collectively, any written materials used or provided to any prospective investors and/or NRSROs in connection with any public offering or private placement in connection with a Securitization, including, but not limited to, any preliminary or final offering circular, prospectus, prospectus supplement, free writing prospectus, private placement memorandum or other similar offering documents or marketing materials.
“DSCR Remedial Payment Amount” shall mean an amount reasonably calculated by Lender and equal to the aggregate of the following: (i) an amount which, when applied by Lender as a prepayment of the Outstanding Principal Balance (after giving effect to any other prepayments being made simultaneously therewith), shall reduce Debt Service due and payable during the succeeding twelve (12) month period such that the Debt Service Coverage Ratio for that period is at least 1.42 to 1.00 as of such date of determination, plus (ii) the Yield Maintenance Premium due in connection with the portion of the Outstanding Principal Balance being prepaid, plus (iii) all interest which would have accrued on the principal amount prepaid through, but not including, the next occurring Monthly Payment Date (or, if such prepayment occurs on a Monthly Payment Date, through, but not including, such Monthly Payment Date), plus (iv) all other sums then due and payable under the Loan Documents.
“DSCR Remedial RF Payment Amount” shall mean an amount reasonably calculated by Lender and equal to the aggregate of the following: (i) an amount which, when applied by Lender as a prepayment of the Outstanding Principal Balance (after giving effect to any other prepayments being made simultaneously therewith), shall reduce Debt Service due and payable during the succeeding twelve (12) month period such that the Debt Service Coverage Ratio for that period is at least 1.52 to 1.00 as of such date of determination, plus (ii) the Yield Maintenance Premium due in connection with the portion of the Outstanding Principal Balance being prepaid, plus (iii) all interest which would have accrued on the principal amount prepaid through, but not including, the next occurring Monthly Payment Date (or, if such prepayment occurs on a Monthly Payment Date, through, but not including, such Monthly Payment Date), plus (iv) all other sums then due and payable under the Loan Documents.
“Easements” shall have the meaning set forth in Section 3.1.12.
“Eligible Account” shall have the meaning set forth in the Cash Management Agreement.
“Eligible Institution” shall have the meaning set forth in the Cash Management Agreement.
“Embargoed Person” shall have the meaning set forth in Section 4.2.15.

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“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Equipment” shall have the meaning set forth in the Mortgage.
“Equipment Leases” shall mean equipment leases or financing or other similar instruments entered into with respect to the Equipment and/or the Personal Property with respect to the Property.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the ruling issued thereunder.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Borrower would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Event of Default” shall have the meaning set forth in Section 10.1.
“Excess Cash Flow” shall have the meaning set forth in Section 6.11.1.
“Excess Cash Flow Account” shall have the meaning set forth in Section 6.9.
“Excess Cash Flow Funds” shall have the meaning set forth in Section 6.9.
“Exchange Act” shall have the meaning set forth in Section 9.2(a).
“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a Securitization.
“Existing Security Deposit LCs” shall have the meaning set forth on Schedule XIV attached hereto.
“Extraordinary Expense” shall have the meaning set forth in Section 4.1.7(f).
“Final Member” shall have the meaning set forth in clause (bb)(ix) of Schedule III attached hereto.
“Financial Covenants” shall mean the covenants contained in Section 5.2 of the Guaranty.
“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.
“Fitch” shall mean Fitch IBCA, Inc.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or

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agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Government Lists” shall have the meaning set forth in Section 4.2.15(b).
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, commonwealth, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.
“Gross Revenue” shall mean all revenue, including, without limitation, Rents, derived from the ownership and operation of the Property from whatever source.
“Ground Lease” shall mean the ground lease described in Exhibit A-1 hereto and attached as Exhibit A-2 hereto.
“Ground Lease Amendment” shall have the meaning set forth in Exhibit A-1 hereto.
“Ground Lease Proceeds Deficiency” shall have the meaning set forth in Section 4.1.16(h).
“Ground Lessor” shall mean the landlord under the Ground Lease.
“Ground Lessor Award Amount” shall have the meaning set forth in Section 4.1.16(h).
“Ground Rent” shall mean any rent, additional rent or other charge payable by the tenant under the Ground Lease to the landlord thereunder.
“Ground Rent Account” shall have the meaning set forth in Section 6.7.1.
“Ground Rent Funds” shall have the meaning set forth in Section 6.7.1.
“Guarantor” shall mean New York City Operating Partnership, L.P., a Delaware limited partnership.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, from Guarantor for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hedge Losses” shall mean all actual losses incurred by Lender or its affiliates in connection with the hedge positions taken by Lender or its affiliates with respect to the Interest Rate. Borrower acknowledges that such hedging transactions may include the sale of U.S. Obligations or other securities and/or the execution of certain derivative transactions, which hedging transactions would have to be “unwound” if all or any portion of the Loan is paid down.
“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

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“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable (including, without limitation, so-called property-assessed clean energy or similar loans), (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Indemnified Liabilities” shall have the meaning set forth in Section 11.13(b).
“Indemnified Persons” shall have the meaning set forth in Section 9.2(b).
“Independent Accountant” shall mean a “Big Four” accounting firm or another independent certified public accountant reasonably acceptable to Lender.
“Independent Director” shall have the meaning set forth in clause (aa) of Schedule III attached hereto.
“Insolvency Opinion” shall mean, as the context may require, (i) that certain bankruptcy non-consolidation opinion letter dated the date hereof delivered by Duane Morris LLP in connection with the Loan or (ii) any other bankruptcy non-consolidation opinion letter delivered to Lender in connection with the Loan, including any bankruptcy non-consolidation opinion letter delivered to Lender after the closing of the Loan pursuant to the terms and conditions of the Loan Documents, which post-closing opinion shall be from counsel, and in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies in their sole discretion.
“Insurance Account” shall have the meaning set forth in Section 6.4.1.
“Insurance Funds” shall have the meaning set forth in Section 6.4.1.
“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b).
“Insurance Proceeds” shall mean all payments from any insurance company payable as a result of the Policies required by Article 5 or any other insurance policy covering the Property and/or Borrower.
“Intentional Act” shall have the meaning set forth in Section 11.22.
“Interest Period” shall have the meaning set forth in Section 2.3.1.

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“Interest Rate” shall mean a rate of Four and One Hundred Nine Thousandths percent (4.109%) per annum.
“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto. Notwithstanding the foregoing, the Ground Lease shall not constitute a Lease.
“Lease Termination Payments” shall have the meaning set forth in Section 6.6.1(b)(i).
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees, demands and injunctions of Governmental Authorities affecting the Loan, Borrower, Guarantor or the Property or any part thereof or the ownership, construction, alteration, use, management or operation of the Property or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Securities Act, the Exchange Act, Regulation AB, the Dodd-Frank Wall Street Reform and Consumer Protection Act, zoning and land use laws and the Americans with Disabilities Act of 1990, the rules and regulations promulgated pursuant to any of the foregoing, and all permits, licenses and authorizations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, Guarantor or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof or (ii) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the Recitals to this Agreement.
“Lender Indemnified Parties” shall mean Lender, any Affiliate of Lender that has filed any registration statement relating to a Securitization or has acted as the issuer, sponsor, depositor or seller in connection with such Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in a Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issues in a Securitization, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any such Person, any Person who is, was or will have been involved in the origination of the Loan, any Person who is, was or will have been involved in the servicing of the Loan, any Person in whose name the Lien created by the Loan Documents are, were or will be recorded or filed, any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan as part of a securitization for the benefit of any investors or other third party, any receiver or other fiduciary appointed in a foreclosure or bankruptcy or insolvency proceeding, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business, as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, successors and assigns of any and all of the foregoing. For the avoidance of doubt, and without

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limiting the generality of the foregoing, “Lender Indemnified Parties” shall include the initial named Lender hereunder and each Lender that has held a direct interest in the Loan at any time during the Term, including prior to the occurrence of the act or omission giving rise to the applicable Indemnified Liabilities.”
“Lender Transfer Requirements” shall mean, with respect to a proposed transferee of a direct or indirect interest (but only to the extent that, following the applicable Transfer, such transferee (together with its Affiliates) owns twenty percent (20%) or more in the aggregate of the direct and/or indirect ownership interests in Borrower and/or Guarantor), or Person acquiring Control, in a Restricted Party, a requirement that Borrower deliver, or cause to be delivered, at Borrower’s sole cost and expense, such customary searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) as Lender may reasonably require with respect to such transferee or Person, its owners and/or Controlling Persons, as applicable, the results of which must be reasonably acceptable to Lender (unless such transferee or Person, its owners (owning 20% or more direct and/or indirect equity interest) and/or Controlling Persons, as applicable, were previously the subject of searches by Lender which were reasonably acceptable to Lender, in which case Borrower’s obligation to deliver or cause the delivery of such searches with respect to such Person(s) shall be satisfied to the extent reasonably acceptable updates to such searches are delivered to Lender), and such transferee or Person, its owners and Controlling Persons shall otherwise satisfy Lender’s then current applicable underwriting criteria and requirements.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without the payment of a transfer fee), clean, evergreen (or not expiring until at least thirty (30) Business Days after the Stated Maturity Date) sight draft letter of credit acceptable to Lender and the Rating Agencies in favor of Lender and entitling Lender to draw thereon in New York, New York based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution and with respect to which Borrower has no reimbursement obligation. The evergreen clause of each Letter of Credit shall provide that the expiration date of such Letter of Credit shall automatically extend (i.e., without requiring a consent, approval, amendment or other modification) for additional periods from the current or each future expiration date unless the issuing bank provides Lender and Servicer with written notice that such Letter of Credit will not be renewed at least sixty (60) days, and not more than ninety (90) days, prior to the date on which the outstanding Letter of Credit is scheduled to expire. Lender shall have the right immediately to draw down any Letter of Credit in full and hold the proceeds of such draw in the same manner as funds deposited in the Reserve Funds or, in the case of a Letter of Credit delivered to effect a Cash Sweep Event Cure or to end a Reserve Funds Trigger Period, pay the proceeds of such Letter of Credit to Lender for application to the Outstanding Principal Balance, Yield Maintenance Premium, and outstanding interest and fees as reasonably determined by Lender based on the original calculation of such DSCR Remedial Payment Amount or DSCR Remedial RF Payment Amount, as applicable, (i) if at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution (unless Borrower delivers to Lender a substitute Letter of Credit from an Eligible Institution immediately after Borrower acquiring knowledge, from any source whatsoever, of the applicable banks failure to be an Eligible Institution), (ii) with respect to an evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter

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of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire, (iii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire, (iv) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided prior to such termination), or (v) upon the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of any of the foregoing events and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.
“Liabilities” shall have the meaning set forth in Section 9.2(b).
“Lien” shall mean any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, easement, restrictive covenant, preference, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any portion of the Property or any interest therein, or any direct or indirect interest in Borrower, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, any lien associated with a so-called property-assessed clean energy or similar loan and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan in the original principal amount of Ninety Nine Million Dollars ($99,000,000) made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Cash Management Agreement, the Clearing Account Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty and any other documents, agreements, certificates, affidavits and instruments evidencing and/or securing the Loan, now or hereafter entered into by Borrower or Guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Loan to Value Ratio” shall mean a ratio, as determined by Lender, in which, as of any date of determination by Lender: (i) the numerator is equal to the Outstanding Principal Balance and (ii) the denominator is equal to the appraised value of the Property based on an Appraisal.
“Major Contract” shall mean (i) any management (other than the Management Agreement), brokerage or leasing agreement or (ii) any cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) of a material nature (materiality for these purposes to include contracts in excess of $250,000.00 or which extend beyond one year (unless cancelable on thirty (30) days or less notice)), in either case relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of the Property, whether written or oral.

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“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates (i) covers at least one (1) entire floor of the building at the Property, (ii) is with an Affiliate of Borrower, Guarantor or Manager, as Tenant, or (iii) is entered into during the continuation of an Event of Default or after any other Cash Sweep Event Period.
“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.
“Manager” shall mean CBRE, Inc., a Delaware corporation, or any replacement manager that is (x) a Qualified Manager or (y) is otherwise reasonably approved by Lender and approved by the rating Agencies in accordance with the terms and conditions of the Loan Documents, including, without limitation, Article 7 of this Agreement.
“Material Action” shall mean, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal, state, local or foreign law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or declare or effectuate a moratorium on the payment of any obligation, or take action in furtherance of any such action.
“Material Adverse Effect” shall mean any material adverse effect upon (i) the business operations, economic performance, assets, condition (financial or otherwise), contingent liabilities, material agreements or results of operations of Borrower, Guarantor or the Property, (ii) the ability of Borrower or Guarantor to perform their respective obligations under any of the Loan Documents, (iii) the enforceability or validity of any of the Loan Documents, the perfection or priority of any Lien created under any of the Loan Documents or the rights, interests or remedies of Lender under any of the Loan Documents, or (iv) the value, use operation of, or cash flows from, the Property.
“Material Alteration” shall have the meaning set forth in Section 4.1.11.
“Material Equipment Leases” shall mean, collectively, Equipment Leases of a material nature (materiality for these purposes to include contracts in excess of $150,000.00 per annum or which extend beyond one year (unless cancelable on thirty (30) days or less notice)), whether written or oral.
“Maturity Date” shall mean the date on which the final payment of principal of the Note becomes due and payable as herein and therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.

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“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).
“Monthly Debt Service Payment” shall have the meaning set forth in Section 2.3.1.
“Monthly Payment Date” shall mean the sixth (6th) day of every calendar month occurring during the Term commencing with August 6, 2016.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean that certain first priority Mortgage and Agreement of Consolidation and Modification of Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Multiemployer Plan” shall mean multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Multiple Employer Plan” shall mean a plan described in Section 413(c) of the Code or Sections 4063 or 4064 of ERISA.
“Net Cash Flow” shall mean, for the period in question, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Revenue for such corresponding period.
“Net Operating Income” shall mean, for the period in question, the amount obtained by subtracting Operating Expenses for such period from Gross Revenue for such corresponding period.
“Net Proceeds” shall mean: (i) the net amount of all Insurance Proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Insurance Proceeds or (ii) the net amount of the Award payable as a result of any Condemnation of the Property, after deduction of reasonable costs and expenses (including reasonable attorneys’ fees and costs), if any, in collecting such Award.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f).
“New Lease” shall have the meaning set forth in Section 11.22.
“New Mezzanine Loan” shall have the meaning set forth in Section 9.3.

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“New PCO” shall have the meaning set forth in Section 4.1.22.
“Note” shall have the meaning set forth in Section 2.1.2.
“Notice” shall have the meaning set forth in Section 11.6.
“NRSRO” shall mean any credit rating agency that has elected to be treated as a nationally-recognized statistical rating agency for purposes of the Exchange Act irrespective of whether or not such credit rating agency has been engaged by Lender or another Indemnified Person to rate any of the Securities issued in connection with a Securitization of the Loan or any portion thereof.
“O&M Program” shall have the meaning set forth in Section 4.1.18.
“Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.
“OFAC” shall have the meaning set forth in Section 4.2.15(b).
“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower.
“Open Prepayment Date” shall mean the date which is the Monthly Payment Date occurring ninety (90) days prior to the Stated Maturity Date.
“Operating Expense Account” shall have the meaning set forth in Section 6.8
“Operating Expense Funds” shall have the meaning set forth in Section 6.8.
“Operating Expenses” shall mean all costs and expenses of the operation, maintenance and/or management of the Property, including utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments and management fees payable under the Management Agreement, but excluding actual Capital Expenditures, depreciation, amortization, Debt Service and deposits required to be made to the Reserve Funds.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Obligations” shall mean (i) the performance of all obligations of Borrower contained herein; (ii) the performance of each obligation of Borrower contained in the Note or any other Loan Document; and (iii) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Document.

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“Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
“Patriot Act Offense” shall have the meaning set forth in Section 4.2.15(b).
“Payment Differential” shall mean, as of any Tender Date, an amount equal to (i) the Interest Rate minus the Reinvestment Yield as of such Tender Date, divided by (ii) 12, and multiplied by (iii) the Outstanding Principal Balance (or the portion thereof then being prepaid or satisfied) on such Tender Date, provided that the Payment Differential shall in no event be less than zero.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent (other than Liens associated with any so-called property-assessed clean energy or similar loans), (iv) any workers’, mechanics’ or similar Liens on the Property provided any such Lien is discharged or bonded in accordance with Section 3.6 of the Mortgage or which is being contested in good faith in accordance with the requirements of Section 4.1.3 hereof, and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Indebtedness” shall have the meaning set forth in clause (d) of Schedule III attached hereto
“Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
“Permitted Title Holder” shall mean a Person which (i) qualifies as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies, (ii) is Controlled by a Qualified Equity Holder and (iii) is at least fifty-one percent (51%) legally, economically and beneficially owned by a Qualified Equity Holder.
“Permitted Transferee” shall mean (i) a Permitted Title Holder or (ii) unless such transferee is a Permitted Title Holder, a corporation, partnership (including a limited or limited liability limited partnership), limited liability company or other type of entity acceptable to Lender that satisfies the following conditions: (a) unless such transferee is a Permitted Title Holder, such transferee and Transferee’s Principals shall be acceptable to Lender, which determination shall be based upon, inter alia, (1) such transferee and Transferee’s Principals having an aggregate net worth and liquidity reasonably satisfactory to Lender, (2) Lender’s receipt of searches (including credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches) reasonably required by Lender on such transferee and Transferee’s Principals, the results of which must be reasonably acceptable to Lender, and (3) such transferee and Transferee’s Principals otherwise satisfying Lender’s then current applicable underwriting criteria and requirements, (b) such transferee shall qualify as a single purpose, bankruptcy remote entity under criteria established by the Rating Agencies, and (c)  such

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transferee shall have delivered to Lender a new Insolvency Opinion, and (d) unless such Permitted Transferee is an Affiliate of ARCNYC REIT, such transferee, together with Transferee’s Principals, shall be an experienced operator and/or owner of properties similar in location (which, for the avoidance of doubt, shall include any major metropolitan market in the United Sates), size, class, use, operation and value as the Property, as evidenced by financial statements and other information reasonably requested by Lender or requested by the Rating Agencies.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, real estate investment trust, unincorporated association, any other entity, any Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the Mortgage.
“Policies” shall have the meaning set forth in Section 5.1.1(b).
“Prepayment Lockout Expiration Date” shall mean August 6, 2018.
“Prohibited Transaction” shall mean any action or transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the ERISA or Section 4975 of the Code.
“Property” shall mean the parcel of real property demised under the Ground Lease, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clause of the Mortgage.
“PSL Lease” shall mean that Lease agreement entered into between P/S/L Group America Limited, as tenant (“PSL Tenant”) and BPGL Holdings LLC, as landlord, dated as of May 13, 2008.
“PSL Tenant” shall have the meaning set forth in the definition of “PSL Lease” above.
“Qualified Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly twenty percent (20%) or more of all equity interests in such Person, (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person, and (iii) is a director or executive officer of such Person or of an Affiliate of such Person.
“Qualified Equity Holder” shall mean (i) ARCNYC REIT or (ii) a bank, savings and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided, in each case under this clause (ii) that such Person (x) has total assets (in its name or under its management) in excess of $1,000,000,000.00 and (except with respect to a pension advisory

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firm or similar fiduciary) capital/statutory surplus or shareholder’s equity in excess of $300,000,000.00 (in both cases, exclusive of the Property), (y) is regularly engaged in the business of directly or indirectly owning or operating properties, and (z) at the time of the applicable Transfer, directly or indirectly owns or operates no less than ten (10) properties, containing an aggregate of no less than two million (2,000,000) square feet (in each case of clause (x) through clause (z) above, exclusive of the Property), or (iii) any other Person reasonably approved by Lender. In no event, however, shall a Person be deemed a Qualified Equity Holder for purposes of this Agreement if such Person or its Qualified Affiliates (but, with respect to clause (iii) of the definition of a Qualified Affiliate, only to the extent that the applicable director or executive officer of such Person continues to be a director or executive office, as applicable, of such Person following any of the events described in the subsequent clauses (1) through (3)), (1) is or has during the previous ten (10) years been the subject of a Bankruptcy Action, (2) has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or is an organized crime figure or is reputed to have substantial business or other affiliations with any organized crime figure, or (3) is listed on any Government Lists.
“Qualified Manager” shall mean (i) Manager or (ii) a reputable and experienced manager (which may not be an Affiliate of Borrower unless such Affiliate is approved by Lender in Lender’s reasonable discretion) which, in the reasonable judgment of Lender, possesses experience in managing properties similar in location, size, class, use, operation and value as the Property; provided, that Lender, after the occurrence of a Securitization, at its option, may require that Borrower shall have obtained (a) a Rating Agency Confirmation from the Rating Agencies and (b) if such Person is an Affiliate of Borrower and an Insolvency Option has previously been delivered in connection with the Loan, a new Insolvency Opinion.
“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s, Fitch, DBRS, Inc. and Morningstar Credit Ratings, LLC or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion; provided, however, (i) if a Securitization has occurred and either (a) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to such event or otherwise elects (orally or in writing) not to consider such event or (b) Lender (or Servicer) is not required to and has elected not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to such event, in each case, pursuant to and in compliance with the Securitization’s pooling and servicing agreement (or similar agreement), then, notwithstanding anything contained in this Agreement to the contrary, Lender’s written approval (not to be unreasonably withheld) of such event shall be required in lieu of a Rating Agency Confirmation, in the case of clause (i)(a) above, from such Rating Agency or Rating Agencies (only) or, in the case of clause (i)(b) above, from each of the Rating Agencies or (ii) if a Securitization has not occurred, then, notwithstanding anything

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contained in this Agreement to the contrary, the term “Rating Agency Confirmation” shall be deemed instead to require Lender’s written approval of such event. In the event that either of clause (i) or (ii) of the foregoing proviso applies, Lender’s approval shall be based on Lender’s good faith determination of applicable Rating Agency standards and criteria, unless Lender has an independent approval right in respect of such event pursuant to the other terms of this Agreement or the other Loan Documents, in which case the discretion afforded to Lender in connection with such independent approval right shall apply.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such regulation may be amended from time to time.
“Regulation S-K” shall mean Regulation S-K of the Securities Act, as such regulation may be amended from time to time.
“Regulation S-X” shall mean Regulation S-X of the Securities Act, as such regulation may be amended from time to time.
“Reinvestment Yield” shall mean, as of any Tender Date, an amount equal to the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the Open Prepayment Date, or if no such U.S. Obligations issue is available, then the interpolated yield on the two (2) U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the Open Prepayment Date or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the Debt, or if no such U.S. Obligations are available, then the interpolated yield on the two (2) U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the Debt, with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is fourteen (14) days prior to the Tender Date (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.
“Related Loan” shall mean (i) a loan made to an Affiliate of Borrower or Guarantor or secured by a Related Property that is included in a Securitization with the Loan or any portion thereof or interest therein or (ii) any loan that is cross-collateralized or cross-defaulted with the Loan.
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of “Significant Obligor” to the Property.
“Remaining Principal Amount” shall have the meaning set forth in Section 2.4.2.
“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or any interest therein.
“Rents” shall mean all rents, additional rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent

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or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits (including, without limitation, cash, letters of credit or securities deposited under Leases to secure the performance by the lessees of their obligations thereunder)), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Manager or any of their respective agents or employees from any and all sources arising from or attributable to the Property and the Improvements, including, without limitation, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Property or rendering of services by Borrower, Manager or any of their agents or employees and the Insurance Proceeds, if any, from business interruption or other loss of income insurance, including Insurance Proceeds that Lender elects to treat as business or rental interruption Insurance Proceeds pursuant to Section 5.2.3 of this Agreement.
“Replacement Management Agreement” shall mean, collectively, (i)(a) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (b) a management agreement with a Qualified Manager, which management agreement shall be in form and substance reasonably acceptable to Lender; provided, that, following a Securitization, with respect to this clause (b), Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation, and (ii) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement (or in such other form and substance reasonably satisfactory to Lender), executed and delivered to Lender by Borrower and such Qualified Manager.
“Required Repairs Account” shall have the meaning set forth in Section 6.2.1.
“Required Repairs Funds” shall have the meaning set forth in Section 6.2.1.
“Required Repairs” shall have the meaning set forth in Section 6.2.1.
“Reserve Accounts” shall mean each of the Accounts established pursuant to the terms and conditions of this Agreement to hold Reserve Funds.
“Reserve Disbursement Conditions” shall mean (i) Borrower shall have submitted a request for payment to Lender at least ten (10) days prior to the date on which Borrower has requested such payment be made, which request specifies the Required Repairs, Capital Expenditures or Approved Leasing Expenses, as applicable, to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall have occurred and be continuing, and (iii) Lender shall have received (a) an Officer’s Certificate from Borrower (1) (A) in the case of a requested disbursement of Capital Expenditure Funds, stating that the items to be funded by the requested disbursement are Approved Capital Expenditures, and a description thereof, or (B) in the case of a requested disbursement of Rollover Funds, stating that the items to be funded by the requested disbursement are Approved Leasing Expenses, and a description thereof, (2) stating that all Required Repairs, Approved Capital Expenditures or Approved Leasing Expenses consisting of tenant improvements at the Property, as applicable, to be funded by the requested

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disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (3) identifying each Person that supplied materials or labor in connection with the Required Repairs, Approved Capital Expenditures or Approved Leasing Expenses consisting of tenant improvements, as applicable, to be funded by the requested disbursement or, in the case of a requested disbursement of Rollover Funds for leasing commissions, the broker entitled to such leasing commissions to be funded by the requested disbursement, (4) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (5) stating that the Required Repairs, Capital Expenditures or Approved Leasing Expenses, as applicable, to be funded have not been the subject of a previous disbursement of Required Repairs Funds, Capital Expenditure Funds or Rollover Funds, as applicable, (6) stating that all previous disbursements of Required Repairs Funds, Capital Expenditure Funds or Rollover Funds, as applicable, have been used to pay the previously identified Required Repairs, Capital Expenditures or Approved Leasing Expenses, as applicable, and (7) stating that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (b) a copy of any license, permit or other approval by any Governmental Authority required in connection with the Required Repairs, Capital Expenditures or Approved Leasing Expenses consisting of tenant improvements, as applicable, and not previously delivered to Lender, (c) lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, (e) at Lender’s option, if the cost of the Required Repairs, Capital Expenditures or Approved Leasing Expenses consisting of tenant improvements, as applicable, exceeds $25,000.00, a report satisfactory to Lender in its reasonable discretion from an architect or engineer approved by Lender in respect of such architect or engineer’s inspection of the Required Repairs, Capital Expenditures or Approved Leasing Expenses consisting of tenant improvements, as applicable, and (f) such other evidence as Lender shall reasonably request to demonstrate that the Required Repairs, Approved Capital Expenditures or Approved Leasing Expenses, as applicable, to be funded by the requested disbursement have been completed (in the case of Required Repairs, Approved Capital Expenditures or Approved Leasing Expenses consisting of tenant improvements) and are paid for or will be paid upon such disbursement to Borrower.
“Reserve Funds” shall mean, collectively, all funds deposited by Borrower with Lender or the Cash Management Bank pursuant to Article 6 of this Agreement, including, but not limited to, the Capital Expenditure Funds, the Insurance Funds, the Tax Funds, the Required Repairs Funds, the Operating Expense Funds, the Ground Rent Funds, the Rollover Funds, the Free Rent Funds, the Excess Cash Flow Funds, any other escrow or reserve fund established by the Loan Documents and such other amounts deposited by or on behalf of Borrower with Lender as security for the Loan pursuant to the Loan Documents.
“Reserve Funds Trigger Period” shall mean any period (a) commencing on the occurrence of (i) an Event of Default, (ii) any event of default (i.e., beyond all applicable notice and cure periods) by Borrower under the Management Agreement, or (iii) the Debt Service Coverage Ratio is less than 1.50 to 1.00, and (b) ending on the occurrence of (i) if the Reserve Funds Trigger Period is caused solely by the occurrence of clause (a)(i) above, the date on which a cure of the Event of Default which gave rise to such Reserve Funds Trigger Period is accepted by Lender in its sole and

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absolute discretion; provided that no such cure shall be deemed to have been accepted by Lender unless and until such Event of Default is waived in writing by Lender in its sole and absolute discretion in accordance with the terms and provisions of the Loan Documents, (ii) if the Reserve Funds Trigger Period is caused solely by the occurrence of any event of default (i.e., beyond all applicable notice and cure periods) by Borrower under the Management Agreement, (a) the date on which the event of default under the Management Agreement has been cured to Lender’s reasonable satisfaction, or (b) the date on which Borrower has entered into a Replacement Management Agreement with a Qualified Manager in accordance with the terms of this Agreement, and (iii) if the Reserve Funds Trigger Period is caused solely by the occurrence of clause (a)(iii) above, the date on which the Debt Service Coverage Ratio is at least 1.52 to 1.00 for two (2) consecutive calendar quarters (or such shorter period as may be approved by Lender in its sole and absolute discretion), which may be achieved (x) at any time Underwritten Net Cash Flow shall have increased to achieve such DSCR threshold, (y) prior to the Prepayment Lockout Expiration Date, the date on which Borrower shall have delivered a Letter of Credit in the notional amount of the applicable DSCR Remedial RF Payment Amount or a cash deposit of such amount to the Excess Cash Flow Account, and (z) at any time on or after the Prepayment Lockout Expiration Date, after payment of immediately available federal funds in the amount of such DSCR Remedial RF Payment Amount to Lender for application in accordance with the terms of Section 2.4.1(b) of this Agreement; provided that a Reserve Funds Trigger Period shall not terminate in the event that after giving effect to any event in clause (b) above, any other Reserve Funds Trigger Period shall have occurred and remain outstanding.
“Restoration” shall have the meaning set forth in Section 5.2.1.
“Restoration Threshold” shall mean one percent (1%) of the Outstanding Principal Balance.
“Restricted Party” shall mean, collectively, (i) Borrower, Guarantor, and any Affiliated Manager and (ii) any shareholder, partner, member, non-member manager or any other direct or indirect legal or beneficial owner of Borrower, Guarantor, any Affiliated Manager or any non-member manager.
“Rollover Account” shall have the meaning set forth in Section 6.6.1.
“Rollover Funds” shall have the meaning set forth in Section 6.6.1.
“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
“Satisfactory Guarantor Substitution Conditions” shall mean all of the following conditions: (a) a Satisfactory Replacement Guarantor (i) assumes the obligations of Guarantor under the Guaranty and the Environmental Indemnity or (ii) executes and delivers to Lender a replacement guaranty and a replacement environmental indemnity, in each case in form and substance substantially the same as the Guaranty and the Environmental Indemnity, respectively, and otherwise reasonably acceptable to Lender, for liabilities arising from any circumstance, condition, action or event first occurring after the effective date of such substitution; (b) concurrently

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with such assumption or execution and delivery (i) such Satisfactory Replacement Guarantor (if an individual natural married person) delivers to Lender a spousal consent in form and substance acceptable to Lender, as and to the extent applicable, and (ii) each of Borrower, the remaining Guarantor and/or such Satisfactory Replacement Guarantor, as applicable, affirms each of their respective obligations under the Loan Documents; (c) if (A) reasonably required by Lender or (B) required by the Rating Agencies, Borrower delivers to Lender an opinion from counsel in form and substance, in each case reasonably acceptable to Lender and acceptable to the Rating Agencies stating, among other things, (i) that the Guaranty and the Environmental Indemnity (or the replacement guaranty and environmental indemnity, as the case may be) are enforceable against such Satisfactory Replacement Guarantor in accordance with their terms and (ii) that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code or be subject to tax as a result of such Substitution; and (d) if required by Lender or the Rating Agencies and an Insolvency Opinion has previously been delivered in connection with the Loan, Borrower delivers to Lender a new Insolvency Opinion.
“Satisfactory Replacement Guarantor” shall mean a replacement guarantor (A) (1) that owns at least twenty percent (20%) direct and/or indirect ownership interest in Borrower, (2) Controls Borrower, and (3) has a Net Worth (as defined in the Guaranty) of $175,000,000.00 and Liquidity (as defined in the Guaranty) of $7,500,000.00 and (B) for which Lender has received search results reasonably acceptable to Lender (including results for credit, negative news, OFAC, litigation, judgment, lien and bankruptcy searches reasonably required by Lender),
“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a).
“Securities” shall have the meaning set forth in Section 9.1(a).
“Securities Act” shall have the meaning set forth in Section 9.2(a).
“Securitization” shall have the meaning set forth in Section 9.1(a).
“Security Deposit” means any security (whether in cash, letter of credit, or otherwise) given by any Tenant to Borrower as security for the performance of any obligation under its Lease, including, without limitation, any Security Deposit LC, and any such security given by a subtenant or assignee under a sublease or assigned Lease, if and to the extent that Borrower receives and is entitled to hold the same.
“Security Deposit LC” means any letter of credit delivered to Borrower by a Tenant in lieu of a cash security deposit, including, without limitation the Existing Security Deposit LCs.
“Servicer” shall have the meaning set forth in Section 11.24.
“Servicing Agreement” shall have the meaning set forth in Section 11.24.
“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c).

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“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“SNDA” shall have the meaning set forth in Section 4.1.16(f).
“Specified Accountant” shall mean each of of KPMG, Deloitte, Ernst & Young, PricewaterhouseCoopers (PWC), WeiserMazars, Baker Tilly Virchow Krause, LLP and Marcum LLP.

“Specified Affiliate” shall have the meaning set forth in Section 9.1(b).
“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.
“Stated Maturity Date” shall mean July 6, 2026.
“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.
“Tax Account” shall have the meaning set forth in Section 6.3.1.
“Tax Funds” shall have the meaning set forth in Section 6.3.1.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
“TCO” shall have the meaning set forth in Section 4.1.22.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Tenant Direction Letter” shall have the meaning set forth in Section 6.1.
“Tender Date” shall mean the date of any prepayment of the Loan contemplated under Sections 2.4.1, 2.4.2 or 2.4.3.
“Term” shall mean the entire term of this Agreement, which shall expire upon repayment in full of the Debt and full performance of each and every obligation to be performed by Borrower pursuant to the Loan Documents.
“Term Sheet” shall mean that certain term sheet dated April 15, 2016 executed by Borrower, together with all exhibits and documentation attached thereto and/or submitted by Borrower, Guarantor or their respective Affiliates in connection therewith.

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“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in the form acceptable to Lender issued with respect to the Property and insuring the Lien of the Mortgage.
“Transfer” shall have the meaning set forth in Section 4.2.1.
“Transferee’s Principals” shall mean, with respect to any proposed transferee, such transferee’s shareholders, partners, members or non-member managers that, directly or indirectly, (i) own twenty percent (20%) or more of the legal, beneficial or economic interests in such Transferee or (ii) are in Control of such Transferee.
“Trustee” shall mean any trustee holding the Loan in a Securitization.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Underwritten Gross Revenue” shall mean, as of any date of determination by Lender, all Gross Revenue for the succeeding twelve (12) month period as determined by Lender, including, but not limited to, Rents, service fees or charges, license fees, parking fees, utility charges, escalations, rent concessions or credits and other pass-through or reimbursements paid by Tenants under Leases, but excluding (i) from Tenants that have not accepted or are not in possession of the premises demised under their respective Leases, (ii) Rents from Tenants that (a) are not in occupancy or are not open for business and conducting normal business operations at substantially all of their respective demised premises (provided that, Rents from such Tenant shall not be so excluded if there are more than twelve (12) months remaining on the term of the applicable Lease (exclusive of any extension options)), (b) have not commenced paying then current monthly Rent (less any rent abatement) under their respective Leases (provided that Rents from such Tenants shall not be so excluded for the period commencing on the date that such Tenants are unconditionally obligated pursuant to their respective Leases to commence paying Rent and ending on the date that is twelve (12) months from the date of determination, unless such Tenants do not actually commence paying Rent on the date that they are obligated to do so pursuant to their respective Leases), (c) are in a free rent period under their respective Leases (but, provided such Tenants are unconditionally obligated pursuant to their respective Leases to commence paying Rent upon the expiration of such free rent period, only to the extent of any such free rent period), provided, that if the amount of Rent for such applicable free rent period has been deposited with Lender by Borrower into the Reserve Funds for such purposes, then Rents from such Tenant shall not be so excluded for the applicable free rent period for which amounts have been deposited when such free rent would otherwise have been realized, (iii) Rents from Tenants that have provided a notice of default (whether oral or written) to Landlord and have commenced any remedial action against Landlord pursuant to such Tenant’s Lease as a result of a violation or breach of any expansion, right of first refusal or offer, or any other similar rights granted to such Tenant under its Lease (provided, that, Rents from such Tenants shall not be so excluded following the period commencing on the date that Borrower delivers to Lender written evidence reasonably satisfactory to Lender that the applicable Tenant has rescinded its default notice as a result of Borrower curing the applicable default (which such cure may include, without limitation, an express waiver by Tenant of the right that has given rise to the default) or is otherwise no longer pursuing any remedial action against Borrower), (iv) Rents subject to a right of offset or credit, (v) Rents from Tenants that have delivered notice to Borrower that they will be

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vacating the demised premises or terminating their respective Leases, (vi) Rents from Tenants under Leases that are expiring within six (6) months from the date of determination by Lender, (vii) Rents from month-to-month Tenants, (viii) Rents from Tenants that are in monetary default under their Leases beyond any applicable notice and cure periods or are included in any Bankruptcy Action or Tenants whose lease guarantors or parent companies are included in any Bankruptcy Action, (ix) Rents from Tenants under Leases that, if entered into after the date of this Agreement, are not pursuant to written Leases entered into in accordance with, and/or satisfying the requirements of, this Agreement, (x) Lease Termination Payments and other payments or income received by Borrower in connection with any other extraordinary event, including payments or income contemplated by Section 6.6.1(b), (xi) sales, use and occupancy or other taxes on receipts required to be accounted for by or on behalf of Borrower to any Governmental Authority, (xii) refunds and uncollectible accounts, (xiii) sales of furniture, fixtures and equipment, (xiv) Insurance Proceeds (other than business or rental interruption or other loss of income insurance applicable to the period under consideration (but only to the extent that the same is treated as business or rental interruption Insurance Proceeds pursuant to Section 5.2.3)), (xv) Awards, (xvi) security deposits, utility and other similar deposits, (xvii) any disbursements to Borrower from the Reserve Funds, (xix) interest on credit accounts, and (xx) items of a non-recurring nature. Lender’s calculation of Underwritten Gross Revenue shall include a vacancy allowance based on the greater of (1) a vacancy rate equal to five percent (5)% and (2) the actual vacancy at the Property and be subject to such other adjustments deemed necessary by Lender based on Lender’s current applicable underwriting criteria and requirements and Lender’s good faith determination of applicable Rating Agency criteria.
“Underwritten Net Cash Flow” shall mean, as of any date of determination by Lender, (i) Underwritten Gross Revenue, less (ii)(a) Adjusted Operating Expenses, (b) Capital Expenditure Fund contributions equal to the greater of (1) assumed Capital Expenditure Fund contributions in an annual amount equal to $0.25 per rentable square foot at the Property and (2) deposits required to be made to the Capital Expenditure Funds during the succeeding twelve (12) month period and (c) Rollover Fund contributions equal to the greater of (1) assumed Rollover Fund contributions in an annual amount equal to $2.25 per rentable square foot at the Property and (2) deposits required to be made to the Rollover funds during the succeeding twelve (12) month period as determined by Lender in each case.
“Updated Information” shall have the meaning set forth in Section 9.1(b)(i).
“U.S. Obligations” shall mean securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption or (ii) other non-callable “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), as amended, which (a) will not result in a reduction, downgrade or withdrawal of the ratings for the Securities or any class thereof issued in connection with a Securitization, (b) are then outstanding, and (c) are then being generally accepted by the Rating Agencies without any reduction, downgrade or withdrawal of the ratings for the Securities or any class thereof issued in connection with a Securitization.

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“Yield Maintenance Premium” shall mean, as of any Tender Date, an amount equal to the greater of (i) one percent (1%) of the Outstanding Principal Balance, or portion thereof, being prepaid or satisfied unless (x) as of such Tender Date an Event of Default shall have occurred and then be continuing and (y) such Tender Date occurs prior to the Prepayment Lockout Expiration Date, in which event, three percent (3%) of the Outstanding Principal Balance, or portion thereof, being prepaid or satisfied, and (ii) an amount equal to the present value of a series of payments, in each case, each equal to the Payment Differential as of such Tender Date and payable on each Monthly Payment Date over the remaining original term of the Note until the Open Prepayment Date, discounted at the Reinvestment Yield as of such Tender Date for the number of months remaining from such Tender Date to each Monthly Payment Date until the Open Prepayment Date; provided, however, if on any Tender Date prior to the Prepayment Lockout Expiration Date, an Event of Default shall have occurred and be continuing, the calculation under clause (ii) shall be calculated as if each reference to the Open Prepayment Date in the definition of Reinvestment Yield and this definition of Yield Maintenance Premium shall instead be to the Stated Maturity Date.
“Zoning Report” shall have the meaning set forth in Section 3.1.9.

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SCHEDULE II

RENT ROLL
(See attached)

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SCHEDULE III

SINGLE PURPOSE PROVISIONS
(a)Borrower has not owned, does not own and will not own any asset or property other than (i) the Property, (ii) incidental personal property necessary for the ownership, management or operation of the Property and (iii) any other assets permitted to be owned pursuant to the terms and provisions of the Loan Agreement.
(b)
    Borrower has not engaged, does not engage, and will not engage in any business other than the ownership, management and operation of the Property and Borrower will conduct and operate its business as presently conducted and operated.
(c)
    Borrower has not entered and is not a party to and will not enter into or be a party to any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except in the ordinary course of business and on terms and conditions that are disclosed to Lender in advance and that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.
(d)
    Borrower has not incurred and will not incur any Indebtedness other than (i) the Debt and (ii) Equipment Leases, unsecured trade payables and operational debt (excluding so-called property-assessed clean energy or similar loans) not evidenced by a note and in an aggregate amount not exceeding two percent (2%) of the original principal amount of the Loan at any one time; provided that any Indebtedness incurred pursuant to subclause (ii) shall be (A) not more than sixty (60) days past due and (B) incurred in the ordinary course of business (the Indebtedness described in the foregoing clauses (i) and (ii) is referred to herein, collectively, as “Permitted Indebtedness”). No Indebtedness other than the Debt may be secured (subordinate or pari passu) by the Property.
(e)
    Borrower has not made and will not make any loans or advances to any Person (including any Affiliate or constituent party), and has not acquired and shall not acquire obligations or securities of its Affiliates.
(f)
    Borrower is and intends to remain solvent and Borrower has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets (including Net Operating Income and available Reserve Funds), as the same shall become due; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(g)
    Borrower has done or caused to be done and will do all things necessary to observe

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organizational formalities and preserve its existence, and Borrower will not, (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless (A) Lender has consented and (B) following a Securitization of the Loan, the Rating Agencies have issued a Rating Agency Confirmation in connection therewith, amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents.
(h)
    Borrower has maintained and will maintain all of its accounts, books, records, financial statements and bank accounts separate from those of its Affiliates and any other Person. Borrower’s assets have not been and will not be listed as assets on the financial statement of any other Person; provided, however, Borrower’s assets may be included in a consolidated financial statement of its Affiliates if (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has and will file its own tax returns (to the extent Borrower is required to file any such tax returns) and will not file a consolidated federal income tax return with any other Person, except to the extent that such Borrower is (i) required to file consolidated tax returns by law or (ii) treated as a “disregarded entity” for tax purposes and are not required to file tax returns under applicable law. Borrower has maintained and shall maintain its books, records, resolutions and agreements as official records.
(i)
    Borrower has been and will be, and has held and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower) (recognizing that any Borrower may be treated as a “disregarded entity” for tax purposes and is not required to file tax returns for tax purposes under applicable law), has corrected and shall correct any known misunderstanding regarding its status as a separate entity, has conducted and shall conduct business in its own name, has not identified and shall not identify itself or any of its Affiliates as a division or part of the other, and has maintained and shall, to the extent reasonably necessary for the operation of its business, maintain and utilize separate stationery, invoices and checks bearing its own name.
(j)
    Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(k)
    Neither Borrower nor any constituent party has sought or will seek or effect the liquidation, dissolution, winding up, consolidation or merger, in whole or in part, of Borrower.
(l)
    Borrower has not commingled and will not commingle the funds and other assets of Borrower

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with those of any Affiliate or constituent party or any other Person, and has held and will hold all of its assets in its own name.
(m)
    Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.
(n)
    Borrower has not assumed or guaranteed or become obligated for the debts of any other Person and has not held itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person, and Borrower will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
(o)
    Borrower shall conduct its business so that the factual assumptions made with respect to Borrower in any Insolvency Opinion delivered in connection with the Loan shall be true and correct in all material respects.
(p)
    Borrower has not permitted and will not permit any Affiliate or constituent party independent access to its bank accounts.
(q)
    Borrower has paid and shall pay the salaries of its own employees (if any) from its own funds and has and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(r)
    Borrower has compensated and shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred; provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower.
(s)
    Borrower has not, and without the unanimous consent of all of its members, partners, directors or managers (including each Independent Director) will not, take any Material Action.
(t)
    Borrower has allocated and will allocate fairly and reasonably any shared expenses, including shared office space.

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(u)
    Except in connection with the Loan, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.
(v)
    Borrower either (i) has no, and will have no, obligation to indemnify its officers, directors, managers, members, shareholders or partners, as the case may be, or (ii) if it has any such obligation, such obligation is fully subordinated to the Debt and will not constitute a claim against Borrower if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.
(w)
    Borrower will consider the interests of Borrower’s creditors in connection with all limited liability company or limited partnership actions.
(x)
    Except as provided in the Loan Documents, Borrower has not and will not have any of its obligations guaranteed by any Affiliate.
(y)
    Intentionally Omitted.
(z)
    The organizational documents of Borrower shall provide that as long as any portion of the Obligations remain outstanding, Borrower will not:
(i)
    dissolve, merge, liquidate or consolidate, except as provided in clause (aa)(i) below;
(ii)
    except in connection with a sale or other transfer permitted under the Loan Documents, sell all or substantially all of its assets;
(iii)
    amend its organizational documents with respect to the matters set forth in this Schedule III, without (A) the prior written consent of Lender, (B) intentionally omitted and (C) the affirmative vote of each Independent Director of Borrower; or
(iv)
    without the affirmative vote of each of its Independent Directors, take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.
(aa)
    Borrower’s organizational documents shall provide that there shall at all times be (and Borrower shall at all times cause there to be) at least two (2) duly appointed managers or members of the board of managers (each, an “Independent Director”) of Borrower:

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(i)
    who shall be a natural person who is provided by a nationally recognized professional service company;
(ii)
    who shall have at least three (3) years prior employment experience as an independent director; and
(iii)
    who shall not have been at the time of such individual’s appointment or at any time while serving as an Independent Director, and shall not have ever been (A) a stockholder, member, director or manager (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower or any Affiliate of Borrower or any direct or indirect equity holder of any of them, (B) a creditor, customer, supplier, service provider or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower, (C) a member of the immediate family of any such stockholder, member, director, manager, officer, employee, partner, attorney, counsel, creditor, customer, supplier, service provider or other Person, (D) a Person who is otherwise affiliated with Borrower or any Affiliate of Borrower or any direct or indirect equity holder of any of them or any such stockholder, member, director, manager, officer, employee, partner, attorney, counsel, creditor, customer, supplier, service provider or other Person, or (E) a Person Controlling, Controlled by or under common Control with any of (A), (B), (C) or (D) above.
As used in this subsection (aa), “nationally recognized professional service company” includes Corporation Services Company, CT Corporation, National Registered Agents, Inc., Stewart Management Company, Wilmington Trust Company and Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors and other corporate services in the ordinary course of business.
(bb)
    Borrower’s organizational documents shall provide that as long as any portion of the Obligations remains outstanding:
(i)
    the directors or managers of Borrower shall not take any action which, under Borrower’s certificate of formation or operating agreement, requires the unanimous affirmative vote of Borrower’s directors or managers unless at the time of such action there are at least two (2) Independent Directors then serving in such capacity and each Independent Director has participated in such vote;
(ii)
    no resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until such successor shall have executed a counterpart to Borrower’s operating agreement; provided, however, no Independent

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Director shall resign or be removed, and no successor Independent Director shall be appointed unless Borrower provides Lender with at least five (5) days prior written notice of any such proposed resignation or removal and the identity of any such successor Independent Director, together with a certification that such successor satisfies the requirements for an Independent Director set forth in this Schedule III;
(iii)
    in the event of a vacancy in the position of Independent Director, the member of Borrower shall, subject to the preceding clause (ii), appoint a successor Independent Director as soon as practicable;
(iv)
    to the fullest extent permitted by law and notwithstanding any duty existing at law or equity, the Independent Directors shall consider only the interests of Borrower, including Lender and its other creditors, in acting or otherwise voting on the matters referred to in clauses (bb)(vii)(C) or (bb)(vii)(D) below of this Schedule III;
(v)
    except for duties to Borrower as set forth in the immediately preceding clause (iv) (including duties to the member(s) of Borrower and Borrower’s creditors solely to the extent of their respective economic interests in Borrower but excluding (A) all other interests of the member(s) of Borrower, (B) the interests of other Affiliates of Borrower, and (C) the interests of any group of Affiliates of which Borrower is a part), the Independent Directors shall not have any fiduciary duties to the member(s) of Borrower or any other Person bound by Borrower’s operating agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
(vi)
    intentionally omitted; and
(vii)
    Borrower will not:
(A)
    dissolve, merge, liquidate or consolidate, except as provided in clause (z)(viii) below;
(B)
    except in connection with a sale or other transfer permitted under the Loan Documents, sell all or substantially all of its assets;
(C)
    amend its organizational documents with respect to the matters set forth in this Schedule III, without the prior written consent of Lender and without the affirmative vote of its two (2) Independent Directors; or

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(D)
    without the affirmative vote of its two (2) Independent Directors and of all other directors or managers of Borrower, take any Material Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest.
(viii)
    Borrower shall be dissolved, and its affairs shall be wound up, only upon the first to occur of the following: (A) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”), or (B) the entry of a decree of judicial dissolution under Section 18-802 of the Act;
(ix)
    upon the occurrence of any event that causes the last remaining member of Borrower or the sole member of Borrower (in each case, the “Final Member”) to cease to be a member of Borrower (other than (A) upon an assignment by Final Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (B) the resignation of Final Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such last remaining member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing (1) to continue the existence of Borrower and (2) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower;
(x)
    the bankruptcy of Final Member or a special member of Borrower shall not cause Final Member or such special member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution;
(xi)
    in the event of the dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act; and
(xii)
    to the fullest extent permitted by law, each of Final Member and the special members of Borrower shall irrevocably waive any right or power that they might have to cause

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Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

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SCHEDULE IV

ORGANIZATIONAL CHART

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SCHEDULE V

REQUIRED REPAIRS
(attached hereto)

Each Required Repair attached hereto required to be completed within 360 days of the date hereof.

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SCHEDULE VI

SECONDARY MARKET TRANSACTION INFORMATION

(A)	[Intentionally Omitted.].

(B)	[Intentionally Omitted.].

(C)	Management of the Property.

(D)
Occupancy rate expressed as a percentage for each of the last five (5) years (provided that, if at the time of the request Borrower has owned the Property for a period that is less than five (5) years, Borrower shall (x) provide the required information for such five (5) years to the extent Borrower is in possession of such information or (y) provide the required information for such shorter period as Borrower has owned the Property).

(E)	[Intentionally Omitted].

(F)	Number of Tenants occupying 10% or more of the total rentable square footage of the Property and principal nature of business of such Tenant.

(G)
The average effective annual rental per square foot or unit for each of the last three (3) years prior to the date of filing (provided that, if at the time of the request Borrower has owned the Property for a period that is less than three (3) years, Borrower shall (x) provide the required information for such three (3) years to the extent Borrower is in possession of such information or (y) provide the required information for such shorter period as Borrower has owned the Property).

(H)
Schedule of the Lease expirations for each of the ten (10) years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)	The number of Tenants whose Leases will expire.

(2)	The total area in square feet covered by such Leases.

(3)	The annual rental represented by such Leases.

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(4)	The percentage of gross annual rental represented by such Leases.

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[ADDITIONAL SCHEDULE PAGES TO BE INSERTED AS REQUIRED]

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EXHIBIT A-1

GROUND LEASE DOCUMENTS

Terms, covenants, conditions and provisions contained in that certain Agreement of Lease, originally made as of October 1, 1951, between Phoenix Mutual Life Insurance Company, as lessor, and 67 West 44th St. Inc., as lessee, recorded February 27, 1953 in Liber 4822 Cp. 467, as modified and assigned in accordance with the below documents:

1.	Assignment of Lease, made by 67 West 44th St. Inc. to Fawcett Associates, dated September 3, 1958 and recorded September 5, 1958 in Liber 5049 Cp. 304;

2.	Assignment of Lease, made by Fawcett Associates to The Kratter Corporation, dated January 1, 1960 and recorded May 23, 1964 in Liber 5271 Cp. 339;

3.	Assignment of Lease, made by The Kratter Corporation to 67 West 44th St., Inc., dated March 1, 1965 and recorded March 2, 1965 in Liber 5316 Cp. 287;

4.	Assignment of Lease and Assumption Agreement, made by 67 West 44th St. Inc. to 44th Sixth Corporation, dated August 27, 1965 and recorded August 30, 1965 in Liber 5340 Cp. 345;

5.	Lease Modification Agreement, made between Sutton Associates, Inc. and 44th Sixth Corporation, dated as of April 30, 1966 and recorded May 19, 1966 in Reel 58 page 223 (the “Ground Lease Amendment”);

6.	Assignment of Lease, made by 44th Sixth Corporation to 1140 Sixth Avenue Company, dated as of October 1, 1966 and recorded December 9, 1966 in Reel 130 Cp. 397;

7.	Assignment of Lease, made by 1140 Sixth Avenue Company to CALNY Construction Corp., dated July 21, 1971 and recorded July 22, 1971 in Reel 211 page 1499;

8.	Assignment of Lease made by CALNY Construction Corp. to 1140 Sixth Avenue Company, dated July 21, 1971 and recorded July 22, 1971 in Reel 211 page 1572;

9.	Assignment of Lease made by 1140 Sixth Avenue Company to CALNY Construction Corp., dated October 19, 1971 and recorded October 21, 1971 in Reel 320 page 50;

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10.	Assignment of Lease, made by CALNY Construction Corp. to 1140 Sixth Avenue Company, dated October 19, 1971 and recorded October 21, 1971 in Reel 220 page 112;

11.	Assignment of Lease, made by 1140 Sixth Avenue Company to Kayemacler Realty, Inc., dated as of January 1, 1974 and recorded March 8, 1974 in Reel 307 page 1108;

12.	Assignment of Lease, made by Kayemacler Realty, Inc. to Avamericas Associates, dated as of January 1, 1974 and recorded March 13, 1974 in Reel 307 page 1169;

13.	Assignment of Lease, made by Avamericas Association to Kayemacler Realty, Inc., dated May 7, 1974 and recorded May 7, 1974 in Reel 312 page 1567;

14.	Assignment of Lease, made by Kayemacler Realty, Inc. to Avamericas Associates, dated as of May 7, 1974 and recorded May 15, 1974 in Reel 313 page 898;

15.	Assignment of Mortgage, made by Avamericas Associates to Kayemacler Realty, Inc., dated July 2, 1974 and recorded July 3, 1974 in Reel 318 page 804;

16.	Assignment of Lease, made by Kayemacler Realty, Inc. to Avamericas Associates, dated as of July 2, 1974 and recorded July 10, 1974 in Reel 318 page 1713;

17.	Assignment and Assumption made by Avamericas Associates to 1140 Associates, dated September 15, 1982 and recorded September 16, 1982 in Reel 638 page 1777;

18.	Assignment of Assumption of Ground Lease, made by 1140 Associates to Inter-Ocean Realty Associates, dated May 2, 1984 and recorded May 11, 1984 in Reel 792 page 203;

19.	Assignment and Assumption of Ground Lease made by Inter-Ocean Realty Associates to 1140 Sixth Associates, L.P., dated December 29, 1992 and recorded January 7, 1993 in Reel 1934 page 1141;

20.	Assignment of Ground Lease, made by 1140 Sixth Associates, L.P. to New Green 1140 Realty LLC, dated as of August 20, 1997 and recorded December 23, 1997 in Reel 2525 page 812;

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21.
Assignment and Assumption of Ground Lease, made by New Green 1140 Realty LLC to RP Stellar 1140 Fee Owner LLC (now known as RP Stellar 1140 Lessee LLC), dated September 18, 2006 and recorded October 5, 2006 as CRFN 2006000562063; and

22.	Assignment and Assumption of Ground Lease, made by RP Stellar 1140 Lessee LLC to BPGL Holdings LLC, dated as of April 21, 2011 and recorded June 2, 2011 as CRFN 2011000198223.

23.	Letter Agreement, dated November 23, 2015, from BPGL Holdings LLC to 1140 Sixth Avenue LLC, and accepted and agreed to by 1140 Sixth Avenue LLC and BPGL Holdings LLC.

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EXHIBIT A-2
GROUND LEASE
(attached hereto)

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EXHIBIT B

FORM OF TENANT DIRECTION LETTER
[___________], 20[__]
[ADDRESSEE]
[___________]
[___________]
[___________]
Re: Payment Direction Letter for [BORROWER]
[PROPERTY NAME]
Dear [_________]:
[BORROWER] (“Owner”), the owner of the above captioned property (the “Property”), has mortgaged the Property to [LENDER] (together with its successors and assigns, “Lender”) and has agreed that all rents and other income due for the Property will be paid directly to a bank selected by Lender. Therefore, from and after the date hereof (until you are otherwise notified as provided below), all rent to be paid by you under the [AGREEMENT/LEASE] between you and Owner (the [“Agreement/Lease”]) should be sent directly to the following account:
Regular Mail:

[_______________]
[_______________]
[_______________]

For Overnight Delivery Only:

[_______________]
Lockbox # [_______________]
[_______________]
[_______________]

Wire Transfer:

Bank: [_______________]
City & State: [_______________]
ABA: [_______________]
Account Name: [_______________]
Account No.: [_______________]

These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (“Servicer”), or pursuant to a joint written instruction from Owner

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and Lender or Servicer. Until you receive written instructions from Lender or Servicer, continue to send all payments due under the [Agreement/Lease] as directed above. All such payments must be delivered no later than the day on which such amounts are due under the [Agreement/Lease].
If you have any questions concerning this letter, please contact the persons identified for notice purposes in the [Agreement/Lease]. We appreciate your cooperation in this matter.

OWNER: [ ] By: Name: Title:

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